   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1994

                                                  REGISTRATION NO. 33-53121
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ASSOCIATED NATURAL GAS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                      4920                   84-1006841
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
    INCORPORATION OR         CLASSIFICATION NUMBER)
      ORGANIZATION)

                          370 17TH STREET, SUITE 900
                            DENVER, COLORADO 80202
                                (303) 595-3331
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ERIK B. CARLSON
                            SENIOR VICE PRESIDENT AND
                                 GENERAL COUNSEL
                       ASSOCIATED NATURAL GAS CORPORATION
                           370 17TH STREET, SUITE 900
                             DENVER, COLORADO 80202
                                 (303) 595-3331
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
     JOSEPH W. MORRISEY, JR.                        T. MARK KELLY
     HOLME ROBERTS & OWEN LLC                   VINSON & ELKINS L.L.P.
     1700 LINCOLN, SUITE 4100                  1001 FANNIN, SUITE 2500
      DENVER, COLORADO 80203                        HOUSTON, TEXAS
         (303) 861-7000                        77002-6760 (713) 758-2222




 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: Upon consummation of the merger (the "Merger") as described in the Proxy Statement/Prospectus.

  If the securities being registered on this Form are being offered in connection with formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       ASSOCIATED NATURAL GAS CORPORATION

CROSS REFERENCE SHEET PURSUANT TO RULE 404(A) OF THE SECURITIES ACT OF 1933 AND
  ITEM 501(B) OF REGULATION S-K, SHOWING THE LOCATION OR HEADING IN THE PROXY STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

A. INFORMATION ABOUT THE TRANSACTION

   1. Forepart of Registration
      Statement and Outside Front Cover
      Page of Prospectus...............   Facing Page of Registration Statement;
                                           Cross Reference Sheet; Cover Page of
   2. Inside Front and Outside Back        Proxy Statement/Prospectus
      Cover Pages of Prospectus........
                                          Available Information; Incorporation
                                           of Certain Documents by Reference;
                                           Table of Contents
  3. Risk Factors, Ratio of Earnings
      to Fixed Charges and Other
      Information......................   Summary
   4. Terms of the Transaction.........   Summary; The Merger; The Merger
                                           Agreement; Comparison of Stockholder
                                           Rights; Incorporation of Certain
                                           Documents by Reference
   5. Pro Forma Financial Information..   Unaudited Pro Forma Combined Financial
                                           Information
   6. Material Contacts with the
      Company Being Acquired...........   Summary; The Merger; The Merger
                                           Agreement
   7. Additional Information Required
      for Reoffering by Persons and
      Parties Deemed to be
      Underwriters.....................   Not Applicable
   8. Interests of Named Experts and
      Counsel..........................   The Merger; Legal Matters; Experts
   9. Disclosure of Commission Position
      on Indemnification for Securities
      Act Liabilities..................   Not Applicable

B. INFORMATION ABOUT THE REGISTRANT

  10. Information With Respect to S-3
      Registrants......................   Incorporation of Certain Documents by
  11. Incorporation of Certain             Reference; Business of ANGC
      Information by Reference.........   Incorporation of Certain Documents by
                                           Reference
  12. Information With Respect to S-2
      or S-3 Registrants...............   Not Applicable
  13. Incorporation of Certain
      Information by Reference.........   Not Applicable
  14. Information With Respect to
      Registrants Other Than S-3 or S-2
      Registrants......................   Not Applicable


C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

  15. Information With Respect to S-3
      Companies.........................   Not Applicable
  16. Information With Respect to S-2 or
      S-3 Companies.....................   Incorporation of Certain Documents by
                                            Reference; Business of Grand Valley
  17. Information With Respect to
      Companies Other Than S-2 or S-3
      Companies.........................   Not Applicable

D. VOTING AND MANAGEMENT INFORMATION

  18. Information if Proxies, Consents
      or Authorizations are to be
      Solicited.........................   Incorporation of Certain Documents by
                                            Reference; Summary; The Special
  19. Information if Proxies, Consents      Meeting; The Merger
      or Authorizations are not to be
      Solicited, or in an Exchange
      Offer.............................   Not Applicable


[LOGO OF "GRAND VALLELY GAS COMPANY" APPEARS HERE]
                                                               May 27, 1994

Dear Grand Valley Gas Company Shareholder:

  You are cordially invited to attend the Special Meeting of Shareholders of Grand Valley Gas Company, which will be held on June 30, 1994, at 10 a.m., local time, at the Red Lion Hotel, 255 South West Temple, Salt Lake City, Utah. At the meeting you will be asked to consider and vote upon a Restated Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of Grand Valley Gas Company into Associated Natural Gas, Inc., a wholly-owned subsidiary of Associated Natural Gas Corporation (the "Merger").

  Under the terms of the Merger Agreement, each outstanding share of Grand Valley Gas Company ("Grand Valley") common stock will be converted into .25 shares of Associated Natural Gas Corporation ("ANGC") common stock.

  On February 18, 1994, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing sales price of ANGC common stock was $34.75 per share on the NYSE Composite Tape and the closing sales price of Grand Valley common stock was $7.25 as reported by NASDAQ-NM. Based upon .25 shares of ANGC common stock for each share of Grand Valley common stock, the equivalent per share market value of Grand Valley common stock was $8.69 on such date.

  On May 20, 1994, the closing sales price of ANGC common stock was $37.00 per share on the NYSE Composite Tape, and the closing sales price of Grand Valley common stock as reported by NASDAQ-NM was $8.50. Based upon .25 shares of ANGC common stock for each share of Grand Valley common stock, the equivalent per share market value of Grand Valley common stock was $9.25 on May 20, 1994.

  Because the market price of ANGC common stock is subject to fluctuation, the market value of the shares of ANGC common stock that holders of Grand Valley common stock will receive in the Merger may increase or decrease prior to the Merger. Grand Valley shareholders are urged to obtain a current market quotation for ANGC common stock and Grand Valley common stock.

  The attached Proxy Statement/Prospectus is intended to provide you with a summary of the proposed Merger and additional related information which you should read carefully before voting on the proposed Merger Agreement. A copy of the Merger Agreement is attached to the Proxy Statement/Prospectus as Annex A.

  YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, BELIEVES THAT THE PROPOSED TRANSACTION IS FAIR AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF GRAND VALLEY GAS COMPANY AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

  The Board of Directors of Grand Valley Gas Company retained the investment banking firm of Rauscher Pierce Refsnes Inc. to advise it with respect to the consideration to be received in the Merger. Rauscher Pierce Refsnes Inc. has advised the Board that, in its opinion, the consideration to be received by the Grand Valley Gas Company shareholders pursuant to the Merger Agreement is fair from a financial point of view. A copy of the opinion is attached to this Proxy Statement/Prospectus as Annex B.

  The Merger Agreement must be approved and adopted by the holders of a majority of the outstanding shares of Grand Valley Gas Company Common Stock. Therefore, an abstention or the failure to vote is the equivalent of a vote against adoption of the Merger Agreement. Accordingly, your vote on this matter is very important. We urge you to carefully review the enclosed material and to return your proxy promptly.

  Whether or not you plan to attend the meeting, PLEASE SIGN AND PROMPTLY RETURN YOUR PROXY CARD in the enclosed postage-paid envelope. If you attend the meeting, you may revoke your proxy and vote your shares in person.

                                          Sincerely,

                                          /s/ Jeff J. Fishman

                                          Jeff J. Fishman
                                          President

[LOGO OF "GRAND VALLEY GAS COMPANY" APPEARS HERE]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JUNE 30, 1994

To the Shareholders of Grand Valley Gas Company:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Grand Valley Gas Company ("Grand Valley") will be held on June 30, 1994 at the Red Lion Hotel at 255 South West Temple, Salt Lake City, Utah, commencing at 10:00 a.m., local time, to consider and act upon the following matters, all of which are further described in the attached Proxy Statement/Prospectus:

    1. To consider and vote upon a proposal to adopt and approve a Restated Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Grand Valley into Associated Natural Gas, Inc., a Colorado corporation that is a wholly-owned subsidiary of Associated Natural Gas Corporation, a Delaware corporation ("ANGC"), and pursuant to which each outstanding share of Grand Valley common stock, par value $.0125 per share, will be converted into 0.25 shares of ANGC common stock, par value $.05 per share, as more fully set forth in the accompanying Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is attached thereto as Annex A.

    2. To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on May 16, 1994, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Only shareholders of record at the close of business on such date will be entitled to vote at the Special Meeting. The approval and adoption by Grand Valley shareholders of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Grand Valley common stock entitled to vote thereon.

  The merger is expected to become effective on or about June 30, 1994, subject to the approval of Grand Valley's shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Michael D. Fowler

                                          Michael D. Fowler
                                          Secretary

Salt Lake City, Utah

May 27, 1994

  YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF GRAND VALLEY COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION DATED MAY 27, 1994

                                   PROSPECTUS

                       ASSOCIATED NATURAL GAS CORPORATION

                                  -----------

                                PROXY STATEMENT

                            GRAND VALLEY GAS COMPANY

                                  -----------


  This Proxy Statement/Prospectus is being furnished to holders of common stock of Grand Valley Gas Company, a Utah corporation ("Grand Valley"), in connection with the solicitation of proxies by the Grand Valley Board of Directors for use at the special meeting of Grand Valley shareholders (the "Special Meeting") to be held on June 30, 1994, at the Red Lion Hotel at 255 South West Temple, Salt Lake City, Utah, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  At the Special Meeting, shareholders of record of Grand Valley as of the close of business on May 16, 1994, will consider and vote upon a proposal to adopt and approve the Restated Agreement and Plan of Merger, dated as of February 21, 1994 (the "Merger Agreement"), by and among Associated Natural Gas Corporation, a Delaware corporation ("ANGC"), Grand Valley and Associated Natural Gas, Inc., a Colorado corporation ("ANGI"), which is a wholly-owned subsidiary of ANGC, pursuant to which Grand Valley will be merged with and into ANGI (the "Merger"). Upon consummation of the Merger, each issued and outstanding share of Grand Valley common stock will be converted into the right to receive 0.25 shares (the "Conversion Number") of ANGC common stock.

  This Proxy Statement/Prospectus constitutes a prospectus of ANGC, with respect to up to 1,642,442 shares of ANGC common stock to be issued in the Merger (as defined below) in exchange for outstanding shares of Grand Valley common stock.

  The Board of Directors of Grand Valley has unanimously determined that the proposed Merger is desirable and in the best interests of the shareholders and unanimously recommends that Grand Valley shareholders vote FOR the proposal to approve and adopt the Merger Agreement.

  HOLDERS OF GRAND VALLEY COMMON STOCK ARE NOT ENTITLED TO DISSENTERS' RIGHTS UNDER UTAH LAW IN CONNECTION WITH THE MERGER BECAUSE UTAH LAW DOES NOT PROVIDE FOR DISSENTERS' RIGHTS WHERE THE MERGING CORPORATION'S STOCK AND THE STOCK TO BE RECEIVED IN THE MERGER IS HELD BY MORE THAN 2,000 PERSONS OR IS TRADED ON NASDAQ OR A NATIONAL EXCHANGE. THE STOCK OF GRAND VALLEY IS TRADED ON NASDAQ-NM AND THE STOCK OF ANGC IS TRADED ON THE NYSE.

  This Proxy Statement/Prospectus and the accompanying form of proxy are being mailed to shareholders of Grand Valley on or about May 27, 1994.

                                  -----------

THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

       The date of this Proxy Statement/Prospectus is May 27, 1994.

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ANGC, GRAND VALLEY OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ANGC OR GRAND VALLEY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  ANGC and Grand Valley are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by ANGC can be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005, on which ANGC Common Stock is listed. Material filed by Grand Valley can be inspected at the offices of the National Association of Securities Dealers, Inc. ("NASD"), Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

  ANGC has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be inspected and copied at the aforementioned facilities of the Commission in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in its entirety by such reference. All references herein to "ANGC" and to "Grand Valley" include such company and its wholly-owned subsidiaries.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by ANGC and Grand Valley pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

ANGC

  1. ANGC's Annual Report on Form 10-K for the year ended September 30, 1993 filed December 15, 1993, Registration No. 1-10381 (the "ANGC 1993 10-K");

  2. ANGC's Proxy Statement for the Annual Meeting of Stockholders held on February 10, 1994, filed December 28, 1993, Registration No. 1-10381;

  3. ANGC's Quarterly Report on Form 10-Q for the quarter ended December 31, 1993, filed February 14, 1994, Registration No. 1-10381;

  4. ANGC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994, filed May 13, 1994, Registration No. 1-10381 (the "ANGC Second Quarter 10-Q");


  5. ANGC's Current Report on Form 8-K dated January 13, 1994, filed February 8, 1994, Registration No. 1-10381;

  6. ANGC's Current Report on Form 8-K dated February 23, 1994, filed February 25, 1994, Registration No. 1-10381;

  7. ANGC's Current Report on Form 8-K dated May 6, 1994, filed May 6, 1994, Registration No. 1-10381.

GRAND VALLEY

  1. Grand Valley's Annual Report on Form 10-K for the year ended May 31, 1993, filed August 11, 1993, Registration No. 0-17260, as amended by Form 10-K/A filed September 28, 1993 (the "Grand Valley 1993 10-K");

  2. Grand Valley's Proxy Statement for the Annual Meeting of Shareholders held on December 9, 1993, filed October 22, 1993, Registration No. 0-17260;

  3. Grand Valley's Quarterly Report on Form 10-Q for the quarter ended August 31, 1993, filed October 15, 1993, Registration No. 0-17260;

  4. Grand Valley's Quarterly Report on Form 10-Q for the quarter ended November 30, 1993, filed January 14, 1994, Registration No. 0-17260;

  5. Grand Valley's Quarterly Report on Form 10-Q for the quarter ended February 28, 1994, filed April 14, 1994, Registration No. 0-17260 (The "Grand Valley Third Quarter 10-Q");

  6. Grand Valley's Current Report on Form 8-K dated February 21, 1994, filed February 23, 1994, Registration No. 0-17260.

  The Grand Valley 1993 10-K and the Grand Valley Third Quarter 10-Q are being delivered to Grand Valley shareholders with this Proxy Statement/Prospectus.

  All documents and reports subsequently filed with the Commission by ANGC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of such documents or reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  This Proxy Statement/Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of these documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, on written or oral request, without charge, in the case of documents relating to ANGC, directed to Harold R. Logan, Jr., Senior Vice President/Finance, Associated Natural Gas Corporation, 370 17th Street, Suite 900, Denver, Colorado 80202 (telephone number: (303) 595-3331), or, in the case of documents relating to Grand Valley, directed to Michael D. Fowler, Vice President, Treasurer and Secretary, Grand Valley Gas Company, 50 West Broadway, Tenth Floor, Salt Lake City, Utah 84101 (telephone number: (801) 531-4400). In order to ensure timely delivery of the documents, any requests should be made by June 23, 1994.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   2
SUMMARY....................................................................   5
COMPARATIVE PER SHARE DATA.................................................  13
COMPARATIVE MARKET PRICE DATA..............................................  14
THE SPECIAL MEETING........................................................  15
  General..................................................................  15
  Record Date; Voting at the Special Meeting...............................  15
  Proxies..................................................................  15
THE MERGER.................................................................  17
  General Description of the Merger........................................  17
  Background of the Merger.................................................  17
  Reasons for the Merger...................................................  19
  Recommendation of Grand Valley's Board of Directors......................  22
  Opinion of Financial Advisor.............................................  22
  Interests of Certain Persons in the Merger...............................  26
  Accounting Treatment.....................................................  27
  Certain Federal Income Tax Consequences..................................  27
  Regulatory Approvals.....................................................  28
  Federal Securities Law Consequences......................................  29
  Stock Exchange Listing...................................................  29
  No Dissenters' Rights....................................................  29
THE MERGER AGREEMENT.......................................................  29
  The Merger...............................................................  29
  Surrender of Share Certificates..........................................  30
  Representations and Warranties...........................................  30
  Certain Covenants .......................................................  30
  No Solicitation of Transactions..........................................  31
  Termination Fee..........................................................  31
  Indemnification..........................................................  32
  Conditions to Each Party's Obligations...................................  32
  Benefit Plans............................................................  33
  Termination..............................................................  33
  Expenses.................................................................  33
  Amendment and Waiver.....................................................  33
CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION.........................  34
BUSINESS OF ASSOCIATED NATURAL GAS CORPORATION.............................  42
BUSINESS OF GRAND VALLEY GAS COMPANY.......................................  43
COMPARISON OF STOCKHOLDER RIGHTS...........................................  44
DESCRIPTION OF ANGC CAPITAL STOCK..........................................  46
LEGAL MATTERS..............................................................  47
EXPERTS....................................................................  47
SHAREHOLDERS' PROPOSALS....................................................  48
ANNEX A--RESTATED AGREEMENT AND PLAN OF MERGER............................. A-1
ANNEX B--OPINION OF FINANCIAL ADVISOR...................................... B-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety.

THE COMPANIES

ANGC......................  Associated Natural Gas Corporation ("ANGC") is en-
                             gaged in the business of purchasing, gathering, processing, transporting and marketing natural gas, natural gas liquids ("NGLs") and crude oil to industrial end-users, local distribution compa-nies, liquid petroleum gas wholesalers and retail-ers and refiners. See "Business of ANGC." The principal executive offices of ANGC are located at 370 17th Street, Suite 900, Denver, Colorado 80202, telephone number (303) 595-3331.

ANGI......................  Associated Natural Gas, Inc. ("ANGI") is a wholly-
                             owned subsidiary of ANGC and is engaged in the construction, acquisition and operation of natural gas gathering and processing facilities and mar-keting of both system supply and third-party sup-plies of natural gas to industrial end-users and local distribution companies.

Grand Valley..............  Grand Valley Gas Company ("Grand Valley") is pri-
                             marily engaged in the business of marketing natu-ral gas to industrial end-users and local distri-bution companies from the West Coast of the United States and Canada through the Rocky Mountain and Midwest regions of the United States. Grand Valley also owns and operates natural gas gathering, processing and storage facilities. See "Business of Grand Valley." The principal executive offices of Grand Valley are located at 50 West Broadway, Tenth Floor, Salt Lake City, Utah 84101, telephone number (801) 531-4400.

THE SPECIAL MEETING


Time, Date and Place......  The Special Meeting will be held on June 30, 1994, at the Red Lion Hotel at 255 South West Temple, Salt Lake City, Utah, commencing at 10:00 a.m., local time.


Record Date; Shares
 Entitled to Vote.........  Holders of record of shares of Grand Valley common stock, $.0125 par value ("Grand Valley Common Stock"), at the close of business on May 16, 1994, are entitled to notice of and to vote at the Spe-cial Meeting. On May 16, 1994, there were 6,335,944 shares of Grand Valley Common Stock out-standing, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting. On such date, the directors and executive officers of Grand Valley owned an aggregate of 1,346,085 shares of Grand Valley Common Stock, representing approximately 21.25 percent of the outstanding shares.

Purpose of the Meeting....  The purpose of the Special Meeting is to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

Vote Required.............  The approval and adoption by Grand Valley share-
                             holders of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Grand Valley Common Stock entitled to vote thereon.

THE MERGER

Effect of the Merger......  At the Effective Time (as defined below), (i) Grand
                             Valley will be merged with and into ANGI, which will be the surviving corporation and will be a wholly-owned subsidiary of ANGC, and (ii) each is-sued and outstanding share of Grand Valley Common Stock will be converted into the right to receive
                             0.25 shares of ANGC common stock, $.05 par value ("ANGC Common Stock"), as described herein under "The Merger Agreement--The Merger."

                            On February 18, 1994, the last full trading day
                             prior to the public announcement of the execution and delivery of the Merger Agreement, the closing sales price of ANGC Common Stock was $34.75 per share on the NYSE Composite Tape and the closing sales price of Grand Valley Common Stock was $7.25 as reported by NASDAQ-NM. Based upon the Conver-sion Number, the equivalent per share market value of Grand Valley Common Stock was $8.69 on such date.

                            On May 20, 1994, the closing sales price of ANGC
                             Common Stock was $37.00 per share on the NYSE Com-posite Tape, and the closing sales price of Grand Valley Common Stock as reported by NASDAQ-NM was $8.50. Based upon the Conversion Number, the equivalent per share market value of Grand Valley Common Stock was $9.25 on May 20, 1994.

                            Because the market price of ANGC Common Stock is
                             subject to fluctuation, the market value of the shares of ANGC Common Stock that holders of Grand Valley Common Stock will receive in the Merger may increase or decrease prior to the Merger. See "The Merger Agreement--The Merger." Grand Valley share-holders are urged to obtain a current market quo-tation for ANGC Common Stock and Grand Valley Com-mon Stock.

Reasons for the Merger....  The Merger is intended to result in a combined en-
                             tity with greater financial resources and gas sup-ply, transportation and market access. The Merger is also intended to result in certain asset syner-gies and expanded asset growth opportunities for ANGC. See "The Merger--Reasons for the Merger."

Recommendation of the
 Grand Valley Board of
 Directors................  The Board of Directors of Grand Valley has deter-
                             mined that the Merger is in the best interests of the shareholders of Grand Valley and unanimously recommends that the shareholders of Grand Valley approve and adopt the Merger Agreement. For a dis-cussiconsidered by the Grand Valley Board of Directors in reaching its decision, see "The Merger--Reasons for the Merger;" and "--Recommendation of Grand Valley's Board of Directors."


Opinion of Financial
 Advisor..................  Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce"),
                             the financial advisor to the Board of Directors of Grand Valley in connection with the Merger, has delivered its written opinion dated February 18, 1994 (the "Financial Advisor Opinion") and has confirmed such opinion by delivery of its written opinion dated as of the date hereof, to the effect that, subject to the assumptions and qualifica-tions expressed therein, the consideration to be received in the Merger is fair to the shareholders of Grand Valley from a financial point of view. The full text of the Rauscher Pierce opinion, dated as of the date hereof, is attached to this Proxy Statement/Prospectus as Annex B. See "Opin-ion of Financial Advisor." The text of this opin-ion is substantially identical to the opinion dated February 18, 1994.

Effective Time of the
 Merger...................  The Merger will become effective upon the later of
                             (i) the filing of Articles of Merger by the Secre-tary of State of Colorado and (ii) the filing of Articles of Merger by the Division of Corporations and Commercial Code of Utah or at such later time as is specified in such Articles of Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement have been satisfied or waived prior thereto, it is antici-pated that the Effective Time of the Merger will occur as soon as practicable following the Special Meeting.


Exchange of Stock
 Certificates.............  Promptly after the Effective Time, The First Na-
                             tional Bank of Boston (the "Exchange Agent") will mail a letter of transmittal with instructions to each person who held Grand Valley Common Stock im-mediately before the Effective Time for use in ex-changing certificates representing shares of Grand Valley Common Stock for certificates representing shares of ANGC Common Stock and cash in lieu of any fractional shares. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF GRAND VALLEY COMMON STOCK UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. SEE "THE MERGER AGREEMENT--SURRENDER OF SHARE CERTIFI-CATES."

Conditions to the Merger;
 Termination of the
 Merger Agreement.........  The obligations of ANGC and Grand Valley to consum-
                             mate the Merger are subject to the satisfaction of certain conditions, including (i) obtaining the approval of Grand Valley's shareholders and requi-site regulatory approvals, (ii) receiving approval for listing on the NYSE of the ANGC Common Stock to be issued and reserved for issuance in connec-tion with the Merger, (iii) the absence of any in-junction prohibiting consummation of the Merger,
                             (iv) the receipt of certain legal and tax opin-ions, (v) the receipt and confirmation of an ac-countants' letter with respect to qualification of the Merger as a pooling of interests, (vi) the ex-ercise or termination of certain options to pur-chase Grand Valley Common Stock held by employees of Grand Valley, (vii) the termination of certain incentive stock award agreements and employment agreements of Grand Valley, (viii) the Financial Advisor Opinion must not have been withdrawn and
                             (ix) the absence of any material change in the fi-nancial condition, results of operations, business or prospects of the parties. See "The Merger--Ac-counting Treatment," "The

                             Merger--Certain Federal Income Tax Consequences" and "The Merger Agreement--Conditions to Each Party's Obligations."

                            The Merger Agreement is subject to termination at
                             the option of either ANGC or Grand Valley if the Merger is not consummated before July 31, 1994 and prior to such time upon the occurrence of certain events. See "The Merger Agreement--Termination."


Regulatory Matters........  The consummation of the Merger is also subject to certain regulatory matters, including expiration of the relevant waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Such waiting period is expected to expire on June 9, 1994 unless a re-quest for additional information is made. There can be no assurance regarding the timing of such approval or that such approval will, in fact, be obtained. See "The Merger--Regulatory Approvals."

No Solicitation...........  The Merger Agreement provides that Grand Valley shall not solicit or knowingly encourage the ini-tiation of any inquiries or proposals regarding any merger, sale of substantial assets, tender of-fer, sale of shares of capital stock or similar business combination transactions involving Grand Valley or its subsidiaries (an "Acquisition Trans-action"); provided, however, that such agreement shall not prevent the Board of Directors of Grand Valley, in the exercise of its fiduciary duties and after consulting with independent counsel, from considering, negotiating and approving an-other unsolicited bona fide proposal that the Board of Directors of Grand Valley determines in good faith, after consultation with its financial advisors, may result in a transaction more favora-ble to Grand Valley's shareholders from a finan-cial point of view than the transaction contem-plated by the Merger Agreement. See "The Merger Agreement--No Solicitation of Transactions."

Termination Fee...........  If the shareholders of Grand Valley fail to approve the Merger Agreement and (i) prior to the time of the Special Meeting, there shall have been pro-posed an Acquisition Transaction with respect to Grand Valley that has not been withdrawn, and (ii) at the time of the Special Meeting, Grand Valley's Board of Directors shall have withdrawn its recom-mendation to the Grand Valley shareholders to ap-prove the Merger, then Grand Valley will be re-quired to pay ANGC $3,000,000.

Indemnification...........  The Merger Agreement also provides that the offi-
                             cers, directors and employees of Grand Valley will be indemnified against certain liabilities and costs, including those arising out of, or pertain-ing to, the Merger Agreement, the Merger or the transactions contemplated thereby. See "The Merger Agreement--Indemnification."

Benefit Plans.............  After the Effective Time, ANGC will provide for
                             Grand Valley employees who are covered by Grand Valley's benefit plans the same benefits that ANGC provides to its employees, with credit for their service with Grand Valley for purposes of eligi-bility and vesting in the plans provided by ANGC. In addition, the employees of Grand Valley will not be subject to any exclusions for any pre-ex-isting conditions under

                             ANGC's medical benefit plan, and credit will be received for any deductibles or out-of-pocket amounts previously paid.


No Dissenters' Rights.....  Holders of Grand Valley Common Stock are not enti-
                             tled to dissenters' rights under the Utah Revised Business Corporation Act (the "URBCA") in connec-tion with the Merger. See "The Merger--No Dissent-ers' Rights." The URBCA does not provide for dis-senters' rights where the merging corporation's stock and the stock to be received in the merger is held by more than 2,000 persons or is traded on NASDAQ or a national exchange.

Certain Federal Income
 Tax Consequences.........  The Merger is intended to be a tax-free reorganiza-
                             tion so that no gain or loss would be recognized by Grand Valley shareholders, except in respect of cash received in lieu of fractional shares. The consummation of the Merger is conditioned on each of ANGC and Grand Valley receiving prior to the Effective Time an opinion of counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Inter-nal Revenue Code of 1986, as amended (the "Code"). For a further discussion of certain of the federal income tax consequences of the Merger, see "The Merger--Certain Federal Income Tax Consequences." See also "The Merger Agreement--Conditions to Each Party's Obligations."

Accounting Treatment......  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Consummation of the Merger is condi-tioned upon the confirmation in writing of a let-ter from KPMG Peat Marwick, with respect to ANGC, and from Arthur Andersen & Co., with respect to Grand Valley, stating that the Merger will qualify as a pooling of interests transaction under Opin-ion No. 16 of the Accounting Principles Board ("APB 16") at the Effective Time. See "The Merg-er--Accounting Treatment" and "The Merger Agree-ment--Conditions to Each Party's Obligations."

Interests of Certain
 Persons..................  Certain officers and directors of Grand Valley have direct or indirect interests in recommending the Merger that may not be identical to those of unaf-filiated shareholders of Grand Valley, including the granting of certain options by ANGC to one such officer and director. See "The Merger--Inter-ests of Certain Persons in the Merger."
Comparison of Stockholder
 Rights...................  The rights of the shareholders of Grand Valley are currently governed by Utah law and Grand Valley's articles of incorporation and bylaws. Upon consum-mation of the Merger, Grand Valley's shareholders will become stockholders of ANGC and their rights as stockholders of ANGC will be governed by Dela-ware law and ANGC's certificate of incorporation and bylaws. See "Comparison of Stockholder Rights" for a summary of the material differences between the rights of holders of ANGC Common Stock and Grand Valley Common Stock.

                 ANGC SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary financial information of ANGC set forth below for each of the years in the three-year period ended September 30, 1993 has been derived from the audited consolidated financial statements of ANGC. The summary historical financial data for ANGC for the six months ended March 31, 1994 and 1993 has been derived from ANGC's unaudited consolidated financial statements and includes, in the opinion of ANGC's management, all adjustments necessary to a fair statement of the financial position and results of operations for the interim periods presented. All adjustments, in the opinion of management, are of a normal recurring nature. This historical data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto of ANGC included in the ANGC 1993 10-K and the ANGC Second Quarter 10-Q which are incorporated by reference in this Proxy Statement/Prospectus.

                                    SIX MONTHS ENDED
                                       MARCH 31,      YEARS ENDED SEPTEMBER 30,
                                   ------------------ -------------------------
                                     1994     1993      1993     1992    1991
                                   -------- --------- --------- ------- -------
                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenue................. $869,993  691,525  1,465,323 928,447 630,662
Income from operations............   25,970   25,806     46,491  31,181  22,450
Net earnings......................   11,057   11,767     20,369  11,650  10,121
Earnings per common share.........      .83      .91       1.56     .93     .92
Dividends declared per
 common share.....................      .06      .06        .12     .12     .12
Weighted average common shares
 outstanding......................   13,380   12,990     13,032  12,539  11,010

                                                            SEPTEMBER 30,
                                            MARCH 31, -------------------------
                                              1994      1993     1992    1991
                                            --------- --------- ------- -------
BALANCE SHEET DATA (END OF PERIOD):
Working capital...................          $  9,379     14,832  14,943  15,625
Property, plant and
 equipment, net...................           422,499    344,834 298,049 230,645
Total assets......................           693,496    598,648 493,216 357,379
Long-term debt, excluding current
 installments.....................           209,000    153,000 137,000 120,830
Stockholders' equity..............           218,105    197,356 174,548 131,892

             GRAND VALLEY SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary financial information of Grand Valley set forth below for each of the years in the three-year period ended May 31, 1993 has been derived from the audited consolidated financial statements of Grand Valley. The summary historical financial data for Grand Valley for the nine months ended February 28, 1994 and 1993, has been derived from Grand Valley's unaudited consolidated financial statements and includes, in the opinion of Grand Valley's management, all adjustments necessary to a fair statement of the financial position and results of operations for the interim periods presented. All adjustments, in the opinion of management, are of a normal, recurring nature. This historical data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and notes thereto of Grand Valley included in the Grand Valley 10-K and the Grand Valley Third Quarter 10-Q which are incorporated by reference herein and are being sent to shareholders of Grand Valley with this Proxy Statement/Prospectus.

                                   NINE MONTHS ENDED
                                     FEBRUARY 28,        YEARS ENDED MAY 31,
                                 --------------------- ------------------------
                                   1994       1993      1993    1992     1991
                                 -------- ------------ ------- -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Operating revenue............... $270,913   245,663    324,671 197,084  105,479
Income before income taxes and
 minority interest..............    4,446     5,109      5,351   5,213    5,655
Net income......................    2,502     3,006      3,179   3,246    3,522
Net income per common share.....      .39       .47        .50     .52      .56
Weighted average common shares
 outstanding....................    6,349     6,421      6,384   6,288    6,340

                                                               MAY 31,
                                          FEBRUARY 28, ------------------------
                                              1994      1993    1992     1991
                                          ------------ ------- -------  -------
BALANCE SHEET DATA (END OF
 PERIOD):
Working capital (deficit).......            $ 6,175      7,912    (330)   7,147
Property, plant and equipment,
 net............................             23,473      9,793   6,266      752
Total assets....................             98,821     77,818  41,296   14,982
Long-term debt..................             10,000     10,000     --       --
Stockholders' equity............             19,459     16,450  11,738    7,885

                SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

  The summary pro forma combined financial information has been derived in part from the pro forma combined financial statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. This pro forma data is not necessarily indicative of the results to be expected after the proposed Merger is consummated. The following summary unaudited condensed pro forma combined statements of operations for the six months ended March 31, 1994 and 1993 assume that the business combination occurred as of the beginning of the respective periods presented and combine the historical results of operations of ANGC for the six months ended March 31, 1994 and 1993, respectively with the historical results of operations of Grand Valley for the six months ended February 28, 1994 and 1993, respectively. The following unaudited condensed pro forma combined statements of operations for the years ended September 30, 1993, 1992 and 1991 assume that the business combination occurred as of the beginning of the respective periods presented and combines the historical results of operations of ANGC for the years ended September 30, 1993, 1992 and 1991, respectively, with the historical results of operations of Grand Valley for the years ended May 31, 1993, 1992 and 1991, respectively. The following unaudited condensed pro forma combined balance sheet as of March 31, 1994 assumes that the merger occurred on that date and reflects the combination of the historical balance sheet of ANGC as of March 31, 1994 with the historical balance sheet of Grand Valley as of February 28, 1994. The summary unaudited condensed pro forma combined balance sheets as of September 30, 1993, 1992 and 1991 assume that the Merger occurred as of the respective dates presented and reflects the combination of the historical balance sheets of ANGC as of September 30, 1993, 1992 and 1991, respectively, with the historical balance sheets of Grand Valley as of May 31, 1993, 1992 and 1991, respectively. See "Condensed Pro Forma Combined Financial Statements."

                                  SIX MONTHS ENDED
                                     MARCH 31,        YEARS ENDED SEPTEMBER 30,
                                -------------------- ---------------------------
                                   1994      1993      1993      1992     1991
                                ---------- --------- --------- --------- -------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PRO FORMA STATEMENT OF
 OPERATIONS DATA:
Operating revenue.............  $1,069,215  868,800  1,788,850 1,125,035 735,830
Income from operations........      30,105   29,622     51,900    36,026  27,962
Net earnings..................      13,248   13,994     23,547    14,896  13,643
Earnings per common share.....         .88      .96       1.61      1.06    1.08
Dividends declared per common
 share........................         .06      .06        .12       .12     .12
Weighted average common shares
 outstanding..................      14,973   14,585     14,628    14,111  12,595


                                                            SEPTEMBER 30,
                                           MARCH 31, ---------------------------
                                             1994      1993      1992     1991
                                           --------- --------- --------- -------
                                   (IN THOUSANDS EXCEPT PER SHARE DATA)
PRO FORMA BALANCE SHEET DATA
 (END OF PERIOD):
Working capital...............             $ 15,365     22,744    14,613  22,772
Property, plant and equipment,
 net..........................              446,161    354,627   304,315 231,397
Total assets..................              791,860    676,466   534,512 386,882
Long-term debt, excluding
 current installments.........              219,000    163,000   137,000 120,830
Stockholders' equity..........              237,565    213,806   186,286 139,777

                           COMPARATIVE PER SHARE DATA

  Set forth below are the net earnings, cash dividends declared and book value per common share data of ANGC and Grand Valley on an historical basis, and on a pro forma per share basis for ANGC, and an equivalent pro forma per share basis for Grand Valley. The ANGC pro forma combined data was derived by combining historical financial information of ANGC and Grand Valley after giving effect to the Merger under the pooling of interests method of accounting. The per share equivalent Grand Valley pro forma data was calculated by multiplying the ANGC pro forma combined per common share data by the Conversion Number.

  The information set forth below should be read in conjunction with the respective audited and unaudited financial statements of ANGC and Grand Valley incorporated by reference in this Proxy Statement/Prospectus.

                                  SIX MONTHS ENDED
                                      MARCH 31,      YEARS ENDED SEPTEMBER 30,
                                  ---------------------------------------------
                                    1994     1993     1993      1992     1991
                                  --------- ----------------- -------- --------
ANGC HISTORICAL PER COMMON SHARE
 DATA:
Net earnings....................  $     .83     .91      1.56      .93      .92
Dividends declared..............        .06     .06       .12      .12      .12
Book value (end of period)......      16.22             15.00
ANGC PRO FORMA PER COMMON SHARE
 DATA:
Net earnings....................        .88     .96      1.61     1.06     1.08
Dividends declared..............        .06     .06       .12      .12      .12
Book value (end of period)......      15.80             14.46
                                  SIX MONTHS ENDED
                                    FEBRUARY 28,        YEARS ENDED MAY 31,
                                  ---------------------------------------------
                                    1994     1993     1993      1992     1991
                                  --------- ----------------- -------- --------
GRAND VALLEY HISTORICAL PER
 COMMON SHARE DATA:
Net earnings....................  $     .34     .35       .50      .52      .56
Dividends declared..............        --      --        --       --       --
Book value (end of period)......       3.07              2.52
GRAND VALLEY EQUIVALENT PRO
 FORMA PER COMMON SHARE DATA:
Net earnings....................        .22     .24       .40      .27      .27
Dividends declared..............       .015    .015       .03      .03      .03
Book value (end of period)......       3.95              3.62

                         COMPARATIVE MARKET PRICE DATA

  ANGC Common Stock is listed on the NYSE under the symbol NGA. The prices of Grand Valley Common Stock are quoted on NASDAQ-NM under the symbol GVGC.

  The table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of ANGC Common Stock as reported on the NYSE Composite Tape and the high and low sales prices for Grand Valley Common Stock as reported on NASDAQ-NM, in each case based on published financial sources. No dividends have been declared on Grand Valley Common Stock.

                                                  ANGC            GRAND VALLEY
                                              COMMON STOCK        COMMON STOCK
                                        ------------------------ --------------
                                         HIGH     LOW   DIVIDEND  HIGH    LOW
                                        ------- ------- -------- ------- ------
1992
  First Quarter........................ $30.000 $18.125   $.03   $ 9.250 $6.125
  Second Quarter....................... $24.750 $19.250   $.03   $ 8.875 $6.875
  Third Quarter........................ $30.875 $22.500   $.03   $ 9.750 $8.000
  Fourth Quarter....................... $30.625 $27.750   $.03   $ 9.375 $8.375
1993
  First Quarter........................ $30.750 $25.500   $.03   $11.000 $8.375
  Second Quarter....................... $37.000 $32.250   $.03   $10.000 $7.750
  Third Quarter........................ $41.000 $32.000   $.03   $ 8.250 $4.875
  Fourth Quarter....................... $39.500 $28.500   $.03   $ 7.125 $5.500
1994
  First Quarter........................ $36.250 $31.375   $.03   $ 8.125 $6.000
  Second Quarter
   (through May 20, 1994).............. $37.000 $33.375   $.03   $ 8.750 $7.375

  As of May 16, 1994, there were approximately 479 holders of record of Grand Valley Common Stock and as of May 16, 1994, there were approximately 316 holders of record of ANGC Common Stock.

  On February 18, 1994, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing sales price of ANGC Common Stock was $34.75 per share on the NYSE Composite Tape and the closing sales price of Grand Valley Common Stock was $7.25 as reported by NASDAQ-NM. Based upon the Conversion Number, the equivalent per share market value of Grand Valley Common Stock was $8.69 on such date.

  On May 20, 1994, the closing sales price of ANGC Common Stock was $37.00 per share on the NYSE Composite Tape, and the closing sales price of Grand Valley Common Stock as reported by NASDAQ-NM was $8.50. Based upon the Conversion Number, the equivalent per share market value of Grand Valley was $9.25 on May 20, 1994.

  Because the market price of ANGC Common Stock is subject to fluctuation, the market value of the shares of ANGC Common Stock that holders of Grand Valley Common Stock will receive in the Merger may increase or decrease prior to the Merger. See "The Merger Agreement--The Merger." Grand Valley shareholders are urged to obtain a current market quotation for ANGC Common Stock and Grand Valley Common Stock.

  Following the Merger, ANGC Common Stock will continue to be listed for trading on the NYSE and there will be no further public market for the Grand Valley Common Stock.

                              THE SPECIAL MEETING

GENERAL

  This Proxy Statement/Prospectus and the accompanying form of proxy are being furnished to holders of Grand Valley Common Stock in connection with the solicitation of proxies by the Grand Valley Board of Directors for use at the Special Meeting to be held on June 30, 1994, at the Red Lion Hotel at 255 South West Temple, Salt Lake City, Utah, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof.

  At the Special Meeting, holders of Grand Valley Common Stock will be asked to consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and (ii) such other matters as may properly be brought before the Special Meeting.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Grand Valley on or about May 27, 1994.

RECORD DATE; VOTING AT THE SPECIAL MEETING

  The Grand Valley Board of Directors has fixed May 16, 1994 as the record date for the determination of the Grand Valley shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of Grand Valley Common Stock on the record date will be entitled to notice of and to vote at the Special Meeting. As of May 16, 1994, there were 6,335,944 shares of Grand Valley Common Stock outstanding, entitled to vote and held by approximately 479 holders of record. ANGC and its subsidiaries own no outstanding shares of Grand Valley Common Stock. Each holder of record of shares of Grand Valley Common Stock on the record date is entitled to cast one vote per share on each proposal properly submitted for the vote of the Grand Valley shareholders, either in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Grand Valley Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions will be counted in determining whether a quorum is present.

  The adoption and approval by the Grand Valley shareholders of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Grand Valley Common Stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a negative vote.

  As of May 16, 1994, the directors and executive officers of Grand Valley owned an aggregate of 1,346,085 shares of Grand Valley Common Stock, representing approximately 21.25 percent of the outstanding shares.

PROXIES

  All shares of Grand Valley Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted FOR adoption and approval of the Merger Agreement.

  At the date of this Proxy Statement/Prospectus, the Board of Directors of Grand Valley does not know of any business to be presented at the Special Meeting other than as set forth in the notice accompanying this Proxy Statement/Prospectus. If any other matters should properly be presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special Meeting to another time and/or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Grand Valley, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Grand Valley, before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of the proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Grand Valley Gas Company, 50 West Broadway, 10th Floor, Salt Lake City, Utah 84101,
Attention: Secretary, or hand-delivered to the Secretary of Grand Valley, at or before the taking of the vote at the Special Meeting.

  Expenses incurred in connection with the printing and mailing of this Proxy Statement/Prospectus will be shared equally by ANGC and Grand Valley. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Grand Valley in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodian, nominees and fiduciaries, and ANGC and Grand Valley will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  In addition, Grand Valley has retained Corporate Investor Communications, Inc. ("CIC") for solicitation and advisory services in connection with this Proxy Statement/Prospectus. For such services, CIC will receive a fee of $3,500, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under the federal securities laws, in either case incurred in connection with this proxy solicitation. CIC will solicit proxies from individuals, brokers, bank nominees and other institutional holders of Grand Valley Common Stock.

  If your shares of Grand Valley Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares of Grand Valley Common Stock. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of Grand Valley Common Stock.

  If you have any questions about giving your proxy or require assistance, please contact Charlotte Brown at CIC, at (201) 896-1900.

              GRAND VALLEY SHAREHOLDERS SHOULD NOT SEND ANY STOCK
                      CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL DESCRIPTION OF THE MERGER

  The Merger Agreement provides that, at the Effective Time, Grand Valley will merge with and into ANGI, with ANGI being the surviving corporation. Each outstanding share of Grand Valley Common Stock will be converted into 0.25 shares of ANGC Common Stock. Based upon the number of shares of Grand Valley Common Stock expected to be outstanding as of the Effective Time, approximately 15,102,895 shares of ANGC Common Stock will be outstanding immediately following the Effective Time, of which approximately 1,642,442 shares, representing approximately 10.9 percent of the total outstanding shares of ANGC, will be held by the former shareholders of Grand Valley.

BACKGROUND OF THE MERGER


  In the past several years the natural gas industry has undergone significant changes. The promulgation of new regulations has resulted in the "unbundling" of natural gas services that has significantly affected the manner in which natural gas and related services are marketed. Such regulations have also resulted in increased competition in the gathering, supply, storage, transportation and pricing of natural gas. See "--Reasons for the Merger-- ANGC/Grand Valley Historical Overview." As a result, emphasis has been placed on the ability of natural gas companies to offer a full array of services. In response to these changes, Grand Valley determined that to better position itself competitively, Grand Valley should seek to expand its gas gathering, processing and marketing operations.

  In August 1991, Grand Valley acquired the stock of Centennial Natural Gas Corporation, which owned interests in gathering and processing systems in Oklahoma, Texas and Wyoming. Subsequent to this acquisition and continuing through October 1993, Grand Valley pursued numerous acquisition opportunities of natural gas gathering, processing, storage and marketing companies and related assets, of which two acquisitions were successfully completed during early 1992.

  In October 1993, the Board of Directors of Grand Valley retained Rauscher Pierce to investigate various strategic alternatives for Grand Valley. The Board retained Rauscher Pierce because of its desire to explore potential transactions that would enhance shareholder value and liquidity and address Grand Valley's future working capital requirements. Among the potential alternatives that Rauscher Pierce was asked to explore were acquisitions of significant natural gas gathering, processing or storage assets, financial alternatives for such acquisitions and business combinations with companies having significant natural gas gathering, processing and marketing operations.


  As part of its engagement, Rauscher Pierce reviewed Grand Valley's financial condition, asset base and business prospects and advised the Board of Directors in November 1993 that Grand Valley faced certain financial constraints in its ability to expand its asset base. Specifically, Grand Valley was confronted with more limited capital resources as compared to its competitors in attempting to expand operations and acquire additional assets. Rauscher Pierce noted that these financial constraints could place Grand Valley at a competitive disadvantage relative to other companies for acquisitions. Accordingly, they believed that shareholder value could be maximized by combining Grand Valley's marketing expertise with a large asset-based company with greater financial resources. As a result, the Grand Valley Board directed Rauscher Pierce at the meeting to focus its efforts on identifying potential business combinations for Grand Valley. During November and December 1993, Rauscher Pierce contacted five companies, including ANGC, regarding a potential combination with Grand Valley. No company, other than ANGC, submitted a proposal to combine with Grand Valley.

  On December 17, 1993, representatives of Rauscher Pierce met in Denver with officers of ANGC to solicit interest in initiating discussions with Grand Valley. Based on a general discussion about the strategic benefits of a possible combination, management of ANGC expressed an interest in meeting with representatives of Grand Valley.

  On January 13, 1994, the executive officers of Grand Valley met in Denver, Colorado with management of ANGC to discuss the scope of each company's operations and general operating philosophies, including ANGC's approach to combining the operations of the two companies.

  On January 26, 1994, representatives of Grand Valley met in Houston, Texas with representatives of ANGC to discuss preliminary valuation, the proposed form of the transaction and the strategic focus for ANGC's future marketing activities.

  On January 28, 1994, ANGC and Grand Valley entered into mutual confidentiality agreements and began to exchange confidential information.

  On February 1, 1994, a meeting between the managements of the two companies was held in Denver, Colorado to discuss an appropriate exchange ratio and to discuss the strategic focus of the potential combined operations.

  At a meeting of the Grand Valley Board of Directors on February 2, 1994, in Salt Lake City, Utah, Rauscher Pierce reviewed with the Board the discussions that had taken place with possible merger candidates, including ANGC, regarding a potential business combination and discussed the business, financial condition and operating results and prospects of ANGC. The Board directed management to continue to pursue discussions with ANGC.

  Representatives of ANGC and Grand Valley met again in Denver, Colorado on February 9, 1994 to continue discussions on the structure of the transaction, including treating the combination as a pooling of interests, and to discuss the establishment of an exchange ratio, the requirement of terminating existing employment contracts and stock options held by Grand Valley officers, and to establish a timetable for additional negotiations and due diligence.

  On February 11, managements of the two companies were joined in Denver, Colorado by their respective legal counsel and Rauscher Pierce to begin discussions regarding the terms of a merger agreement. Detailed discussions regarding the terms of a merger agreement were held in Denver throughout the week of February 14-18, 1994.

  At a special meeting of the Board of Directors of Grand Valley on February 15, 1994, the Board, representatives of Rauscher Pierce and legal counsel for Grand Valley met in Denver, Colorado to review the current status of negotiations with ANGC. At this meeting, Rauscher Pierce responded to questions from the Board regarding ANGC's financial condition, and Grand Valley's legal counsel responded to questions concerning the various provisions of the Merger Agreement.


  Grand Valley's Board met again on February 17, 1994 with representatives of Rauscher Pierce and Grand Valley's legal counsel. Management reported to the Board on the proposed resolution of the remaining open issues in the Merger Agreement and the status of negotiations. The Board then proceeded with a detailed review of the terms of the proposed Merger Agreement.

  On February 18, 1994, the Board of Directors of Grand Valley approved the terms of the Merger Agreement. As part of such approval, the Board reviewed the final terms of the Merger Agreement with management and legal counsel, and Rauscher Pierce advised the Board that, in its opinion, the proposed Conversion Number of 0.25 shares of ANGC Common Stock for each share of Grand Valley Common Stock was fair to the shareholders of Grand Valley from a financial point of view. Rauscher Pierce based its opinion on a detailed review of the strategic objectives of the two companies and financial analyses of the values of comparable companies and comparable transactions from a cash flow, net income and book value basis, the relative contributions of the two companies to the Merger and the acquisition premium represented by the Conversion Number. See "--Opinion of Financial Advisor."

  The ANGC Board of Directors met with ANGC management on February 10, 1994. At the ANGC meeting, senior management made a detailed presentation concerning all material aspects of the proposed Merger and related transactions. Subsequently, a draft Merger Agreement was circulated among the Board of Directors and a resolution approving the Merger Agreement was adopted by unanimous written consent of the directors dated February 18, 1994.

  Following such approvals, on February 21, 1994, ANGC, ANGI and Grand Valley executed the definitive Merger Agreement. Pursuant to the Merger Agreement, ANGC and Grand Valley each had the right to conduct a due diligence review of the other, and each was entitled to terminate the Merger Agreement if it were dissatisfied with the results of its review. This review was completed on April 4, 1994.

REASONS FOR THE MERGER

 ANGC/Grand Valley Historical Overview

  ANGC and Grand Valley commenced their respective businesses near the end of the era in which interstate natural gas pipelines served as both merchants and transporters of natural gas. Faced with both an oversupply of natural gas and the financial burden of long-term purchase obligations under high-priced gas contracts, interstate pipelines reacted by implementing substantial curtailments of gas purchases. In this same time period, the Federal Energy Regulatory Commission ("FERC"), in response to market demands, promulgated Order 436, and later, Order 500, the purpose of which was to deregulate the natural gas industry, open up end user markets and force interstate pipelines to provide transportation of natural gas on an "open-access" basis. This trend culminated in FERC's issuance in April 1992 of Order 636, which was subsequently implemented, commencing November 1993. Order 636 required interstate natural gas pipelines to unbundle their services of gas gathering, processing, storage, transportation and marketing such that customers could choose and pay for only those individual services offered by the pipeline which they desired to use. By so doing, interstate natural gas pipelines became the interstate transportation open-access grid demanded by market forces and promulgated by FERC thereby increasing competition in the gathering, supply, storage, transportation and pricing of natural gas. As a further result, instead of looking to their interconnecting interstate pipeline to perform such services, local distribution companies and industrial end users of natural gas have become increasingly responsible for obtaining their gas supplies from various supply sources and arranging for the storage and transportation of the supplies, while producers have likewise increasingly arranged for the gathering, processing and marketing of gas production from multiple providers of such services.

  It is in this environment that both ANGC and Grand Valley began providing the formerly bundled services of interstate natural gas pipelines to their respective producer, end user and local distribution company customers. By creating packages of services, from agency marketing, to gathering, processing, storage and transportation, ANGC and Grand Valley have offered their respective customers in their operating regions packaged services providing the customer the option either to sell or to purchase gas supplies through a single entity.

  While the post-Order 636 era places a premium on value added services, local distribution company and end user customers are also concerned with their supplier's ability to provide firm gas supply, coupled with the financial resources and assets to guarantee such supply. As a result, Grand Valley concluded that remaining competitive and attaining continued growth and market penetration in the post-Order 636 era would require Grand Valley to combine both physical assets and marketing expertise. Based upon this analysis, Grand Valley management determined that its future marketing opportunities could be enhanced by an increase in its asset and working capital base.

GRAND VALLEY REASONS FOR MERGER

  The terms of the Merger Agreement were the result of arm's length negotiation between Grand Valley, ANGC and their respective representatives. In the course of reaching its decision to approve and adopt the

Merger Agreement, the Board of Directors of Grand Valley consulted with management of Grand Valley and its legal and financial advisors, and considered the following factors:

    (a) The current economic and competitive environment in the natural gas marketing industry;

    (b) The growth prospects of Grand Valley, including expectations regarding future results of operations and acquisition and related financing opportunities;

    (c) The financial resources and future growth prospects which would result from a combination of ANGC and Grand Valley and the enhanced opportunities for operating efficiencies and marketing and asset synergies expected to result from the Merger, and the respective contributions the parties would bring to the combined entity;

    (d) ANGC's significant system supply of natural gas, asset base and long-term experience in natural gas gathering, processing, transmission and marketing;

    (e) The expectation that the Merger will be a tax-free reorganization to Grand Valley shareholders for United States Federal income tax purposes;

    (f) The opinion of Rauscher Pierce that the terms of the Merger are fair to the shareholders of Grand Valley from a financial point of view;

    (g) The opportunity for shareholders of Grand Valley to maintain a continuing equity interest in the combined operations of ANGC and Grand Valley; and

    (h) The increase in market capitalization and liquidity for Grand Valley shareholders afforded by the combination of ANGC and Grand Valley.

  Changes in the natural gas industry, especially following the adoption of Order 636, have resulted in increased competition in Grand Valley's business. Management of Grand Valley believes that the combination of ANGC and Grand Valley will provide the opportunity for continued growth and market penetration in this increasingly competitive environment.

  Management of Grand Valley also believes the combined financial strength of ANGC and Grand Valley should enable the combined entity to better serve its customers. ANGC and Grand Valley expect that Grand Valley's current requirement to furnish letters of credit to guarantee performance with certain suppliers and transporters can be replaced after the Merger with parent company guaranties, thus reducing operating expenses and freeing borrowing capacity and working capital for more productive uses. The composite financial strength will also enable the combined entity to better serve its customers by developing and implementing more advanced transportation and marketing networks, trading activities and information management systems.

  The pipeline and storage facility assets of the combined entity should provide it enhanced access to a variety of markets, enabling it to participate in the daily and seasonal market swings of natural gas demand on a regional basis, and allowing the combined entity to enhance the value derived from its supply and market relationships. In addition, the combined entity should be able to more effectively utilize the national pipeline grid and market hub system encouraged by Order 636 to assure its customers firm gas supplies at competitive prices. This, in turn, will permit producer customers of the combined entity greater opportunities to move their gas production to a national market. The increased market access of the combined entity should also afford Grand Valley's traditional sources of gas supply in Western Canada and the Western Rockies expanded access to Midwest and East Coast markets.

  The Board of Directors considered that the Merger Agreement did not provide for an adjustment to the Conversion Number or for termination of the transaction in the event of a market decline or a market increase in the price of ANGC Common Stock. The Board noted that the Merger Agreement provides for both parties to conduct extensive due diligence following the execution of the Merger Agreement and to terminate the

Merger Agreement if the results of such due diligence review were unsatisfactory. The Merger Agreement also provides for termination of the transaction in the event of a material adverse change in the financial condition, results of operations, business or prospects of ANGC. In addition, the Board believes that fluctuations in stock price due to general market conditions will likely affect the price of both the ANGC Common Stock and Grand Valley Common Stock and that the benefits of a strategic business combination with ANGC should enhance shareholder value in the long term, independent of short term price changes. On the basis of the preceding and after consultation with Rauscher Pierce, the Grand Valley Board concluded that not having a market out provision in the Merger Agreement was acceptable.

  Management of Grand Valley noted that ANGC currently owns and operates a significant complex of crude oil, natural gas liquids ("NGLs") and natural gas gathering, processing/fractionation and transportation facilities situated in major oil and natural gas-producing basins in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. These facilities connect over 7,400 producing wells to approximately 8,000 miles of company-owned pipelines, resulting in approximately 800 million cubic feet per day of connected system supply.

  Representatives of Rauscher Pierce were available at all meetings of the Board of Directors of Grand Valley to answer questions regarding the Merger and the factors used in rendering the fairness opinion. In addition to the discussions with Rauscher Pierce described under "--Background of the Merger," the Board reviewed with Rauscher Pierce the strategic and financial considerations for the Merger cited above. The Board also discussed with Rauscher Pierce the basis for the issuance of the fairness opinion. See "-- Opinion of Financial Advisor."

  Following the Merger, shareholders of Grand Valley will hold, in the aggregate, approximately 10.9 percent of the outstanding ANGC Common Stock and will continue to participate in any future growth of the combined operations. In addition, the greater capitalization of the combined companies should afford shareholders of Grand Valley greater liquidity in the shares of ANGC Common Stock held by such shareholders subsequent to the Merger.

  The Board of Directors of Grand Valley considered all of these factors taken together in determining to recommend approval and adoption of the Merger Agreement to the shareholders of Grand Valley and did not give different weight to any particular factors in reaching its decision. In summary, Grand Valley believes a merger with a partner such as ANGC, with a substantial asset base of gathering systems, processing plants and fractionation facilities, coupled with strong financial resources, access to credit markets and substantial system supplies of natural gas would be in the best interests of the shareholders of Grand Valley and its customers and employees.

ANGC REASONS FOR MERGER

  In reaching its determination that the Merger Agreement is fair to, and in the best interests of, ANGC and its shareholders, the ANGC Board of Directors consulted with ANGC management and considered the following factors:

    (a) ANGC's desire to enter the Western Rockies, California, Southwest, Pacific Northwest, and Canadian natural gas markets, as well as to gain access to gas supplies in Western Canada and the Western Rockies;

    (b) The Board's review, based in part on a presentation by ANGC management, of Grand Valley's business, operations, earnings, asset quality and financial condition on a historical, prospective and pro forma basis; the enhanced opportunities for both operating and financial efficiencies; marketing and asset synergies expected to result from the Merger; the enhanced opportunities for growth fostered by the Merger; and the respective contributions the parties would bring the combined entity; and


    (c) The expectation that the Merger will be tax-free for United States Federal income tax purposes to ANGC and that the Merger will qualify to be accounted for under the "pooling-of-interests" method of accounting and hence will not give rise to goodwill.

  Changes in the natural gas industry, especially following the adoption of Order 636, have resulted in increased competition in ANGC's business. Management of ANGC believes that the combination of ANGC and Grand Valley will provide the opportunity for continued growth and market penetration in this increasingly competitive environment.

  ANGC views the Merger from much the same business perspective as Grand Valley. As enumerated above, the Merger provides ANGC with increased natural gas supply, transportation and market access; asset synergies; and expanded asset growth opportunities.

  The Merger provides ANGC increased natural gas supply, transportation, storage and market access through the personnel, customers and assets of Grand Valley. ANGC has grown primarily through the construction, acquisition and expansion of gas gathering and processing facilities in major oil and gas producing areas. While it engages in the marketing of off-system gas, its off-system gas marketing activities do not constitute a major portion of ANGC's net margin. In addition, ANGC, while accessing markets in the Midwest and East Coast, does not currently market gas in the Western Rockies, California, Canada or the Pacific Northwest. The addition of Grand Valley's market focus in these areas not only enhances ANGC's ability to market gas supplies to new customers, but will also enable ANGC to serve large customers on a national, rather than a regional, basis. Further, the agency marketing expertise of Grand Valley with respect to both gas markets and producers will enable ANGC to develop and expand its existing customer base.

  The asset synergies obtained through the Merger would also enhance ANGC's current marketing and transportation opportunities. The proximity of Grand Valley's Richfield storage facility in Kansas to ANGC's Stanton gas gathering system will enable ANGC to better serve its producer and end user customers by creating a trading, transportation and storage hub in that region. Current access of the Stanton System to the transportation facilities of Colorado Interstate Gas Company and Panhandle Eastern Pipeline Company will be expanded through the interconnection with the facilities of Kansas Power and Light Company and Northern Natural Gas Company, thereby permitting greater market access. In addition, Grand Valley's Burton Flats System will provide ANGC a foothold in a new gas supply area in New Mexico.

  Expanded asset growth opportunities also will become available to ANGC as a result of Grand Valley's presence in new supply regions, including the Western Rockies and Canada. Expansion opportunities which may not have been available either to Grand Valley or to ANGC because of a lack of physical presence or a lack of financial resources, could be exploited to the benefit of the combined entity. The synergism of physical assets, marketing expertise and service focus, coupled with access to both firm gas supplies and substantial financial resources should enable the combined entity to take greater advantage of the market opportunities presented by Order 636 and become a supplier/marketer of natural gas on a national, rather than regional, basis.

  Under the Delaware General Corporation Law ("DGCL"), the approval of ANGC's stockholders is not required because ANGI, ANGC's subsidiary, and not ANGC, is merging with Grand Valley.

RECOMMENDATION OF GRAND VALLEY'S BOARD OF DIRECTORS

  For the reasons set forth under "--Background of the Merger" and "--Reasons for the Merger," the Board of Directors of Grand Valley believes that the Merger Agreement is fair to, and in the best interests of, the shareholders of Grand Valley. At the meeting held on February 18, 1994, the Board of Grand Valley unanimously voted to approve the Merger Agreement and recommended that the shareholders of Grand Valley vote FOR the proposal to approve and adopt the Merger Agreement.

OPINION OF FINANCIAL ADVISOR

  Rauscher Pierce has acted as financial advisor to Grand Valley in connection with the Merger Agreement and assisted Grand Valley in the negotiations with respect thereto. Grand Valley's Board of

Directors directed Rauscher Pierce, in their role as financial advisor, to evaluate the fairness of the Merger Agreement to the shareholders of Grand Valley from a financial point of view and, in such regard, to conduct such investigations as Rauscher Pierce deemed appropriate for such purpose. No limitations were placed by the Board of Directors or management of Grand Valley with respect to the investigations made or the procedures followed by Rauscher Pierce in preparing and rendering its opinion.

  Rauscher Pierce is an investment banking firm with substantial energy industry expertise and experience in transactions similar to the Merger and is familiar with Grand Valley and its business. As part of their investment banking business, Rauscher Pierce is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  Rauscher Pierce delivered their opinion to the Board of Directors of Grand Valley at the Board meeting on February 18, 1994, to the effect that, as of such date, the terms of the Merger Agreement are fair to the shareholders of Grand Valley from a financial point of view. In arriving at this opinion, Rauscher Pierce reviewed the Merger Agreement and certain publicly available information concerning Grand Valley and ANGC. Rauscher Pierce also met with the managements of Grand Valley and ANGC to discuss the business and prospects of the two companies (as described above under "--Reasons for the Merger") and considered certain long-term strategic benefits, both operational and financial, that were described to them by the senior managements of Grand Valley and ANGC. A copy of Rauscher Pierce's opinion is attached as Annex B and should be read in its entirety by holders of Grand Valley Common Stock.

  In rendering their opinion, Rauscher Pierce reviewed the terms of the Merger Agreement in relation to, among other things: current and historical market prices and trading volume of the Grand Valley Common Stock and the ANGC Common Stock; the respective companies' historical earnings, book value and cash flow per share; the capitalization and financial condition of Grand Valley and ANGC; the pro forma financial impact of the Merger on Grand Valley and ANGC, including the relative ownership of the ANGC Common Stock after the Merger by the current shareholders of Grand Valley and the current stockholders of ANGC; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, Rauscher Pierce reviewed the merger premiums paid in recent stock-for-stock acquisitions of public companies generally, and energy industry companies in particular. Rauscher Pierce also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations they considered comparable to the operations of Grand Valley and ANGC. In addition, Rauscher Pierce also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as they deemed relevant in arriving at their opinion.

  The following is a summary of the comparable companies, comparable acquisitions, relative contribution and merger premium analyses performed by Rauscher Pierce in connection with their opinion.

  Comparable Companies Analysis. Using publicly available information, Rauscher Pierce calculated multiples of certain financial criteria (including cash flow, net income and book value) for 12 publicly-traded natural gas gathering, transportation and marketing companies--American Oil & Gas Corp., Aquila Gas Pipeline Corp., ANGC, Eastex Energy Inc., Hadson Corp., K N Energy, Inc., Mitchell Energy & Development Corp., Tejas Gas Corp., Tejas Power Corp., Trident NGL Holding, Inc., USX-Delhi Group Common Stock of USX Corporation and Western Gas Resources, Inc. Rauscher Pierce noted that these 12 companies were generally significantly larger and more asset-intensive than Grand Valley, and that the larger companies with extensive networks of natural gas gathering and processing assets generally traded at higher multiples than did smaller companies within the comparable group. For the 12 companies, the highest, average, and lowest multiples of cash flow (generally defined as net income plus non-cash charges and deferred taxes) were 14.4x, 7.8x and 3.5x, respectively. The highest, average and lowest multiples of net income were 43.2x, 23.0x and 10.5x. The highest, average and lowest multiples of book value were 3.1x, 1.9x and 1.0x.

Based upon an analysis of such information and upon Rauscher Pierce's subjective professional judgement, it was Rauscher Pierce's belief that, with respect to Grand Valley, the appropriate multiples for price to cash flow, price to net income and price to book value were at or near the average multiples for the 12 comparable companies. Rauscher Pierce then evaluated the consideration to be received by Grand Valley shareholders pursuant to the Merger Agreement within the context of the market valuations of the 12 comparable companies. On February 18, 1994, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing sales price of the ANGC Common Stock was $34.75 per share on the NYSE Composite Tape. Based upon such closing sales price and the Conversion Number, Rauscher Pierce determined that each share of Grand Valley Common Stock would be exchanged in the Merger for ANGC Common Stock having a market value of $8.69 ("Implied Merger Value"). Rauscher Pierce then calculated the value per share of the Grand Valley Common Stock that would result from multiplying Grand Valley's cash flow and net income per share for the twelve months ended November 30, 1993, and book value per share at November 30, 1993, by the average valuation multiples for the 12 comparable companies ("Reference Values"). Rauscher Pierce determined that the Reference Values for the Grand Valley Common Stock on cash flow, net income and book value bases were $6.16, $8.97, and $5.38 per share, respectively. Rauscher Pierce then applied their professional judgment in comparing the Reference Values to the Implied Merger Value. In doing so, Rauscher Pierce gave greatest weight to the Reference Value based upon cash flow multiples, because Rauscher Pierce believe that natural gas gathering, transportation and marketing companies are primarily valued on the basis of cash flow.

  Comparable Acquisitions Analysis. Rauscher Pierce conducted a comparable acquisitions analysis whereby it examined the terms of recent acquisitions of businesses and assets related to the natural gas gathering, transportation and marketing industry. Rauscher Pierce reviewed the terms of 75 such transactions which had either been completed in the preceding year, or which were pending at the time Rauscher Pierce delivered their opinion. With respect to the significant majority of these transactions, public disclosure regarding purchase price and target financial results was insufficient to permit Rauscher Pierce to draw conclusions regarding value. Sufficient data did exist with respect to six transactions which Rauscher Pierce considered reasonably comparable to the Merger: [Acquiror/Target (Parent Company)], Tejas Gas Corp./Acadian Gas Group (MidCon Corp. and Texas Oil & Gas), Trident NGL Holding, Inc./Oxy USA, Equitable Pipeline Co./Louisiana Intrastate Gas Corp. (Arkla, Inc.), Western Gas Resources, Inc./Mountain Gas Resources, Inc., Tejas Gas Corp./Texas and Louisiana Natural Gas Pipeline System (Exxon Company USA) and Valero Energy Corp./Valero Natural Gas Partners, L.P. Rauscher Pierce noted that the purchase prices paid in these six transactions were significantly larger than the aggregate consideration to be paid in the Merger, and that the target companies in these transactions owned and operated significant natural gas gathering, processing and transportation assets. For these six transactions, the highest, average and lowest purchase prices as a multiple of cash flow were 17.2x, 10.5x and 4.5x. The highest, average and lowest purchase prices as a multiple of net income were 71.2x, 27.2x and 10.1x. The highest, average and lowest purchase prices as a multiple of book value were 4.7x, 2.6x and 1.7x. Based upon an analysis of such information and upon Rauscher Pierce's subjective professional judgment, it was Rauscher Pierce's belief that, with respect to Grand Valley, the appropriate multiples for price to cash flow, price to net income and price to book value were at or near the average multiples for the six comparable transactions. Rauscher Pierce then calculated the value per share of the Grand Valley Common Stock that would result from multiplying Grand Valley's cash flow and net income per share for the twelve months ended November 30, 1993, and book value per share at November 30, 1993, by the average valuation multiples for the six comparable transactions ("Acquisition Reference Values"). Rauscher Pierce determined that the Acquisition Reference Values for the Grand Valley Common Stock on cash flow, net income and book value bases were $8.30, $10.61 and $7.36 per share, respectively. Rauscher Pierce then applied its professional judgment in comparing the Acquisition Reference Values to the Implied Merger Value of $8.69 per share of Grand Valley Common Stock.

  Relative Contribution Analysis. Rauscher Pierce performed a relative contribution analysis to examine the relationship between the percentage ownership of ANGC that the Grand Valley shareholders would receive pursuant to the Merger, and the relative contribution of Grand Valley to certain financial measures on a pro forma combined basis. Based upon the Conversion Number, and the Grand Valley and ANGC shares outstanding at the time, Rauscher Pierce determined that, pursuant to the Merger, the Grand Valley shareholders would, in the aggregate, receive approximately 10.9 percent of the shares of ANGC Common Stock to be outstanding following the Merger. Based upon income statements for the years ended November 30, 1993 for Grand Valley and December 31, 1993 for ANGC, Rauscher Pierce determined that Grand Valley's contributions to the combined entity on a pro forma basis would have been 17.5 percent of revenues, 10.4 percent of gross profit, 9.0 percent operating cash flow (EBITDA), 9.3 percent of operating income (EBIT) 11.2 percent of net income, and 9.1 percent of cash flow. Based upon a review of balance sheets dated November 30, 1993 for Grand Valley and December 31, 1993 for ANGC, Rauscher Pierce calculated that Grand Valley's contributions to the combined entity on a pro forma basis would be 11.6 percent of total assets and 7.8 percent of stockholder's equity. Rauscher Pierce also considered the relative size, financial strength and diversification of Grand Valley and ANGC. Applying its professional judgment, Rauscher Pierce concluded that the percentage ownership of the combined entity to be received by the Grand Valley shareholders is fair in relation to Grand Valley's contributions to the combined entity.

  Merger Premium Analysis. Rauscher Pierce performed a merger premium analysis to evaluate the merger premium derived by multiplying the Conversion Number by the closing stock price of ANGC on the last trading day prior to the announcement of the Merger, and comparing the result to the trading price of Grand Valley Common Stock four weeks prior to such announcement date. Rauscher Pierce reviewed the terms of 95 stock-for-stock mergers involving non-financial corporations in a wide range of industries having transaction values of $20 million to $1 billion and occurring within the past five years. The highest, average and lowest merger premiums relative to the target's share price four weeks prior to the announcement were 229.0 percent, 54.3 percent, and (36.3) percent, respectively. Six of these transactions involved companies in the energy industry and were judged to be most relevant by Rauscher Pierce. The highest, average and lowest merger premiums for these six transactions were
47.0 percent, 21.4 percent and (36.3) percent. Rauscher Pierce applied their professional judgment to determine a reference range of merger premiums of 20 percent to 40 percent as being appropriate for the Merger. Rauscher Pierce then calculated that the merger premium for the Merger was 33.7 percent, and that such premium was within the reference range.

  In connection with their review, Rauscher Pierce did not independently verify any of the foregoing information, and relied upon it being complete and accurate in all material respects. In addition, Rauscher Pierce did not make an independent evaluation or appraisal of the assets of Grand Valley or ANGC, nor were they furnished with such appraisals. In rendering their opinion, Rauscher Pierce assumed that in the course of obtaining necessary regulatory and governmental approvals for the Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Rauscher Pierce's opinion is based upon circumstances existing and disclosed to them as of the date of such opinion.

  Rauscher Pierce believes that their analyses must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Rauscher Pierce, without considering all of such analyses and factors, could create an incomplete view of the process underlying their opinion. The preparation of fairness opinions is a complex process and is not necessarily susceptible to partial analysis or summary description.

  Rauscher Pierce confirmed its February 18, 1994 written opinion by delivery of its written opinion dated as of the date hereof, that the terms of the Merger Agreement are fair to the shareholders of Grand Valley from a financial point of view. In rendering such confirmation, Rauscher Pierce performed procedures to update certain of their analyses made in connection with their earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Rauscher Pierce considered, among other things, Grand Valley's and ANGC's recent financial performance and recent market conditions and developments based on the foregoing. The full text of the opinion of Rauscher Pierce dated as of the date hereof is attached as Annex B and should be read in its entirety by the holders of Grand Valley Common Stock. The text of this opinion is substantially identical to the opinion dated February 18, 1994.

  Rauscher Pierce was selected to serve as the Board's financial advisor in connection with its strategic planning activities on the basis of Rauscher Pierce's experience with mergers and acquisitions in the energy industry generally and the natural gas gathering, processing and marketing industry in particular. Grand Valley paid Rauscher Pierce a financial advisory fee of $75,000 upon the execution of their engagement letter and an additional $300,000 at the time Rauscher Pierce delivered its fairness opinion to the Board of Directors. Grand Valley also has agreed to reimburse Rauscher Pierce for its reasonable out-of-pocket expenses not to exceed $25,000 and to indemnify Rauscher Pierce and its controlling persons against certain liabilities and expenses relating to or arising out of the consummation of the Merger, including certain liabilities under U.S. Federal securities laws. If the Merger is consummated, Rauscher Pierce will receive a fee of 1.25 percent of the "transaction value," less the $375,000 in fees previously paid by Grand Valley. The "transaction value" is defined as the value of the ANGC Common Stock received by the holders of Grand Valley Common Stock (including option holders) in the Merger as reflected in the average trading prices for the ANGC Common Stock during the 10 trading days immediately following the Merger.

  Rauscher Pierce in the normal course of its business may trade the securities of ANGC and Grand Valley for its own account and for the accounts of its customers and, accordingly, may hold a long or short position in such securities at any time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the Grand Valley Board of Directors with respect to the Merger, Grand Valley shareholders should be aware that certain directors and officers of Grand Valley have certain direct or indirect interests separate from their interests as holders of Grand Valley Common Stock, including those referred to herein.

  After the Effective Time, the officers and directors of ANGI will be the directors of the corporation surviving the Merger. After the Effective Time, Jeff J. Fishman, Michael D. Fowler and Steven D. Bench, Grand Valley's executive officers, will be employees of ANGC and will be covered by ANGC's benefit plans. As a condition to consummation of the Merger, Messrs. Fishman, Fowler and Bench have agreed to terminate their employment agreements with Grand Valley as of the Effective Time.

  Messrs. Fishman, Bench and Fowler hold options to purchase 201,900 shares of Grand Valley Common Stock pursuant to Grand Valley's 1993 Stock Option Plan. It is a condition to ANGC's consummation of the Merger that all options granted under the 1992 Stock Option Plan be exercised prior to the Effective Time or terminated and that all options granted under the 1993 Stock Option Plan be cancelled for no consideration. Messrs. Fishman, Bench and Fowler have consented to the cancellation of their options granted under the 1993 Stock Option Plan as of the Effective Time. Pursuant to the terms of the 1992 Stock Option Plan, all options granted under such plan will become exercisable as a result of the change in control of Grand Valley without regard to vesting schedules.

  ANGC has agreed to grant options under the Associated Natural Gas Corporation Equity Incentive Plan, effective on the date of the Merger, to each holder of options under the Grand Valley 1992 Stock Option Plan so that such holders will receive options to purchase such number of shares of ANGC Common Stock as is at least equal to the number of shares of Grand Valley Common Stock that they held options to purchase on February 21, 1994, multiplied by the Conversion Number, with an exercise price equal to the closing price for the ANGC Common Stock on the NYSE on the date on which the Effective Time occurs. The options under the 1993 Stock Option Plan that will be cancelled will not be similarly replaced.

  David Presley, an officer and director of Grand Valley until the termination of his employment on April 22, 1994, has exercised options to purchase 21,780 shares of Grand Valley Common Stock. The vesting of these options were accelerated in connection with the termination of Mr. Presley's employment. Mr. Presley is also a participant in an incentive stock award program relating to Grand Valley Common Stock. Under such program, Mr. Presley and certain other persons who were employees or consultants to Centennial

Natural Gas Corporation when it was acquired by Grand Valley were entitled to grants of up to 34,081 additional shares of Grand Valley Common Stock, if certain investments were made by Grand Valley and if certain financial tests related to those investments were satisfied. In connection with the Merger, Grand Valley has agreed with such persons to grant 17,423 shares of Grand Valley Common Stock at the Effective Time and to terminate the program. Mr. Presley will receive 7,066 of such shares.

  The Merger Agreement provides for the indemnification of the officers and directors of Grand Valley and its subsidiaries against all costs and expenses in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Grand Valley, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time, as well as all liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger Agreement or the transactions contemplated thereby. See "The Merger Agreement-- Indemnification."

ACCOUNTING TREATMENT

  The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon receipt of letters from KPMG Peat Marwick, with respect to ANGC, and from Arthur Andersen & Co., with respect to Grand Valley, to the effect that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes under APB 16. See "The Merger Agreement--Conditions to Each Party's Obligations." Under this method of accounting, the recorded assets and liabilities of ANGC and Grand Valley will be carried forward to the combined company at their recorded amounts, and income of the combined company will include income of ANGC and Grand Valley for the entire fiscal year in which the Merger occurs. Unaudited pro forma combined financial statements giving effect to the Merger are presented under "Condensed Pro Forma Combined Financial Information."

  The Merger Agreement provides that it is a condition to the obligations of ANGC and ANGI that certain affiliates of ANGC and Grand Valley will execute a written agreement at the Effective Time to the effect that they have not transferred shares of ANGC Common Stock or Grand Valley Common Stock within the preceding 30 days and will not transfer any shares of ANGC Common Stock or Grand Valley Common Stock prior to the date that ANGC publishes financial statements that reflect 30 days of consolidated operations of ANGC and Grand Valley (which agreements relate to the ability of ANGC to account for the Merger as a pooling of interests).

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary of the material U.S. federal income tax consequences of the Merger to the shareholders of Grand Valley and is based upon current provisions of the Code, existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. No ruling from the Internal Revenue Service ("IRS") has been or will be requested in connection with the Merger.

  Subject to the limitations described below, it is the opinion of Holme Roberts & Owen LLC, counsel to ANGC, and Vinson & Elkins L.L.P., counsel to Grand Valley, that for U.S. federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement:

    (i) the Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code, and ANGC, Grand Valley and ANGI will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized by ANGC, Grand Valley or ANGI as a result of the Merger;

    (iii) no gain or loss will be recognized by the shareholders of Grand Valley upon their receipt of ANGC Common Stock in exchange for their Grand Valley Common Stock;

    (iv) the aggregate basis of the shares of ANGC Common Stock received in the Merger (including any fractional shares deemed received) by a shareholder of Grand Valley will equal such shareholder's aggregate basis in the shares of Grand Valley Common Stock surrendered in the Merger;

    (v) the holding period of the shares of ANGC Common Stock received by a shareholder of Grand Valley in the Merger will include the holding period of the Grand Valley Common Stock surrendered in exchange therefor, provided such shares of Grand Valley Common Stock are held as capital assets at the Effective Time; and

    (vi) cash payments in lieu of fractional shares will be treated as if fractional shares of ANGC Common Stock had been received in the Merger and then redeemed by ANGC. Such redemption should qualify as a distribution in full payment in exchange for the fractional share rather than a distribution of a dividend. Accordingly, a Grand Valley shareholder receiving cash in lieu of a fractional share will recognize gain or loss upon such payment equal to the difference, if any, between such shareholder's basis in the fractional share (as described in paragraph (iv) above) and the amount of cash received. Such gain or loss will be capital gain or loss if the ANGC Common Stock is held as a capital asset at the Effective Time.

  In rendering the foregoing opinions, such counsel have relied upon representations regarding the existence of certain facts by ANGC and Grand Valley set forth in their respective representation letters to such counsel dated on or about the date of this Proxy Statement/Prospectus. Consummation of the Merger is conditioned upon the delivery of opinions substantially similar to the opinions described above by Holme Roberts & Owen LLC to ANGC and by Vinson & Elkins L.L.P. to Grand Valley prior to the Effective Time. Delivery of such opinions is conditioned upon the receipt by such counsel of representation letters confirming as of the Effective Time the representations made in connection with the Proxy Statement/Prospectus.

  THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS ALL U.S. FEDERAL INCOME TAX MATTERS THAT MAY BE RELEVANT TO PARTICULAR SHAREHOLDERS AND IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE, AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING IS SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. THIS DISCUSSION DOES NOT APPLY TO FOREIGN SHAREHOLDERS, SHAREHOLDERS WHO ACQUIRED THEIR SHARES AS COMPENSATION OR WHO DO NOT HOLD THEIR SHARES AS A CAPITAL ASSET.

  EACH GRAND VALLEY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. ANGC and Grand Valley each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on April 27, 1994. The required waiting period under the HSR Act is expected to expire on June 9, 1994. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of ANGC or Grand Valley. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of Grand Valley or businesses of ANGC or Grand Valley. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, ANGC and Grand Valley believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, ANGC and Grand Valley would prevail or would not be required to accept certain conditions, which might include certain divestitures in order to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of ANGC Common Stock received by Grand Valley shareholders in the Merger will be freely transferable, except that shares of ANGC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Grand Valley prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Grand Valley generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party, as well as principal shareholders of such party. The obligations of ANGC and ANGI to consummate the Merger are conditioned upon each of Grand Valley's affiliates executing a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of ANGC Common Stock issued to such person in or pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder.

STOCK EXCHANGE LISTING

  It is a condition to the Merger that the shares of ANGC Common Stock to be issued pursuant to the Merger Agreement and required to be reserved for issuance pursuant to stock options to be granted in connection with the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

NO DISSENTERS' RIGHTS

  Holders of Grand Valley Common Stock are not entitled to dissenters' rights under the URBCA in connection with the Merger. The URBCA does not provide for dissenters' rights where the merging corporation's stock and the stock to be received in the merger is held by more than 2,000 persons or is traded on NASDAQ or a national exchange.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached, without exhibits, as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

  The Merger Agreement provides that, following the adoption of the Merger Agreement by the shareholders of Grand Valley and the satisfaction or waiver of the other conditions to the Merger, Grand Valley will be merged with and into ANGI, with ANGI continuing as the surviving corporation.

  If the Merger Agreement is approved and adopted by the shareholders of Grand Valley and the other conditions to the Merger are satisfied or waived, the Merger will become effective at the Effective Time.

  Upon consummation of the Merger, pursuant to the Merger Agreement, each issued and outstanding share of Grand Valley Common Stock will be converted into the right to receive 0.25 shares of ANGC Common Stock. Based upon the capitalization of Grand Valley and ANGC as of the date hereof and the Conversion Number, the shareholders of Grand Valley immediately prior to the consummation of the Merger will own approximately 10.9 percent of the outstanding shares of ANGC Common Stock immediately following consummation of the Merger. If any holder of shares of ANGC Common Stock would be entitled to receive a number of shares of ANGC Common Stock that includes a fraction, then, in lieu of a fractional share, such holder will be entitled to receive cash. For these purposes, ANGC Common Stock will be valued at a five day average of the closing prices of ANGC Common Stock as reported by the NYSE Composite Tape, commencing on the fifth business day preceding the Effective Time.

SURRENDER OF SHARE CERTIFICATES

  After the Effective Time, each certificate evidencing Grand Valley Common Stock, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive the number of shares of ANGC Common Stock which the holder of such certificate is entitled to receive in the Merger and the right to receive any cash payment in lieu of a fractional share of ANGC Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by ANGC until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, together with any cash payment in lieu of a fractional share of ANGC Common Stock, will be paid, without interest.

  Promptly after the Effective Time, transmittal forms will be mailed to each holder of record of Grand Valley Common Stock to be used in forwarding his or her certificates evidencing such shares for surrender and exchange for certifi-cates evidencing the shares of ANGC Common Stock to which he or she has become entitled and, if applicable, cash in lieu of a fractional share of ANGC Common Stock. After receipt of such transmittal form, each holder of certificates for-merly representing Grand Valley Common Stock should surrender such certificates to ANGC, and each such holder will receive in exchange therefor certificates evidencing the whole number of shares of ANGC Common Stock to which he or she is entitled and any cash which may be payable in lieu of a fractional share of ANGC Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. GRAND VALLEY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of each party relating to, among other things, their respective businesses and financial condition, the accuracy of their various filings with the Commission, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation matters. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

CERTAIN COVENANTS

  Pursuant to the Merger Agreement, each party has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement or as otherwise consented to in writing by the other party: (a) it will carry on its business in the ordinary course consistent with prior practice; (b) it will not declare or pay any dividends (other than ANGC's regular quarterly cash dividends) on or make other distributions in respect of or repurchase any of its capital stock, and will not effect certain other changes in its capitalization; (c) it will not amend its articles of incorporation or its by-laws; (d) it will not take any action that would or is reasonably likely to result in any of the conditions to the

Merger not being satisfied; and (e) it will confer with the other party and report on operational matters, advise the other party of material adverse events and provide the other party with copies of all governmental filings.

  Grand Valley has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement, or as otherwise consented to in writing by ANGC, (a) Grand Valley will not issue capital stock, rights, warrants, calls, subscriptions, options or convertible or similar securities, subject to certain exceptions; (b) except with the consent of ANGC, Grand Valley will not engage in acquisitions other than in the ordinary course of business; (c) subject to certain exceptions, Grand Valley will not sell, lease, license, encumber or otherwise dispose of material assets; (d) Grand Valley will not incur indebtedness for money borrowed (or guarantees thereof) other than in the ordinary course of business consistent with past practice; (e) Grand Valley will not (1) enter into, adopt, amend (except as provided in the Merger Agreement and as may be required by law) or terminate any employee benefit plans or any agreement, arrangement, plan or policy, (2) make any increases in compensation, except in the ordinary course of business consistent with past practice, or (3) pay any benefit not required to be paid; (f) Grand Valley will file all tax returns and pay all required taxes; and (g) Grand Valley will use reasonable efforts to (1) cause the termination of its Employment Agreements with Jeff J. Fishman, Michael D. Fowler, Steven D. Bench and David Presley, (2) amend certain option and incentive stock award agreements to provide that they shall be terminated at the Effective Time and to reduce the number of possible incentive stock awards from 34,081 shares of Grand Valley Common Stock to no more than 18,000 shares, and (3) cause the rescission of all options awarded under Grand Valley's 1993 Stock Option Plan.

  ANGC has agreed that (a) it will use reasonable efforts to cause the shares of ANGC Common Stock to be issued in the Merger and upon conversion of the Convertible Notes after the Merger to be approved for listing on the NYSE, and
(b) it will provide officers' and directors' liability insurance continuation coverage or comparable alternative coverage for five years after the Merger. ANGC has agreed following the Merger to grant options under the Associated Natural Gas Corporation Equity Incentive Plan to each holder of options under the Grand Valley 1992 Stock Option Plan so that such holders receive options to purchase such number of shares of ANGC Common Stock as is at least equal to the number of shares of Grand Valley Common Stock that they held options to purchase on February 21, 1994, multiplied by the Conversion Number, with an exercise price equal to the closing price for the ANGC Common Stock on the NYSE on the date on which the Effective Time occurs.

NO SOLICITATION OF TRANSACTIONS

  The Merger Agreement provides, subject to certain exceptions, that Grand Valley and its subsidiaries will not authorize or knowingly permit any of their respective officers, directors, employees, representatives and agents to solicit or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any merger, sale of substantial assets, tender offer, sale of shares of capital stock or similar business combination transaction involving Grand Valley or its subsidiaries, provided that Grand Valley will not be in breach of the foregoing if Grand Valley receives a proposal for such a transaction and, to the extent necessary to comply with law, or fiduciary obligations, Grand Valley and its representatives furnish information or take other action to facilitate such proposal. The Merger Agreement provides that Grand Valley shall promptly notify ANGC (orally and in writing) of any such proposals or inquiries.

TERMINATION FEE

  In the event that (i) either ANGC or Grand Valley terminates the Merger Agreement following a failure of the shareholders of Grand Valley to adopt the Merger Agreement, (ii) prior to the time of the Special Meeting, there shall have been a proposal of a third party to acquire Grand Valley, and (iii) at the time of the Special Meeting, Grand Valley's Board of Directors shall have withdrawn its recommendation to the Grand Valley shareholders, then Grand Valley shall pay ANGC $3,000,000 for its lost opportunity costs, for its out-of-pocket costs and expenses (including fees of advisors, accountants and legal counsel) and as liquidated damages and not as a penalty.

INDEMNIFICATION

  The Merger Agreement provides that from and after the Effective Time, ANGC and ANGI will indemnify, defend and hold harmless each person who was as of the date of the Merger Agreement or has been at any time prior to the date thereof, or who becomes prior to the Effective Time, an officer, director or employee of Grand Valley or ANGC or any of their subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Grand Valley or ANGC or any of their subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the law of its state of incorporation to indemnify its own directors, officers or employees.

CONDITIONS TO EACH PARTY'S OBLIGATIONS

  The respective obligations of ANGC and Grand Valley to effect the Merger are subject to the following conditions, among others: (a) the Merger Agreement shall have been adopted by the shareholders of Grand Valley; (b) the shares of ANGC Common Stock issuable and reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance; (c) the receipt of all required governmental authorizations, consents, orders or approvals; (d) the Registration Statement shall have become effective and shall not be the subject of a stop order or proceedings seeking a stop order; (e) no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that prevents the consummation of the Merger; (f) the delivery of certain opinions with respect to tax (see "The Merger--Certain Federal Income Tax Consequences") and legal matters; and (g) the confirmation of the letters of KPMG Peat Marwick and Arthur Andersen & Co. previously received with respect to qualification of the Merger as a pooling of interests and letters from each party's affiliates consenting to certain restrictions on transfers of ANGC Common Stock (see "The Merger--Accounting Treatment").

  The obligations of ANGC to effect the Merger are subject to the following additional conditions: (a) the accuracy in all material respects of the representations and warranties of Grand Valley set forth in the Merger Agreement; (b) the performance in all material respects of all obligations of Grand Valley required to be performed under the Merger Agreement; (c) the receipt by Grand Valley of all necessary consents of third parties to consummate the Merger; (d) the Board of Directors of Grand Valley not having amended, modified, rescinded or repealed the resolutions adopted by such Board in connection with the Merger and not having adopted any other resolutions inconsistent therewith; (e) no material adverse change in the financial condition, results of operations, business or prospects of Grand Valley and its subsidiaries and its interests in certain partnerships, taken as a whole; (f) all Grand Valley stock options outstanding (permitting the purchase of 233,823 shares of Grand Valley Common Stock) having been exercised or terminated and Grand Valley not having awarded more than 18,000 shares of stock under its incentive stock award agreements, and such agreements having been terminated; and (g) Grand Valley having terminated its Employment Agreements with Jeff J. Fishman, Michael D. Fowler, Steven D. Bench and David Presley.

  The obligations of Grand Valley under the Merger Agreement are subject to the following conditions: (a) the accuracy in all material respects of the representations and warranties of ANGC set forth in the Merger Agreement; (b) the performance in all material respects of all obligations of ANGC required to be performed under the Merger Agreement; (c) ANGC's Board of Directors not having recommended acceptance of a tender offer for the ANGC Common Stock or approved of a plan to transfer more than 50 percent of the ANGC Common Stock or to sell all or substantially all of ANGC's assets; (d) the Boards of Directors of ANGC and ANGI not having amended, modified, rescinded or repealed the resolutions adopted by such Boards in connection with the Merger and not having adopted any other resolutions inconsistent therewith; (e) no material adverse change in the financial condition, results of operations, business or prospects of ANGC and its subsidiaries, taken as a whole; and (f) Grand Valley shall have received the Financial Advisor Opinion, which opinion shall not have been withdrawn.

BENEFIT PLANS

  ANGC will provide after the Effective Time for Grand Valley employees who are covered by Grand Valley's benefit plans the same benefits that ANGC provides to its employees. Present employees of Grand Valley will be credited for their service with Grand Valley for purposes of eligibility and vesting in the plans provided by ANGC. In addition, the employees of Grand Valley will not be subject to any exclusions for any pre-existing conditions under ANGC's medical benefit plan, and credit will be received for any deductibles or out-of-pocket amounts previously paid.

TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Grand Valley: (a) by mutual consent of ANGC and Grand Valley; (b) by either ANGC or Grand Valley if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement which breach has not been cured or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; (c) by either party if the Merger shall not have been consummated before July 31, 1994; or (d) by either party if the shareholders of Grand Valley shall not have approved the Merger.

  In the event of any termination of the Merger Agreement by either ANGC or Grand Valley as provided above, the Merger Agreement will become void and there will be no liability or obligation on the part of ANGC, ANGI or Grand Valley or their respective officers or directors (other than under certain specified provisions of the Merger Agreement and except as set forth under "--Termination Fee") except to the extent that such termination results from the willful breach by a party of any of its representations, warranties, covenants or agreement set forth in the Merger Agreement. The Merger Agreement further provides that should any court or other competent authority hold any provision of the Merger Agreement to be null, void or unenforceable, or order any party to take any action inconsistent with the Merger Agreement or not take any action required therein, the other party shall not be entitled to specific performance of such provision or part of the Merger Agreement or to any other remedy, including but not limited to money damages for breach of the Merger Agreement or of any other provision of the Merger Agreement or parts thereof as a result of such holding or order.

EXPENSES

  Except as set forth under "--Termination Fee," whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except that expenses incurred in connection with printing and mailing this Proxy Statement/Prospectus shall be shared equally by ANGC and Grand Valley.

AMENDMENT AND WAIVER

  Subject to applicable law, the Merger Agreement may be amended by action taken or authorized by the respective Boards of Directors of ANGC and Grand Valley at any time before or after its adoption by the shareholders of Grand Valley, but after any such adoption, no amendment may be made which by law requires further action by shareholders without such further action. At any time before the Effective Time, the parties may, to the extent legally allowed
(i) extend the time for performance of any obligations of the Merger Agreement,
(ii) waive inaccuracies in the representations and warranties contained therein, or other document delivered pursuant to the Merger Agreement and (iii) waive compliance with any agreements or conditions contained in the Merger Agreement.

               CONDENSED PRO FORMA COMBINED FINANCIAL INFORMATION

  On February 21, 1994, ANGC and Grand Valley entered into an agreement that provides for the merger of Grand Valley with a subsidiary of ANGC. Under the terms of the Merger Agreement, Grand Valley shareholders will receive 0.25 shares of ANGC Common Stock in exchange for each of their shares of Grand Valley Common Stock. The business combination is to be accounted for as a pooling of interests. ANGC's fiscal year ends September 30 and Grand Valley's fiscal year ends May 31.

  The following unaudited condensed pro forma combined balance sheet as of March 31, 1994 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of ANGC as of March 31, 1994 with the historical balance sheet of Grand Valley as of February 28, 1994, with pro forma adjustments to give effect to the issuance of 1,584,106 ANGC shares in exchange for 6,336,422 shares of Grand Valley Common Stock outstanding as of that date and the subsequent retirement of the Grand Valley Common Stock and 235,098 shares held in treasury.

  The following unaudited condensed pro forma combined statements of operations for the six months ended March 31, 1994 and for the years ended September 30, 1993, 1992 and 1991 assume that the Merger occurred as of the respective dates presented, and combines the historical results of ANGC for the six months ended March 31, 1994 and the years ended September 30, 1993, 1992 and 1991 with the historical results of operations of Grand Valley for the six months ended February 28, 1994 and the years ended May 31, 1993, 1992 and 1991, respectively. Grand Valley's historical statement of income has not been brought up to August 31, 1993, 1992 and 1991 as the effect on the condensed pro forma combined statement of operations for the years ended September 30, 1993, 1992 and 1991 would not be material. In addition, this presentation of the pro forma balance sheet as of March 31, 1994 and the pro forma results of operations for the six months ended March 31, 1994 and for the years ended September 30, 1993, 1992 and 1991 conforms to the presentation that will be reported subsequent to the Merger.

  The pro forma results of operations are not necessarily indicative of the results of operations that would have been obtained if the Merger had occurred as of the beginning of the periods presented nor are they indicative of future operating results of the combined companies. These unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and related notes of ANGC and Grand Valley.

                       ASSOCIATED NATURAL GAS CORPORATION

                   CONDENSED PRO FORMA COMBINED BALANCE SHEET

                              MARCH 31, 1994
                                  (UNAUDITED)

                             ANGC     GRAND VALLEY      PRO FORMA
                          HISTORICAL   HISTORICAL      ADJUSTMENTS      PRO FORMA
                          MARCH 31,   FEBRUARY 28, -------------------  COMBINED
                             1994         1994       DEBIT    CREDIT      ANGC
                         ------------ ------------ --------- --------- -----------
ASSETS
Current assets:
  Cash and cash
   equivalents.......... $ 53,799,849  12,905,226                       66,705,075
  Accounts receivable,
   net of allowance.....  160,800,486  51,005,972                      211,806,458
  Natural gas, crude oil
   and petroleum product
   inventories..........   15,304,811      31,167                       15,335,978
  Notes receivable......    3,403,193     268,938                        3,672,131
  Income taxes
   receivable...........      364,913     470,716                          835,629
  Other.................      714,637   1,271,269                        1,985,906
                         ------------  ----------  --------- --------- -----------
    Total current
     assets.............  234,387,889  65,953,288                      300,341,177
                         ------------  ----------  --------- --------- -----------
Property, plant and
 equipment:
  Natural gas processing
   and storage
   facilities...........   92,740,148   5,295,146                       98,035,294
  Natural gas and crude
   oil pipelines........  403,971,872  18,129,242                      422,101,114
  Construction in
   progress.............    9,651,527   1,053,123                       10,704,650
  Other equipment.......   20,762,268   1,405,042                       22,167,310
  Developed oil and gas
   properties...........           --   2,134,232                        2,134,232
                         ------------  ----------  --------- --------- -----------
                          527,125,815  28,016,785                      555,142,600
  Less accumulated
   Depreciation,
   depletion and
   amortization.........  104,626,457   4,355,313                      108,981,770
                         ------------  ----------  --------- --------- -----------
    Net property, plant
     and equipment......  422,499,358  23,661,472                      446,160,830
                         ------------  ----------  --------- --------- -----------
Other assets:
  Goodwill, net.........   25,373,537   3,210,348                       28,583,885
  Gas contracts and
   other intangibles....    8,645,362     375,000                        9,020,362
  Base gas for storage..           --   3,835,429                        3,835,429
  Other.................    2,590,122   1,328,176                        3,918,298
                         ------------  ----------  --------- --------- -----------
    Total other assets..   36,609,021   8,748,953                       45,357,974
                         ------------  ----------  --------- --------- -----------
                         $693,496,268  98,363,713                      791,859,981
                         ============  ==========  ========= ========= ===========

                                   Continued

                       ASSOCIATED NATURAL GAS CORPORATION

                             ANGC      GRAND VALLEY      PRO FORMA
                          HISTORICAL    HISTORICAL      ADJUSTMENTS      PRO FORMA
                          MARCH 31,    FEBRUARY 28, -------------------  COMBINED
                             1994          1994       DEBIT    CREDIT      ANGC
                         ------------  ------------ --------- --------- -----------
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable:
  Trade................. $183,500,663   56,618,204                      240,118,867
  Other.................    3,224,305    3,161,388                        6,385,693
                         ------------   ----------                      -----------
                          186,724,968   59,779,592                      246,504,560
 Outstanding checks in
  excess of bank
  balances..............   29,280,542           --                       29,280,542
 Accrued interest
  expense...............    4,599,779      187,500                        4,787,279
 Dividends payable......      403,506           --                          403,506
 Current portion of
  long-term debt........    4,000,000           --                        4,000,000
                         ------------   ----------                      -----------
    Total current
     liabilities........  225,008,795   59,967,092                      284,975,887
                         ------------   ----------                      -----------
Long-term debt..........  209,000,000   10,000,000                      219,000,000
                         ------------   ----------                      -----------
Deferred income taxes...   41,382,000      254,389                       41,636,389
                         ------------   ----------                      -----------
Unearned revenue........           --    1,109,472                        1,109,472
                         ------------   ----------                      -----------
Minority interest.......           --    7,573,377                        7,573,377
                         ------------   ----------                      -----------
Stockholders' equity:
  Common stock..........      672,510       82,144     82,144    79,205     751,715
  Additional paid-in
   capital..............  163,488,177    5,860,684  2,115,781           167,233,080
  Unamortized restricted
   stock compensation...   (1,317,468)    (297,988)                      (1,615,456)
  Retained earnings.....   55,262,254   15,933,263                       71,195,517
  Treasury stock........           --   (2,118,720)           2,118,720         --
                         ------------   ----------  --------- --------- -----------
    Total stockholders'
     equity.............  218,105,473   19,459,383  2,197,925 2,197,925 237,564,856
                         ------------   ----------  --------- --------- -----------
                         $693,496,268   98,363,713  2,197,925 2,197,925 791,859,981
                         ============   ==========  ========= ========= ===========

See Accompanying Notes to the Condensed Pro Forma Combined Financial Statements

                       ASSOCIATED NATURAL GAS CORPORATION

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      SIX MONTHS ENDED MARCH 31, 1994
                                  (UNAUDITED)

                                          ANGC      GRAND VALLEY
                                       HISTORICAL    HISTORICAL
                                       SIX MONTHS    SIX MONTHS
                                         ENDED         ENDED        PRO FORMA
                                       MARCH 31,    FEBRUARY 28,    COMBINED
                                          1994          1994          ANGC
                                      ------------  ------------  -------------
Operating revenue:
  Natural gas and petroleum product
   sales............................. $855,157,439  197,532,830   1,052,690,269
  Transportation and agency fees.....    7,816,941    1,393,854       9,210,795
  Other..............................    7,018,446      295,649       7,314,095
                                      ------------  -----------   -------------
                                       869,992,826  199,222,333   1,069,215,159
                                      ------------  -----------   -------------
Operating expenses:
  Natural gas and petroleum products
   purchases.........................  799,786,999  188,386,196     988,173,195
  Operations.........................   20,715,546    1,371,252      22,086,798
  General and administrative.........    9,961,803    3,873,674      13,835,477
  Depreciation, depletion and
   amortization......................   13,558,868    1,455,620      15,014,488
                                      ------------  -----------   -------------
                                       844,023,216  195,086,742   1,039,109,958
                                      ------------  -----------   -------------
    Income from operations...........   25,969,610    4,135,591      30,105,201
Other income (expense):
  Interest expense...................   (7,217,930)    (474,479)     (7,692,409)
  Interest income....................      336,689      188,770         525,459
  Other, net.........................       18,764        1,248          20,012
                                      ------------  -----------   -------------
                                        (6,862,477)    (284,461)     (7,146,938)
                                      ------------  -----------   -------------
    Earnings before income taxes and
     minority interest...............   19,107,133    3,851,130      22,958,263
Income tax expense:
  Current............................    4,493,000    1,246,682       5,739,682
  Deferred...........................    3,557,000      163,400       3,720,400
                                      ------------  -----------   -------------
                                         8,050,000    1,410,082       9,460,082
                                      ------------  -----------   -------------
Earnings before minority interest....   11,057,133    2,441,048      13,498,181
 Minority interest...................           --      250,479         250,479
                                      ------------  -----------   -------------
    Net earnings..................... $ 11,057,133    2,190,569      13,247,702
                                      ============  ===========   =============
Earnings per common share............        $0.83         0.34            0.88
                                             =====         ====            ====
Weighted average common shares
 outstanding.........................   13,379,647    6,373,693      14,973,070
                                      ============  ===========   =============

See Accompanying Notes to the Condensed Pro Forma Combined Financial Statements

                       ASSOCIATED NATURAL GAS CORPORATION

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                       GRAND
                                         ANGC         VALLEY
                                      HISTORICAL    HISTORICAL
                                      YEAR ENDED    YEAR ENDED     PRO FORMA
                                    SEPTEMBER 30,     MAY 31,      COMBINED
                                         1993          1993          ANGC
                                    --------------  -----------  -------------
Operating revenue:
  Natural gas and petroleum product
   sales........................... $1,448,341,017  320,546,161  1,768,887,178
  Transportation and agency fees...     10,270,862    1,866,081     12,136,943
  Other............................      6,710,841    1,114,578      7,825,419
                                    --------------  -----------  -------------
                                     1,465,322,720  323,526,820  1,788,849,540
                                    --------------  -----------  -------------
Operating expenses:
  Natural gas and petroleum
   products purchases..............  1,347,819,948  309,156,214  1,656,976,162
  Operations.......................     33,424,262      838,672     34,262,934
  General and administrative.......     15,661,710    6,463,578     22,125,288
  Depreciation, depletion and
   amortization....................     21,925,305    1,659,851     23,585,156
                                    --------------  -----------  -------------
                                     1,418,831,225  318,118,315  1,736,949,540
                                    --------------  -----------  -------------
    Income from operations.........     46,491,495    5,408,505     51,900,000
Other income (expense):
  Interest expense.................    (12,670,495)    (484,993)   (13,155,488)
  Interest income..................        773,510      346,459      1,119,969
  Other, net.......................       (112,851)      81,031        (31,820)
                                    --------------  -----------  -------------
                                       (12,009,836)     (57,503)   (12,067,339)
                                    --------------  -----------  -------------
    Earnings before income taxes...     34,481,659    5,351,002     39,832,661
Income tax expense (benefit):
  Current..........................      7,268,000    2,382,726      9,650,726
  Deferred.........................      6,845,000     (210,564)     6,634,436
                                    --------------  -----------  -------------
                                        14,113,000    2,172,162     16,285,162
                                    --------------  -----------  -------------
    Net earnings................... $   20,368,659    3,178,840     23,547,499
                                    ==============  ===========  =============
Earnings per common share..........          $1.56         0.50           1.61
                                             =====         ====           ====
Weighted average common shares
 outstanding.......................     13,031,730    6,383,803     14,627,681
                                    ==============  ===========  =============



See Accompanying Notes to the Condensed Pro Forma Combined Financial Statements

                       ASSOCIATED NATURAL GAS CORPORATION

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                         YEAR ENDED SEPTEMBER 30, 1992
                                  (UNAUDITED)

                                                        GRAND
                                          ANGC         VALLEY
                                       HISTORICAL    HISTORICAL
                                       YEAR ENDED    YEAR ENDED     PRO FORMA
                                      SEPTEMBER 30,    MAY 31,      COMBINED
                                          1992          1992          ANGC
                                      -------------  -----------  -------------
Operating revenue:
  Natural gas and petroleum product
   sales............................. $917,052,336   194,721,834  1,111,774,170
  Transportation and agency fees.....    5,919,579     1,168,196      7,087,775
  Other..............................    5,474,779       697,923      6,172,702
                                      ------------   -----------  -------------
                                       928,446,694   196,587,953  1,125,034,647
                                      ------------   -----------  -------------
Operating expenses:
  Natural gas and petroleum products
   purchases.........................  838,913,008   186,500,387  1,025,413,395
  Operations.........................   25,177,826       262,501     25,440,327
  General and administrative.........   11,856,304     4,454,435     16,310,739
  Depreciation, depletion and
   amortization......................   21,318,640       525,581     21,844,221
                                      ------------   -----------  -------------
                                       897,265,778   191,742,904  1,089,008,682
                                      ------------   -----------  -------------
    Income from operations...........   31,180,916     4,845,049     36,025,965
Other income (expense):
  Interest expense...................  (12,332,364)     (128,095)   (12,460,459)
  Interest income....................    1,289,884       315,928      1,605,812
  Other, net.........................     (158,186)      179,810         21,624
                                      ------------   -----------  -------------
                                       (11,200,666)      367,643    (10,833,023)
                                      ------------   -----------  -------------
    Earnings before income taxes.....   19,980,250     5,212,692     25,192,942
Income tax expense:
  Current............................    3,284,000     1,800,906      5,084,906
  Deferred...........................    5,046,000       166,038      5,212,038
                                      ------------   -----------  -------------
                                         8,330,000     1,966,944     10,296,944
                                      ------------   -----------  -------------
    Net earnings..................... $ 11,650,250     3,245,748     14,895,998
                                      ============   ===========  =============
Earnings per common share............        $ .93          0.52           1.06
                                      ============   ===========  =============
Weighted average common shares
 outstanding.........................   12,539,420     6,287,584     14,111,316
                                      ============   ===========  =============



See Accompanying Notes to the Condensed Pro Forma Combined Financial Statements

                       ASSOCIATED NATURAL GAS CORPORATION

                         YEAR ENDED SEPTEMBER 30, 1991
                                  (UNAUDITED)

                                                          GRAND
                                            ANGC         VALLEY
                                         HISTORICAL    HISTORICAL
                                         YEAR ENDED    YEAR ENDED    PRO FORMA
                                        SEPTEMBER 30,    MAY 31,     COMBINED
                                            1991          1991         ANGC
                                        -------------  -----------  -----------
Operating Revenue:
  Natural gas and petroleum product
   sales............................... $621,794,644   104,119,594  725,914,238
  Transportation and agency fees.......    4,357,743       669,781    5,027,524
  Other................................    4,509,255       378,809    4,888,064
                                        ------------   -----------  -----------
                                         630,661,642   105,168,184  735,829,826
                                        ------------   -----------  -----------
Operating expenses:
  Natural gas and petroleum products
   purchases...........................  560,699,588    96,356,467  657,056,055
  Operations...........................   21,249,584           --    21,249,584
  General and administrative...........    9,016,504     3,049,679   12,066,183
  Depreciation, depletion and
   amortization........................   17,246,442       249,407   17,495,849
                                        ------------   -----------  -----------
                                         608,212,118    99,655,553  707,867,671
                                        ------------   -----------  -----------
    Income from operations.............   22,449,524     5,512,631   27,962,155
Other income (expense):
  Interest expense.....................   (8,376,655)     (169,000)  (8,545,655)
  Interest income......................    1,491,598       279,470    1,771,068
  Other, net...........................       77,390        31,802      109,192
                                        ------------   -----------  -----------
                                          (6,807,667)      142,272   (6,665,395)
                                        ------------   -----------  -----------
    Earnings before income taxes.......   15,641,857     5,654,903   21,296,760
Income tax expense:
  Current..............................    2,265,000     2,130,086    4,395,086
  Deferred.............................    3,256,000         2,646    3,258,646
                                        ------------   -----------  -----------
                                           5,521,000     2,132,732    7,653,732
                                        ------------   -----------  -----------
    Net earnings....................... $ 10,120,857     3,522,171   13,643,028
                                        ============   ===========  ===========
Earnings per common share..............         $.92          0.56         1.08
                                        ============   ===========  ===========
Weighted average common shares
 outstanding...........................   11,010,375     6,340,158   12,595,415
                                        ============   ===========  ===========



See Accompanying Notes to the Condensed Pro Forma Combined Financial Statements

                       ASSOCIATED NATURAL GAS CORPORATION

           NOTES TO CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS


(1) On February 21, 1994, ANGC and Grand Valley entered into an agreement that provides for the merger of Grand Valley with a subsidiary of ANGC. Under the terms of the Merger Agreement, Grand Valley shareholders will receive 0.25 shares of ANGC Common Stock in exchange for each of their shares of Grand Valley Common Stock. The business combination is to be accounted for as a pooling of interests. The condensed pro forma combined balance sheet as of March 31, 1994 includes pro forma adjustments to give effect to the issuance of 1,584,106 shares of ANGC Common Stock in exchange for 6,336,422 shares of Grand Valley Common Stock outstanding as of that date and the subsequent retirement of the Grand Valley Common Stock and 235,098 shares held in treasury. Upon consummation of the Merger, ANGC expects to issue approximately 58,500 additional shares of ANGC Common Stock in exchange for Grand Valley Common Stock to be issued upon the exercise of certain stock options that are expected to be exercised upon consummation of the Merger.

(2) Certain reclassifications have been made to the historical financial statements of Grand Valley to conform with ANGC's presentation.


(3) Pro forma earnings per share have been computed based on the pro forma net earnings and the pro forma weighted average common shares outstanding for the periods presented. The pro forma weighted average common shares outstanding have been computed by adjusting the historical weighted average common shares outstanding for ANGC by the effect of the shares to be issued in exchange for the Grand Valley Common Stock. The dilutive effect of options outstanding on the calculation of pro forma earnings per share was not material.

(4) The pro forma unaudited condensed consolidated financial statements do not include estimated merger expenses, which are not expected to exceed $1.5 million. These expenses, which primarily consist of financial advisory fees, outside legal, accounting and professional fees and one-time costs of consolidating certain operational and administrative functions of the companies, will be expensed in 1994. The pro forma statements also do not include any cost savings expected to occur as a result of the Merger, as well as the deferral of a portion of Grand Valley's current income taxes.

                 BUSINESS OF ASSOCIATED NATURAL GAS CORPORATION

GENERAL

  ANGC is engaged in the business of purchasing, gathering, processing, transporting and marketing natural gas, NGLs and crude oil to industrial end users, local distribution companies, liquid petroleum gas wholesalers and retailers and refiners. ANGC was formed in 1986 as a successor to Natural Gas Associates, a partnership, which constructed its first natural gas gathering system in March 1983 in Weld County, Colorado.

  ANGC currently owns and operates a significant complex of crude oil, NGLs and natural gas gathering, processing/fractionation and transportation facilities situated in major oil and natural gas-producing basins in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. These facilities connect over 8,000 producing wells to approximately 9,000 miles of its pipelines.

  ANGC purchases natural gas and entrained NGLs from major and independent oil and gas producers, gathers those volumes by means of its pipeline gathering systems, processes the natural gas and extracts the NGLs where applicable, combines the supply of residue gas from its plants with other supplies of natural gas, arranges for transportation of the natural gas and markets the natural gas to various industrial end users and local distribution companies. NGLs that are extracted from the natural gas are, where applicable, further separated, or fractionated into their primary component products: ethane, propane, butane and natural gasoline. These component products are then sold to liquid petroleum gas wholesalers, retailers and refiners as feedstock for various chemical plants, retail heating fuel or blending stocks. In addition, ANGC purchases, transports through wholly-owned and third party pipelines or transport trucks, and markets crude oil in its various operating areas.

MARKETING AND TRANSPORTATION

  With operating knowledge gained through many years of experience in purchasing, gathering, transporting and marketing natural gas, crude oil and petroleum products, ANGC's management believes it has the ability to identify significant and expanding sources of supply, as well as markets for its products. Nevertheless, any significant change that occurs in the industry, the regulatory environment or the demands of ANGC's customers may adversely affect ANGC's marketing efforts. The availability of ready markets for natural gas and NGLs, and the prices for such products depend upon a number of factors beyond the control of ANGC. Such factors include the level of domestic production, the availability of imported crude oil and natural gas, the availability of transportation systems, the availability and marketing of competitive fuels, fluctuating and seasonal demand for crude oil, natural gas and NGLs and the extent of governmental regulation. ANGC's ability to obtain and maintain markets for natural gas is a key factor in maintaining optimum production levels for its producers, assuring throughput for its facilities, obtaining additional supplies and generating revenue. ANGC continues to emphasize system supply sales over off-system sales as they provide a larger and more sustainable margin for ANGC.

  Off-system marketing has developed into a specialized activity of ANGC, providing natural gas producers with access to services in transportation, dispatching, contract negotiation and administration not usually available or economically justifiable to smaller producers. The margins on a per MCF basis earned in off-system sales are usually less than those earned in system supply sales primarily due to the absence of any ANGC capital investment in off-system activities.

  ANGC does not own or produce crude oil or natural gas reserves. The majority of the natural gas flowing through ANGC's facilities is purchased or transported under long-term contracts with producers ranging in size from small independents to major oil companies. The producer generally dedicates to ANGC the natural gas produced from all geologic formations of designated oil and natural gas leases for the term of the contract, which typically ranges from three years to the economic life of ANGC's facilities. Under such purchase contracts, ANGC usually takes title to the natural gas at the outlet of the producer's facilities. Most of these purchase contracts have percentage-of-proceeds provisions under which ANGC pays the producer a specific percentage of the net proceeds received from sale of the residue gas and NGLs, if extracted. These percentage-of-proceeds pricing provisions in the majority of ANGC's contracts for the purchase of natural gas mitigate, but do not eliminate, the effect upon ANGC of fluctuations in natural gas and NGLs prices. In addition, most of ANGC's contracts contain a provision that allows ANGC to cease taking natural gas, or to cancel the contract, if such activity becomes unprofitable to ANGC.

  ANGC also purchases and aggregates off-system supplies of natural gas not connected to its pipeline systems. Off-system supply is normally purchased through short-term agreements of less than 90 days on a reasonable-efforts basis at wellhead prices. ANGC takes title to the natural gas at the producer's facilities or other mutually agreeable delivery points and arranges for appropriate transportation in order to market this supply.

  ANGC purchases and sells crude oil under short-term contracts (typically one year or less). ANGC transports crude oil on its systems for volumetric charges under published tariffs filed with state governmental authorities having jurisdiction.

NATURAL GAS PROCESSING

  ANGC currently has five fractionation facilities located in Colorado, Louisiana, Oklahoma and Texas through which NGLs extracted are further processed and separated into their individual components (ethane, propane, butane and natural gasoline). ANGC markets its fractionated NGLs to a variety of wholesale and retail customers and refiners. The prices received for these products are generally based upon the industry average published price for NGLs at Mont Belvieu, Texas or Conway, Kansas, plus or minus a transportation differential for product delivered in the region.

                      BUSINESS OF GRAND VALLEY GAS COMPANY

  The Grand Valley 1993 10-K and Grand Valley Third Quarter 10-Q are being mailed to shareholders together with this Proxy Statement/Prospectus and are incorporated by reference herein. The foregoing summary of Grand Valley's business is qualified in its entirety by reference to the Grand Valley 1993 10-K and Grand Valley Third Quarter 10-Q.

GENERAL

  Grand Valley was incorporated in the State of Utah in 1981 and has owned and operated natural gas gathering systems since 1982. Since 1985, Grand Valley has been primarily engaged in the natural gas marketing business. Grand Valley's marketing operations extend from the west coasts of the United States and Canada through the Rocky Mountain and Midwest regions of the United States. Grand Valley markets natural gas produced in the Rocky Mountain, Mid-Continent and Southwestern regions of the United States and in western Canada to natural gas utilities and industrial end users located in the western United States and western Canada.

  Marketing services provided by Grand Valley, such as supply and market aggregation, contract negotiation, transportation and storage management and related administrative services, facilitate the movement of natural gas from the wellhead to the end user. Grand Valley provides its sales customers with supply diversity and reliability by accessing a large group of producers in numerous natural gas producing basins. Likewise, Grand Valley provides producers with regional market diversity and certainty through its gas supply relationships with a broad spectrum of local distribution companies and industrial end users. Accordingly, Grand Valley considers its dealings with both natural gas producers and natural gas sales customers as key customer relationships.

  Grand Valley's business has been strongly influenced by regulatory initiatives commenced in 1985 by the FERC promoting open access to interstate natural gas pipelines. As a general matter, Grand Valley's ability to transport gas through interstate pipelines, and the terms and conditions of such transportation arrangements, may be affected by future application and interpretation of FERC Order No. 636, and by the requirement that interstate pipeline companies offer open-access transportation arrangements under this order or otherwise. Any significant change in FERC policy could have a material effect upon Grand Valley's business.

NATURAL GAS MARKETING

  Grand Valley's natural gas marketing services include supply and market aggregation, dispatching, balancing, regulatory compliance, transportation, storage, contract negotiation and administration.

  In addition to its standard marketing activities, beginning in fiscal 1990, Grand Valley arranged for certain of its producer and sales customers to contract directly with one another under long-term contracts negotiated and administered by Grand Valley. In return for these and other services, Grand Valley receives agency service fees in lieu of the direct sales service margins associated with Grand Valley's more traditional marketing transactions.

  Grand Valley does not own significant natural gas reserves nor does it obtain a large proportion of the gas it sells through its own gathering and transmission systems. Grand Valley purchases most of its natural gas supplies from approximately 120 producers ranging from independent operators to major integrated oil and gas companies.

NATURAL GAS MARKETING CUSTOMERS

  Grand Valley's customers are located primarily in the Pacific Northwest, the Rocky Mountains, the Midwest and California in the United States and in British Columbia, Canada. During the fiscal year ended May 31, 1993, Grand Valley marketed natural gas to 24 utility purchasers, to 77 industrial end users, and to more than 230 industrial customers through purchase agents.

  A significant portion of Grand Valley's sales volumes are to local distribution companies that, in many instances, purchase natural gas supplies from Grand Valley under long-term sales contracts. Grand Valley has a number of customers that typically purchase gas under contracts having a one-year term and also has numerous shorter term contracts with both producer and sales customers. Approximately 53 percent, 49 percent and 62 percent of Grand Valley's fiscal 1993, 1992 and 1991 natural gas marketing sales volumes, respectively, were made pursuant to contracts with an initial term of at least one year. The decline in fiscal 1992 long-term sales volume percentage reflects significant new short term sales volumes to markets in California and the Midwest that were relatively insignificant during fiscal 1991.

NATURAL GAS GATHERING AND PROCESSING

  Grand Valley owns interests in or operates six gathering, compression and processing systems.

                        COMPARISON OF STOCKHOLDER RIGHTS

  Upon consummation of the Merger, shareholders of Grand Valley, a Utah corporation, will become stockholders of ANGC, a Delaware corporation. The following is a summary of material differences between the rights of Grand Valley shareholders and ANGC stockholders.

  Authorized Stock. Grand Valley's Articles of Incorporation authorize 50,000,000 shares of Grand Valley Common Stock, of which 6,335,944 were outstanding as of May 16, 1994. ANGC's Certificate of Incorporation authorizes 40,000,000 shares of ANGC Common Stock, of which 13,460,453 were outstanding as of May 16, 1994, and 200,000 shares of preferred stock, $1.00 par value, of which none are outstanding. The issuance of preferred stock could affect the rights of holders of ANGC Common Stock. See "Description of ANGC Capital Stock."

  Power to Call Special Shareholders' Meetings. Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the charter documents. ANGC's By-laws permit special meetings to be called by the Chairman, Chief Executive Officer, President, Board of Directors or by the holders of at least 25 percent of the stock entitled to vote at the meeting.

  Utah law provides that a special meeting may be called by the board of directors, the holders of shares entitled to cast at least 10 percent of the votes at such meeting or such other persons as are authorized by the bylaws. Grand Valley's By-laws do not authorize additional persons to call special meetings.

  Shareholder Approval of Certain Business Combinations. Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" (as such terms are defined in Section 203) for three years following the date that such person becomes an interested stockholder. With certain exceptions, an interested stockholder is a person or group who or which owns 15 percent or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15 percent or more of such voting stock at any time within the previous three years.

  Section 203 does not apply if: (i) prior to the date on which such stockholder becomes an interested stockholder the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested stockholder; (ii) the interested stockholder owns 85 percent of the corporation's voting stock upon consummation of the transaction which made him an interested stockholder (excluding from the 85 percent calculation shares owned by directors who are also officers of the target corporation and shares held by employee stock plans which do not permit employees to decide confidentially whether to accept a tender or exchange offer); or (iii) on or after the date such person becomes an interested stockholder, the board approves the business combination and it is also approved at a stockholder meeting by 66 2/3 percent of the voting stock not owned by the interested stockholder.

  Section 203 only applies to Delaware corporations which have a class of voting stock that is listed on a national securities exchange, are quoted on an interdealer quotation system such as NASDAQ or are held of record by more than 2,000 stockholders. However, a Delaware corporation may elect not to be governed by Section 203 by a provision in its original certificate of incorporation or an amendment thereto or to the bylaws, which amendment must be approved by majority stockholder vote and may not be further amended by the board of directors. ANGC has not made such an election.

  Under the Utah Control Share Acquisitions Act (the "CSAA"), acquisition (on a cumulative basis) of 20 percent or more of the voting power of certain publicly held corporations located in Utah in a "control shares acquisition" prohibits such shares, known as "control shares," from being voted on any matter unless and until a resolution allowing such shares to be voted is approved by a majority of the outstanding shares of each class of stock, excluding "interested shares." "Interested shares" are those held by the acquiror subject to the CSAA and by all officers and employee-directors of the company. A corporation may "opt out" of the CSAA in its charter documents at any time prior to a control share acquisition. Grand Valley has opted out of the CSAA.

  Actions by Shareholders Without a Meeting. Under Delaware law, unless otherwise provided in the certificate of incorporation, action may be taken by stockholders without a meeting if a written consent to such action is signed by the holders of a majority of the shares entitled to vote on such action. A notice must be given to stockholders that did not consent, and in certain circumstances, the notice must be delivered before completing the approved action. ANGC's Certificate of Incorporation does not prohibit action by written consent of the stockholders.

  Under Utah law, for corporations in existence on July 1, 1992, action may be taken by shareholders without a meeting if a written consent to such action is signed by the holders of all of the shares entitled to vote on such action. Such a corporation may by shareholder vote elect to permit action (other than election of directors) to be taken by the written consent of a majority of the shares entitled to vote. Grand Valley has not so elected.

  Dividends and Repurchase of Shares. Delaware law permits a corporation, unless restricted by its certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

  Under Utah law, a corporation may make distributions to shareholders so long as such action would not (a) make the corporation unable to pay its debts as they become due in the usual course of business or (b) cause the corporation's total assets to be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed to satisfy preferential rights of shareholders senior to those receiving the distribution.

  Sale of Substantially All Corporate Assets. Under Delaware law the sale, lease or exchange of substantially all corporate assets, whether or not in the regular course of business, requires the approval of the holders of a majority of the stock entitled to vote.

  Under Utah law, the sale, lease, exchange or other disposition of all, or substantially all, of the corporation's assets requires the consent or approval of the shareholders except when done in the regular course of its business.

  The foregoing summary does not purport to be a complete statement of the rights of holders of ANGC Common Stock and Grand Valley Common Stock under, and is qualified in its entirety by reference to, the DGCL, the URBCA, the Restated Certificate of Incorporation and By-laws, as amended, of ANGC, and the Articles of Restatement of Articles of Incorporation and By-laws of Grand Valley.

                       DESCRIPTION OF ANGC CAPITAL STOCK

  ANGC's authorized capital stock consists of 40,000,000 shares of ANGC Common Stock, of which 13,460,453 shares were outstanding as of May 16, 1994, and 200,000 shares of preferred stock, $1.00 par value, none of which are outstanding.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held and have no pre-emptive or other rights to subscribe for additional shares. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50 percent of the outstanding Common Stock voting in the election of directors can elect all of the directors if they so choose, and in such event the holders of the remaining shares of Common Stock will not be able to elect any directors. Subject to outstanding contractual restrictions, holders of Common Stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor. ANGC's debt agreements contain provisions restricting ANGC's ability to pay dividends. Under the most restrictive of these provisions, approximately $63 million was available for the payment of dividends on March 31, 1994. All of the outstanding shares of Common Stock are, and the shares of Common Stock to be issued by ANGC in the Merger upon their issuance will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

  Of the 200,000 shares of preferred stock originally authorized, 75,620 were issued and subsequently converted into ANGC Common Stock. At this time the Board of Directors has the authority to issue the remaining 124,380 shares of preferred stock in series and to fix the rights and preferences, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Thus, any series may, if so determined by the Board of Directors, have full voting rights with the Common Stock or superior or limited voting rights, be convertible into Common Stock or another security of ANGC, and have such other relative rights, preferences and limitations as the Board of Directors shall determine. As a result, any class or series of preferred stock could have rights which would adversely affect the voting power of the Common Stock. The shares of any class or series of preferred stock need not be identical.

  ANGC has no present plans to issue any series of preferred stock. Any such issuance could, however, be used by management to dilute the voting and ownership interest of persons seeking to gain control of ANGC.

LIMITATION OF LIABILITY OF DIRECTORS

  In accordance with amendments to the DGCL adopted in response to changes in the market for directors' liability insurance, ANGC's Certificate of Incorporation eliminates in certain circumstances the liability of directors of ANGC for monetary damages for breach of their fiduciary duty of care as directors. This provision does not abrogate the director's duty of care, nor does it eliminate the liability of a director (i) for a breach of the director's duty of loyalty to ANGC or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL), (iv) for transactions from which the director derived an improper personal benefit, and (v) for any violation of the Federal securities laws. Although in certain circumstances money damages are precluded, a director remains liable for equitable remedies such as injunction or rescission. The effect of any repeal or amendment of this provision would not be retroactive.

TRANSFER AGENT

  The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                                 LEGAL MATTERS

  The validity of the shares of ANGC Common Stock to be issued in connection with the Merger will be passed upon for ANGC by Holme Roberts & Owen LLC. Certain tax matters will be passed upon for ANGC by Holme Roberts & Owen LLC and for Grand Valley by Vinson & Elkins L.L.P.

                                    EXPERTS

  The consolidated financial statements of ANGC as of September 30, 1993 and 1992, and for each of the years in the three-year period ended September 30, 1993 incorporated by reference herein have been incorporated by reference herein from the Annual Report on the Form 10-K for the year ended September 30, 1993 of ANGC in reliance upon the report of KPMG Peat Marwick, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements and schedules included in the Grand Valley 1993 Form 10-K, which is being provided to Grand Valley shareholders together with this Proxy Statement/Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                            SHAREHOLDERS' PROPOSALS

  If the Merger is not consummated, the annual meeting of shareholders of Grand Valley is expected to be held in November, 1994. Any proposals of shareholders of Grand Valley intended to be presented at the annual meeting must be received by Grand Valley, addressed to the Secretary at 50 West Broadway, Salt Lake City, Utah 84101, no later than June 24, 1994, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          OF GRAND VALLEY GAS COMPANY

                                          /s/  SIGNATURE

                                          -------------------------------------
                                          Secretary

                                   IMPORTANT

  If your shares of Grand Valley Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a proxy card with respect to your shares of Grand Valley Common Stock. Accordingly, please contact the person responsible for your account and give instructions for a proxy card to be signed representing your shares of Grand Valley Common Stock.

  If you have any questions about giving your proxy or require assistance, please contact Charlotte Brown at Corporate Investor Communications, Inc., our proxy solicitor, at (201) 896-1900.

                                                                         ANNEX A

- --------------------------------------------------------------------------------

                                    RESTATED


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                      ASSOCIATED NATURAL GAS CORPORATION,


                          ASSOCIATED NATURAL GAS, INC.


                                      AND


                            GRAND VALLEY GAS COMPANY


                         DATED AS OF FEBRUARY 21, 1994

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

 1.1  Effective Time of the Merger.........................................   1
 1.2  Closing..............................................................   1
 1.3  Effects of the Merger................................................   1
 1.4  Directors and Officers of the Surviving Corporation..................   2


                                   ARTICLE II

                            CONVERSION OF SECURITIES

 2.1  Manner of Converting Shares..........................................   2
      (a) Capital Stock of ANGI............................................   2
      (b) Capital Stock of GVGC............................................   2
 2.2  Exchange of Certificates.............................................   2
      (a) ANGC Certificates................................................   2
      (b) Exchange Procedures..............................................   2
      (c) Distributions with Respect to Unexchanged Shares.................   3
      (d) No Further Ownership Rights in GVGC Common Stock.................   3
      (e) No Fractional Shares.............................................   3
      (f) No Liability.....................................................   3

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF GVGC

 3.1  Organization and Standing............................................   3
 3.2  Capitalization.......................................................   4
 3.3  Lists of Properties, Contracts and Other Data........................   4
 3.4  Subsidiaries.........................................................   5
 3.5  Partnerships and Joint Ventures......................................   6
 3.6  Title to Assets......................................................   6
 3.7  Authority............................................................   7
 3.8  Consents and Approvals...............................................   7
 3.9  No Violation.........................................................   7
 3.10 SEC Documents and Financial Reports..................................   8
 3.11 No Undisclosed Liabilities...........................................   8
 3.12 Permits; Compliance with Applicable Laws.............................   8
 3.13 [Intentionally omitted]..............................................   9
 3.14 Taxes................................................................   9
 3.15 Employees............................................................   9
 3.16 Employee Benefit Plans...............................................   9
 3.17 Environmental Matters................................................  10
 3.18 Absence of Certain Changes or Events.................................  11
 3.19 Vote Required........................................................  11
 3.20 Number of Stockholders...............................................  11
 3.21 Accounting Matters...................................................  11
 3.22 Contracts and Customers..............................................  12


                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF ANGC AND ANGI

 4.1  Organization and Standing............................................  12
 4.2  Capitalization.......................................................  12
 4.3  Lists of Properties, Contracts and Other Data........................  12
 4.4  Subsidiaries.........................................................  13
 4.5  Partnerships and Joint Ventures......................................  13
 4.6  Title of Assets......................................................  13
 4.7  Authority............................................................  14
 4.8  Consents and Approvals...............................................  14
 4.9  No Violation.........................................................  14
 4.10 SEC Documents and Financial Reports..................................  15
 4.11 No Undisclosed Liabilities...........................................  15
 4.12 Permits; Compliance with Applicable Laws.............................  15
 4.13 [Intentionally omitted]..............................................  16
 4.14 Taxes................................................................  16
 4.15 Employees............................................................  16
 4.16 Employee Benefit Plans...............................................  16
 4.17 Environmental Matters................................................  17
 4.18 Absence of Certain Changes or Events.................................  17
 4.19 Number of Stockholders...............................................  18
 4.20 Accounting Matters...................................................  18
 4.21 Contracts and Customers..............................................  18

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

 5.1  Covenants of GVGC, ANGC and ANGI.....................................  18
      (a) Ordinary Course..................................................  18
      (b) Dividends; Changes in Stock......................................  18
      (c) Issuance of Securities...........................................  18
      (d) Governing Documents..............................................  18
      (e) No Solicitations.................................................  18
      (f) No Acquisitions..................................................  19
      (g) No Dispositions..................................................  19
      (h) Indebtedness.....................................................  19
      (i) Other Actions....................................................  19
      (j) Advice of Changes; Filings.......................................  19
      (k) Additional Employee Covenants....................................  20
      (l) Additional Tax Covenants.........................................  20

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

 6.1  Preparation of S-4 and the Proxy Statement...........................  20
 6.2  Comfort Letters of Accountants.......................................  20
 6.3  Access to Information................................................  21
 6.4  Access to Financial Institutional Relationships......................  21
 6.5  Stockholder Approvals................................................  21


 6.6  Legal Conditions to Merger...........................................  21
 6.7  Affiliates...........................................................  21
 6.8  Stock Exchange Listing...............................................  21
 6.9  Employee Benefit Plans...............................................  21
 6.10 Expenses.............................................................  22
 6.11 Brokers or Finders...................................................  22
 6.12 Indemnification......................................................  22
 6.13 Additional Agreements; Reasonable Efforts............................  23
 6.14 Tax and Accounting Treatment.........................................  23
 6.15 GVGC Options and Incentive Stock Awards; Employment Agreements.......  23
 6.16 Takeover Statutes....................................................  24


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

 7.1  Conditions to Each Party's Obligation to Effect the Merger...........  24
      (a) Stockholder Approval.............................................  24
      (b) NYSE Listing.....................................................  24
      (c) Other Approvals..................................................  24
      (d) S-4..............................................................  24
      (e) No Injunctions or Restraints.....................................  24
      (f) Pooling and Comfort Letters......................................  24
      (g) Letters for Affiliates...........................................  24
      (h) Legal Opinion....................................................  24
 7.2  Conditions of Obligations of ANGC and ANGI...........................  24
      (a) Representations and Warranties...................................  24
      (b) Performance of Obligations of GVGC...............................  25
      (c) Tax Opinion......................................................  25
      (d) Consents Under Agreements........................................  25
      (e) No Amendments to Resolutions.....................................  25
      (f) GVGC Options and Incentive Stock Awards..........................  25
      (g) Material Adverse Change..........................................  25
      (h) Due Diligence....................................................  25
      (i) Employment Agreements............................................  25
 7.3  Conditions of Obligations of GVGC....................................  26
      (a) Representations and Warranties...................................  26
      (b) Performance of Obligations of ANGC...............................  26
      (c) Acquisition of ANGC..............................................  26
      (d) Tax Opinion......................................................  26
      (e) No Amendments to Resolutions.....................................  26
      (f) Material Adverse Change..........................................  26
      (g) Due Diligence....................................................  26
      (h) Fairness Opinion.................................................  26


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

 8.1  Termination..........................................................  26
 8.2  Effect of Termination................................................  27
 8.3  Amendment............................................................  27
 8.4  Extension; Waiver....................................................  27


                                   ARTICLE IX


                               GENERAL PROVISIONS

 9.1  Nonsurvival of Representations, Warranties and Agreements............  27
 9.2  Notices..............................................................  27
 9.3  Interpretation.......................................................  28
 9.4  Counterparts.........................................................  29
 9.5  Entire Agreement; No Third Party Beneficiaries; Rights of Ownership..  29
 9.6  Governing Law........................................................  29
 9.7  No Remedy in Certain Circumstances...................................  29
 9.8  Publicity............................................................  29
 9.9  Knowledge of Parties.................................................  29


                        TABLE OF SCHEDULES AND EXHIBITS

 SCHEDULES

 GVGC Disclosure Schedule
 ANGC Disclosure Schedule


 EXHIBITS

 6.7    --Affiliates Letters
 7.1(h) --Holme Roberts &  Owen LLC Legal Opinion

  RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 21, 1994, among Associated Natural Gas Corporation, a Delaware corporation ("ANGC"), Grand Valley Gas Company, a Utah corporation ("GVGC"), and Associated Natural Gas, Inc., a Colorado corporation ("ANGI"). GVGC and ANGI are sometimes referred to herein as the "Constituent Corporations" and ANGI is sometimes referred to herein as the "Surviving Corporation."

  WHEREAS, the respective Boards of Directors of ANGC, GVGC and ANGI have approved and deem it advisable and in the best interests of their respective stockholders to consummate the merger of GVGC into ANGI (the "Merger") whereby each issued and outstanding share of common stock, par value $.0125 per share, of GVGC ("GVGC Common Stock") will be converted into the right to receive .25 shares of common stock, $.05 par value, of ANGC ("ANGC Common Stock");

  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

  WHEREAS, ANGC, GVGC and ANGI desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  WHEREAS, the parties executed an Agreement and Plan of Merger dated as of February 21, 1994, and now wish to amend and restate the same in its entirety;

  NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   The Merger

  1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger shall be duly prepared, executed and acknowledged by the Constituent Corporations and thereafter delivered on the Closing Date (as defined in Section 1.2) to the Secretary of State of the State of Colorado and the Division of Corporations and Commercial Code of the State of Utah (the "Division") for filing, as provided in the Colorado Corporation Code (the "CCC") and the Utah Revised Business Corporation Act (the "URBCA"), as soon as practicable on or after the Closing Date. The Merger shall become effective upon the later of (i) the filing of articles of merger by the Secretary of State of the State of Colorado and (ii) the filing of articles of merger by the Division or at such time thereafter as is provided in such articles of merger (the "Effective Time"). Prior to the Effective Time, ANGI shall qualify to do business in the State of Utah.

  1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at 10:00 a.m. Denver time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the conditions set forth in Article VII have been met or waived as provided in Article VII (the "Closing Date"), at the offices of Holme Roberts & Owen LLC 1700 Lincoln, Denver, Colorado, unless another date or place is agreed to by the parties hereto.

  1.3 Effects of the Merger. (a) At the Effective Time, (i) the separate existence of GVGC shall cease and GVGC shall be merged with and into ANGI, (ii) the Articles of Incorporation of ANGI as in effect immediately before the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, (iii) the By-laws of ANGI as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation.

  (b) At and after the Effective Time, the Merger shall have the effects set forth in the CCC and the URBCA.

  1.4 Directors and Officers of the Surviving Corporation. The directors and officers of ANGI, from and after the Effective Time, shall be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-laws.

                                   ARTICLE II

                            Conversion of Securities

  2.1 Manner of Converting Shares. The mode of carrying the Merger into effect and the manner and basis of converting GVGC Common Stock into a right to receive shares of ANGC Common Stock, forthwith at the Effective Time, are as follows:

    (a) Capital Stock of ANGI. The shares of common stock of ANGI, no par value ("ANGI Common Stock"), that are issued and outstanding at the Effective Time and all of which are owned by ANGC, shall be unaffected by the Merger and shall remain outstanding.

    (b) Capital Stock of GVGC. The shares of GVGC Common Stock that are issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive shares of ANGC Common Stock at the rate of .25 shares of ANGC Common Stock for each share of GVGC Common Stock (the "Conversion Number"), subject to the provisions of Section 2.2(e). All such shares of GVGC Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect to such certificate except the right to receive shares of ANGC Common Stock (or cash in lieu of fractional shares as provided in Section 2.2(e)) to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

  2.2 Exchange of Certificates.

  (a) ANGC Certificates. As of the Effective Time, ANGC shall reserve and hold for the benefit of the holders of certificates that prior to the Effective Time represented outstanding shares of GVGC Common Stock, for exchange in accordance with this Article II, the number of shares of ANGC Common Stock into which the shares of GVGC Common Stock have been converted as a result of the Merger.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, ANGC shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of GVGC Common Stock (the "Certificates") whose shares were converted into the right to receive shares of ANGC Common Stock pursuant to
Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to ANGC and shall be in such form and have such other provisions as ANGC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of ANGC Common Stock. Upon surrender of a Certificate for cancellation to ANGC or to such other agent or agents as may be appointed by ANGC, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of ANGC Common Stock (including the right to receive dividends or distributions and cash in lieu of fractional shares as contemplated in Sections 2.2(c) and 2.2(e)) which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of GVGC Common Stock which is not registered in the transfer records of GVGC, a certificate representing the proper number of shares of ANGC Common Stock (including the right to receive dividends or distributions and cash in lieu of fractional shares as contemplated in Sections 2.2(c) and 2.2(e)) shall be issued to a transferee if the Certificate representing such GVGC Common Stock is presented to ANGC, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of ANGC Common Stock, dividends or distributions and cash in lieu of any fractional shares of ANGC Common Stock as contemplated by this Section 2.2.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to ANGC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ANGC Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ANGC Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ANGC Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of ANGC Common Stock.

  (d) No Further Ownership Rights in GVGC Common Stock. All shares of ANGC Common Stock issued in the Merger upon conversion of shares of GVGC Common Stock in accordance with the terms hereof (including any dividends or distributions and cash paid in lieu of fractional shares pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GVGC Common Stock, subject, however, to the obligation of ANGC to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by GVGC on such shares of GVGC Common Stock in accordance with the terms of this Agreement or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of GVGC of the shares of GVGC Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to ANGC for any reason, they shall be cancelled and exchanged as provided in this Article II.

  (e) No Fractional Shares. No certificates or scrip representing fractional shares of ANGC Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of ANGC. In lieu of issuing fractional shares of ANGC Common Stock, ANGC shall issue to each stockholder of GVGC a check representing the cash amount equivalent to the value of the fractional shares, if any. Such value of ANGC Common Stock shall be computed on the basis of a five day average of the closing prices of ANGC Common Stock as reported by the New York Stock Exchange ("NYSE") Composite Tape, such five day average to start on the fifth business day preceding the Effective Time.

  (f) No Liability. Neither ANGC nor GVGC nor ANGI shall be liable to any holder of shares of GVGC Common Stock for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                     Representations and Warranties of GVGC

  GVGC represents and warrants to ANGC and ANGI as follows, except as set forth in the GVGC Disclosure Schedule:

    3.1 Organization and Standing. Each of GVGC, its Subsidiaries (as defined below) and the Partnerships (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole. As used in this Agreement, any reference to any event, change or effect being material with respect to any entity means an event, change or effect materially related to the condition (financial or otherwise), businesses or operations of such entity; and any reference to any event, change or effect having a material adverse effect means an event, change or effect that materially and adversely affects the condition (financial or otherwise), businesses or operations of such entity. As used in this Agreement, a "Subsidiary" of a person means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries; and the "Partnerships" shall mean Richfield Gas Storage System, Tecumseh Marketing Company, Shawnee Joint Venture and Shawnee Joint Venture II, Oklahoma general partnerships.

    3.2 Capitalization. As of the date hereof, the authorized capital stock of GVGC consists of 50,000,000 shares of GVGC Common Stock. At the close of business on February 21, 1994, (i) 6,336,444 shares of GVGC Common Stock were outstanding, (ii) not more than 181,825 shares of GVGC Common Stock were reserved for issuance pursuant to options issued under GVGC's 1992 Stock Option Plan adopted August 27, 1991 (the "GVGC 1992 Option Plan"),
  (iii) not more than 201,900 shares of GVGC Common Stock were reserved for issuance pursuant to options issued under GVGC's 1993 Stock Option Plan (the "GVGC 1993 Option Plan"), (iv) not more than 963,856 shares of GVGC Common Stock were reserved for issuance pursuant to GVGC's 9% Convertible Senior Subordinated Notes due December 15, 2004 (the "Convertible Notes"),
  (v) not more than 34,081 shares of GVGC Common Stock were reserved for issuance pursuant to the letter agreements ("Incentive Stock Award Agreements") dated August 12, 1991 between GVGC and David Presley relating to Centennial Natural Gas Corporation ("Centennial"), (vi) not more than 33,000 shares of GVGC Common Stock were reserved for issuance pursuant to employment and consulting agreements ("Centennial Option Agreements") dated August 12, 1991 between GVGC and former employees of and consultants to Centennial (the "Centennial Options"), (vii) not more than 5,000 shares of GVGC Common Stock were reserved for issuance pursuant to that certain letter agreement dated February 28, 1990, between GVGC and Russell K. Boone (the "Boone Options"), and (viii) except for the Convertible Notes, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"), were issued or outstanding. All outstanding shares of GVGC Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as disclosed herein or as contemplated by this Agreement, there are no options, warrants, calls, rights, commitments or agreements of any character to which GVGC or any Subsidiary of GVGC is a party or by which it is bound obligating GVGC or any Subsidiary of GVGC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of GVGC or any Subsidiary of GVGC or obligating GVGC or any Subsidiary of GVGC to grant, extend or enter into any such option, warrant, call, right or agreement.

    3.3 Lists of Properties, Contracts and Other Data. The GVGC Disclosure Schedule to be delivered in accordance with Section 7.2(h) hereof to ANGC shall list the following, as of the date of delivery unless otherwise provided below, and shall be certified by GVGC to be complete and accurate in a manner reasonably satisfactory to ANGC:

      (i) All existing written contracts, agreements and commitments of GVGC, its Subsidiaries, and the Partnerships, which (A) are significant contracts or agency agreements for the purchase, sale, exchange, storage or transportation of natural gas, or (B) relate to changes in the capitalization of or equity ownership of GVGC in any of its Subsidiaries or the Partnerships or which limit or restrict, directly or indirectly, control by GVGC of any of its Subsidiaries or the Partnerships, including the partnership agreements for the Partnerships;

      (ii) The names, current annual compensation rates (including bonuses and commissions), accrued bonuses, accrued sick leave, accrued severance pay and accrued vacation pay of all present officers and employees of GVGC and its Subsidiaries whose total compensation in the twelve-month period ended December 31, 1993, was $75,000 or more; the current base salary rate of each of such individuals; all employment, managerial, advisory or consulting agreements and written confidentiality or other agreements protecting information to which GVGC or any Subsidiary is a party; a complete description of all pension, profit-sharing, thrift, or other retirement plans, employee stock ownership plans, deferred compensation, stock ownership, stock purchase, performance share, individual or group bonus or other deferred or incentive plans, severance plans, hospitalization, insurance, vacation, death benefit, collective bargaining or other similar plans, agreements, arrangements, commitments or understandings of GVGC and its Subsidiaries providing for any employee benefit, and the annual cost to GVGC and its Subsidiaries of each such plan or arrangement; all other contracts with or with respect to, and all other obligations or liabilities between, GVGC or any of its Subsidiaries and any employee (or other individual with whom GVGC has a business relationship) of GVGC or any of its Subsidiaries; the name of each bank in which GVGC or any of its Subsidiaries now has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and the names of all persons, if any, now holding powers of attorney from GVGC or any of its Subsidiaries and a summary statement of the terms thereof;

      (iii) All pending or threatened litigation, governmental or regulatory proceedings, investigations and labor disputes (including, without limitation, unasserted claims and assessments), in each case known to GVGC, to which GVGC, any of its Subsidiaries or the Partnerships or its or their officers, directors or principal stockholders in their capacity as such is or, in the case of threatened proceedings, investigations or labor disputes, is threatened to be made a party;

      (iv) All claims asserted or threatened, in each case known to GVGC, at any time against GVGC, any of its Subsidiaries or the Partnerships in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by GVGC, any of its Subsidiaries or the Partnerships, together with a description of each such claim, action initiated with respect thereto and the disposition thereof;

      (v) The jurisdiction of incorporation or organization of each Subsidiary of GVGC, its capitalization, each jurisdiction in which it is qualified or registered to do business as a foreign corporation and the percentage of its issued and outstanding securities or other interest owned by GVGC or any Subsidiary of GVGC, and copies of the Articles of Incorporation and bylaws of each; and

      (vi) Except for GVGC's Subsidiaries and except for any partnerships deemed to be created under an operating agreement for oil and gas properties, all corporations, joint ventures or other entities in which GVGC or any of its Subsidiaries owns an equity interest, including the Partnerships, and all limited partnerships or general partnerships sponsored or promoted by GVGC or any of its Subsidiaries (other than entities whose securities are publicly traded in any recognized regular market), including, to the extent known by GVGC a brief description of the activities conducted thereby, total assets thereof, percentage of GVGC's equity interest and identities of other equity participants.

    3.4 Subsidiaries. The only Subsidiaries of GVGC are the following:

      Grand Valley Gas Services Company;
      Grand Valley Gathering Company;

      Grand Valley Canada Ltd.;
      Centennial Storage Corporation;
      GV Power Corporation;
      Mesquite Pipeline Company; and
      GV Power Corporation II (to be incorporated).

  Except as set forth in the GVGC Disclosure Schedule, GVGC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of or other interests in its Subsidiaries and no equity securities of its Subsidiaries are or may be required to be issued by reason of any options, warrants, rights, calls, commitments or other agreements. Except as set forth in the GVGC Disclosure Schedule, all of such shares or other interests so owned by GVGC are owned by it free and clear of any lien, claim or encumbrance with respect thereto. The outstanding shares of stock or other securities of each GVGC Subsidiary have been duly and validly issued and are fully paid and nonassessable. None of GVGC's Subsidiaries own any shares of GVGC Common Stock.

    3.5 Partnerships and Joint Ventures. The joint venture corporations, limited partnerships, general partnerships or other entities identified on the GVGC Disclosure Schedule are the only joint venture corporations or partnerships in which GVGC or its Subsidiaries has an equity interest, except for interests in Subsidiaries. Except as set forth in the GVGC Disclosure Schedule, all of such shares or interests so owned by GVGC or its Subsidiaries are owned by it free and clear of any lien, claim or encumbrance with respect thereto.

    3.6 Title to Assets. GVGC, each of its Subsidiaries and the Partnerships have good and defensible title to, or a valid leasehold interest in, their respective properties and assets (including those reflected in GVGC's consolidated balance sheet at November 30, 1993, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all title defects, liens and encumbrances, and except for: (i) Pipeline Properties (as defined below), (ii) any liens, encumbrances and other matters reflected in GVGC's consolidated balance sheet at November 30, 1993 (including the notes thereto), (iii) liens for current realty and personal property taxes and assessments not yet due and payable, or (iv) imperfections of title and encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair GVGC's, any of its Subsidiaries' and the Partnerships' business operations in any material respect. Except as set forth in the GVGC Disclosure Schedule, neither GVGC nor any of its Subsidiaries nor, to the knowledge of GVGC, the Partnerships has received any notice from any Governmental Entity or official of any eminent domain proceeding or any violation (which has not been complied with, satisfied or withdrawn) of any applicable zoning regulation, ordinance or other law, order or regulation relating to its operations or its owned or leased properties, and, to the knowledge of GVGC, no such violation exists, except for such notices or violations that would not materially interfere with the present use of the properties or otherwise materially impair GVGC's or its Subsidiaries' or the Partnerships' business operations in any material respect. As used in this Agreement, the term "Governmental Entity" shall mean any court, administrative agency, commission or other governmental authority or instrumentality of any federal, tribal, state, county, local or foreign government. As used in this Agreement, the term "Pipeline Properties" shall mean all pipelines, equipment, other tangible personal property, easements, rights of way, servitudes, permits, surface leases and other similar assets and rights used by any person in connection with its natural gas gathering, processing and storage operations. The maps attached to the GVGC Disclosure Schedule depicting GVGC's Pipeline Properties are true and accurate in all material respects and GVGC or a Subsidiary or Partnership has sufficient title to or interest in the applicable asset or right to enable GVGC or any Subsidiary or Partnership to conduct its business with respect thereto as it currently is being conducted. Except as contemplated in this Agreement or as set forth in the GVGC Disclosure Schedule, (a) no person (other than GVGC or a Subsidiary or a Partnership) has any right, title or interest or any claim thereto in any of the Pipeline Properties of GVGC, its Subsidiaries or the Partnerships, the existence of which, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or to the knowledge of GVGC have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole; and (b) GVGC or a Subsidiary or Partnership or a predecessor has made all filings and received all approvals, certificates or other authorizations necessary under applicable state and federal law to construct and operate all Pipeline Properties, to engage in the gathering of gas and to abandon the Pipeline Properties or to terminate any such transportation, except for such filings, approvals, certificate and authorizations, the absence of which would not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    3.7 Authority. GVGC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of GVGC Common Stock). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GVGC (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of GVGC Common Stock), and no other corporate proceedings on the part of GVGC are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by GVGC and, assuming this Agreement constitutes a valid and binding obligation of ANGC and ANGI, constitutes a valid and binding obligation of GVGC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws for the protection of creditors or debtors or generally affecting creditors' rights.

    3.8 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to GVGC or any of its Subsidiaries or the Partnerships in connection with the execution and delivery of this Agreement by GVGC or the consummation by GVGC of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, except for (i) the filing of a premerger notification report by GVGC and ANGC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement in definitive form relating to the meeting of GVGC's stockholders to be held in connection with the Merger (the "Proxy Statement"), (B) the S-4 (as hereinafter defined) and (C) such reports under Sections 13(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required, (iii) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (iv) the filing of articles of merger with the Secretary of State of the State of Colorado and the Division and appropriate documents with the relevant authorities of other states in which GVGC is qualified to do business, and (v) the qualification of ANGI as a foreign corporation qualified to do business in Utah and other such filings, authorizations, orders and approvals of tribal, state, county, and local governmental authorities, including those required pursuant to state takeover laws ("State Takeover Approvals").

    3.9 No Violation. Except as set forth in the GVGC Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "GVGC Violation"), (A) any provision of the Articles of Incorporation or By-laws of GVGC or any Subsidiary of GVGC, or the partnership agreements of the Partnerships, (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan (as defined in Section 3.16) or other agreement, obligation, instrument, permit, concession, franchise or license, or (C) any judgement, order, decree, statute, law, ordinance, rule or regulation applicable to GVGC or any Subsidiary of GVGC or any of the Partnerships or their respective properties or assets, which GVGC Violation, in the case of each of clauses
  (B) and (C), would have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    3.10 SEC Documents and Financial Reports. GVGC will deliver to ANGC as part of the GVGC Disclosure Schedule a true and complete copy of each Form 10-K filed by GVGC since May 31, 1989 and each other report, schedule, registration statement and definitive proxy statement filed by GVGC with the SEC since May 31, 1991 (as such documents have since the time of their filing been amended, the "GVGC SEC Documents") which are all the documents (other than preliminary material) that GVGC was required to file with the SEC since such date. As of their respective dates, the GVGC SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GVGC SEC Documents, and none of the GVGC SEC Documents contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of GVGC included in the GVGC SEC Documents complied, as of the respective dates thereof, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP"), as of the respective dates thereof, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of GVGC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    3.11 No Undisclosed Liabilities. Except as and to the extent set forth in the GVGC SEC Documents or in the Partnerships' financial statements, as of November 30, 1993, neither GVGC nor any of its Subsidiaries nor the Partnerships had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would have been required by GAAP to be reflected on the consolidated balance sheet of GVGC and its Subsidiaries or of the Partnerships (including the notes thereto) as of such date. Except as set forth in the GVGC Disclosure Schedule, since November 30, 1993, to the knowledge of GVGC, neither GVGC nor any of its Subsidiaries nor the Partnerships has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, except for liabilities incurred in the ordinary course of business and the costs of the transactions contemplated by this Agreement.

    3.12 Permits; Compliance with Applicable Laws. GVGC, its Subsidiaries and the Partnerships hold all permits, licenses, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities which are material to the operation of the businesses of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole (the "GVGC Permits"). GVGC, its Subsidiaries and the Partnerships are in compliance with the terms of the GVGC Permits, except where the failure so to comply would not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole. Except as disclosed in the GVGC SEC Documents, the businesses of GVGC, its Subsidiaries and the Partnerships are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole. Except as disclosed in the GVGC SEC Documents, as of the date of this Agreement, to the knowledge of GVGC, no investigation or review by any Governmental Entity with respect to GVGC, any of its Subsidiaries or the Partnerships is pending or, to the knowledge of GVGC, threatened, nor has any

  Governmental Entity indicated to GVGC an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    3.13 [Intentionally omitted.]

    3.14 Taxes. GVGC, each of its Subsidiaries and the Partnerships have filed all tax returns required to be filed by any of them except for tax returns the failure to file which would not cause a material adverse effect on the business of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, and have paid, or have set up in accordance with GAAP a reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the GVGC SEC Documents reflect in accordance with GAAP a reserve for all taxes payable by GVGC and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against GVGC, any of its Subsidiaries or the Partnerships. Certain Federal income tax returns of GVGC for years before 1990 were audited by the United States Internal Revenue Service (the "IRS"). These audits have been completed and all adjustments required have been made. None of the Federal income tax returns of GVGC for 1990 and later years, and none of the Federal income tax return of GVGC's Subsidiaries or the Partnerships, have been audited by the IRS. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, severance, gross proceeds, occupation, ad valorem, windfall profit and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

    3.15 Employees. The employees of GVGC and its Subsidiaries are not represented for purposes of collective bargaining nor have any employee representation proceedings been initiated since May 31, 1993. The Partnerships have no employees.

    3.16 Employee Benefit Plans. (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by GVGC or any of its Subsidiaries or the Partnerships, GVGC has made available to ANGC a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan and any related agreement, and (iii) each trust agreement, group annuity contract or other funding agreement, if any, relating to such Benefit Plan.

    (b) With respect to the Benefit Plans, individually and in the aggregate, to the knowledge of GVGC or any of its Subsidiaries, no event has occurred and there exists no condition or set of circumstances in connection with which GVGC or any of its Subsidiaries and the Partnerships could be subject to any liability that is reasonably likely to have a material adverse effect upon GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, under ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), or any other applicable law. Neither GVGC nor any of its Subsidiaries or Partnerships have any liability, nor has any event occurred nor does there exist any condition or set of circumstances in connection with which GVGC or any of its Subsidiaries or Partnerships could be subject to any liability that is reasonably likely to have a material adverse effect upon GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, with respect to any "employee benefit plan" as defined in Section 3(3) of ERISA, maintained by any other trade or business which is under common control with GVGC or any of its Subsidiaries and the Partnerships (as determined in accordance with Section 4001 of ERISA) or as a member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) with GVGC or any of its Subsidiaries or Partnerships.

    (c) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of GVGC, any of its Subsidiaries or the Partnerships, which obligations are reasonably likely to have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (d) Neither GVGC nor any of its Subsidiaries or Partnerships, nor any other trade or business which is under common control with GVGC and its Subsidiaries and Partnerships (as determined in accordance with Section 4001 of ERISA) or is a member of a "controlled group" (as defined in
  Section 4971(e)(2)(B) of the Code) with GVGC and its Subsidiaries and Partnerships contributes to, maintains or has any liability with respect to (or has contributed to or maintained) any multiemployer pension benefit plan (within the meaning of Section 3(37) of ERISA); any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA ("a defined benefit plan"); or any employee welfare plan (within the meaning of Section 3(1) of ERISA) or any other arrangement, understanding or agreement that provides or may be construed to provide retiree health or medical benefits (other than benefits required to be provided pursuant to Section 4980B of the Code) for or in respect of any current, retired or former employees.

    3.17 Environmental Matters. (a) Except as disclosed in the GVGC Disclosure Schedule, the operations and activities of GVGC and each Subsidiary and each Partnership comply in all respects with all applicable federal, tribal, state, county, local and foreign laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws (as such term is defined below), including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, notice or demand letter issued, entered, promulgated or approved thereunder, except for any failures to comply that, singly or in the aggregate, would not have a material adverse effect on the businesses of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (b) Except as disclosed in the GVGC Disclosure Schedule, GVGC has obtained all Environmental Permits that are (i) required for the ownership, use and operation of each location owned, operated or leased by GVGC, each Subsidiary and each Partnership (the "GVGC Property") which are material to the operation of the businesses of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole or (ii) otherwise necessary in the conduct of the business of GVGC and each Subsidiary and each Partnership, which are material to the operation of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole. Except as disclosed in the GVGC Disclosure Schedule, all such Environmental Permits are in effect, no appeal nor any other action is pending to revoke any such Environmental Permit, and GVGC, each Subsidiary and each Partnership is in full compliance with all terms and conditions of all such Environmental Permits, except where the failure so to comply would not have a material adverse effect on the operation of the businesses of the GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (c) Except as disclosed in the GVGC Disclosure Schedule, there are no physical or environmental conditions existing on any GVGC Property or resulting from any GVGC operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any existing Environmental Laws, except for remedial obligations that would not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (d) GVGC shall and shall cause its Subsidiaries and the Partnerships to make available to ANGC all internal and external environmental audits and studies and correspondence on substantial environmental matters in the possession of GVGC, its Subsidiaries or the Partnerships, made in the last ten years relating to any GVGC Property or any other property or facility previously owned, operated or leased by GVGC or any Subsidiary, or any Partnership.

    (e) Except as disclosed in the GVGC Disclosure Schedule, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter ("Environmental Proceeding") known to GVGC relating to GVGC, any Subsidiary, the Partnerships or any GVGC Property, pending or, to GVGC's knowledge, threatened against GVGC, any Subsidiary, any Partnership or any GVGC Property relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, which Environmental Proceeding, if adversely determined, could have a material adverse effect on the operation of the businesses of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (f) The following terms shall be defined as follows:

      (i) Environmental Laws--means all foreign, federal, state and local laws, regulations, rules and ordinances in effect on the date hereof relating to polluting or protection of the environment, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances, Oils, Pollutants or Contaminants into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances, Oils, Pollutants or Contaminants, and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, Oils, Pollutants or Contaminants.

      (ii) Environmental Permits--means all licenses, permits and other authorizations of a person that are required on the date hereof under all federal, tribal, state, county, local and foreign Environmental Laws.

      (iii) Hazardous Substances, Oils, Pollutants or Contaminants--means all substances defined as such in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.6, or defined as such by, or regulated as such under, any Environmental Law.

      (iv) Release--means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances, Oils, Pollutants or Contaminants through or in the air, soil, surface water, groundwater or property.

    3.18 Absence of Certain Changes or Events. Except as disclosed in the GVGC SEC Documents filed prior to the date of this Agreement or in the consolidated balance sheet of GVGC and its Subsidiaries and of the Partnerships at November 30, 1993, and the related statements of income, cash flows and changes in stockholders' equity, true and correct copies of which have been delivered to ANGC, or except as contemplated by this Agreement or described in the GVGC Disclosure Schedule, since November 30, 1993, GVGC, its Subsidiaries and the Partnerships have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any GVGC Common Stock; or (iii) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    3.19 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of GVGC Common Stock is the only vote of the holders of any class or series of GVGC capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    3.20 Number of Stockholders. GVGC has more than 2,000 stockholders, or the GVGC Common Stock is listed on the National Market System of the National Association of Securities Dealers Automated Quotation System.

    3.21 Accounting Matters. Neither GVGC nor, to its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent ANGC from accounting for the business combination to be effected by the Merger as a pooling of interests, except for actions that will be rescinded as of the Effective Date.

    3.22 Contracts and Customers. Except as disclosed in the GVGC Disclosure Schedule, neither GVGC nor, to GVGC's knowledge, the other parties to any of the contracts listed in the GVGC Disclosure Schedule is in default thereunder and GVGC has received no notice of any such default and no event has occurred, to the knowledge of GVGC, that with notice or the passage of time would result in an event of default thereunder. All of such contracts are in full force and effect.

                                   ARTICLE IV

                Representations and Warranties of ANGC and ANGI

  Each of ANGC and ANGI jointly and severally represents and warrants to GVGC as follows, except as set forth in the ANGC Disclosure Schedule:

    4.1 Organization and Standing. Each of ANGC and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    4.2 Capitalization. As of the date hereof, the authorized capital stock of ANGC consists of 40,000,000 shares of ANGC Common Stock and 200,000 shares of preferred stock. At the close of business on February 21, 1994,
  (i) 13,418,644 shares of ANGC Common Stock were outstanding, (ii) not more than 853,000 shares of ANGC Common Stock were subject to options, (iii) no shares of preferred stock were outstanding, (iv) no shares of ANGC Common Stock were held by ANGC in its treasury or by its wholly-owned Subsidiaries, and (v) no Voting Debt securities were issued or outstanding. All outstanding shares of ANGC Common Stock are and the shares of ANGC Common Stock to be issued in the Merger will be validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as disclosed herein, there are no options, warrants, calls, rights, commitments or agreements of any character to which ANGC or any Subsidiary of ANGC is a party or by which it is bound obligating ANGC or any Subsidiary of ANGC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt securities of ANGC or any Subsidiary of ANGC or obligating ANGC or any Subsidiary of ANGC to grant, extend or enter into any such option, warrant, call, right or agreement.

    4.3 Lists of Properties, Contracts and Other Data. The ANGC Disclosure Schedule to be delivered in accordance with Section 7.3(g) hereof to GVGC shall list the following, as of the date of delivery unless otherwise provided below, and shall be certified by ANGC to be complete and accurate in a manner reasonably satisfactory to GVGC:

      (i) All employment, managerial, advisory or consulting agreements to which ANGC is a party; a complete description of all pension, profit-sharing, thrift, or other retirement plans, employee stock ownership plans, deferred compensation, stock ownership, stock purchase, performance share, individual or group bonus or other deferred or incentive plans, severance plans, hospitalization, insurance, vacation, death benefit, collective bargaining or other similar plans, agreements, arrangements and commitments or understandings of ANGC and its Subsidiaries providing for any employee benefit; all other contracts and relationships with or with respect to, and all other obligations or liabilities between ANGC or any of its Subsidiaries and any employee (or other individual with whom ANGC has a business relationship) of ANGC or any of its Subsidiaries;

      (ii) All pending or threatened litigation (except litigation in which ANGC or any of its Subsidiaries is solely a stakeholder of money held for others), governmental or regulatory proceedings, investigations and labor disputes (including, without limitation, unasserted claims and assessments), in each case known to ANGC, to which ANGC or any of its Subsidiaries is or, in the case of threatened proceedings, investigations or labor disputes, is threatened to be made a party;

      (iii) All claims asserted or threatened, in each case known to ANGC, at any time against ANGC or any of its Subsidiaries in respect of personal injury, wrongful death or property damage alleged to have resulted from products or services provided by ANGC or any of its Subsidiaries, together with a description of each such claim, action initiated with respect thereto and the disposition thereof;

      (iv) The jurisdiction of incorporation or organization of each Subsidiary of ANGC, its capitalization, each jurisdiction in which it is qualified or registered to do business as a foreign corporation and the percentage of its issued and outstanding securities or other interest owned by ANGC or any Subsidiary of ANGC, and copies of the Articles of Incorporation and bylaws of each; and

      (v) Except for ANGC's Subsidiaries, all corporations, joint ventures or other entities in which ANGC or any of its Subsidiaries owns an equity interest and all limited partnerships or general partnerships sponsored or promoted by ANGC or any of its Subsidiaries (other than entities whose securities are publicly traded in any recognized regular market), including, to the extent known by ANGC, a brief description of the activities conducted thereby, total assets thereof, and percentage of ANGC's equity interest.

    4.4 Subsidiaries. The only Subsidiaries of ANGC are the following:
  Associated Natural Gas, Inc., Associated Transport and Trading Company, Associated Interstate Pipe Line Company, Associated Intrastate Pipeline Company, Associated Louisiana Intrastate Pipe Line Company, ATTCO LA Company, ATTCO NGL Pipeline Company, ATTCO Pipeline Company, AIM Pipeline Company, ANGI Limited and Associated Natural Gas (U.K.) Ltd. Except as set forth in the ANGC Disclosure Schedule, ANGC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of or other interests in its Subsidiaries and no equity securities of its Subsidiaries are or may be required to be issued by reason of any options, warrants, rights, calls, commitments or other agreements. Except as set forth in the ANGC Disclosure Schedule, all of such shares or other interests so owned by ANGC are owned by it free and clear of any lien, claim or encumbrance with respect thereto. The outstanding shares of stock or other securities of each ANGC Subsidiary have been duly and validly issued and are fully paid and nonassessable. None of ANGC's Subsidiaries own any shares of ANGC Common Stock.

    4.5 Partnerships and Joint Ventures. The joint venture corporations, limited partnerships, general partnerships or other entities identified on the ANGC Disclosure Schedule are the only joint venture corporations or partnerships in which ANGC or its Subsidiaries has an equity interest, except for interests in Subsidiaries. Except as set forth in the ANGC Disclosure Schedule, all of such shares or interests so owned by ANGC or its Subsidiaries are owned by it free and clear of any lien, claim or encumbrance with respect thereto.

    4.6 Title to Assets. ANGC and each of its Subsidiaries have good and defensible title to, or a valid leasehold interest in, their respective properties and assets (including those reflected in ANGC's consolidated balance sheet at December 31, 1993, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all title defects, liens and encumbrances, except for: (i) Pipeline Properties,
  (ii) any liens, encumbrances and other matters reflected in ANGC's consolidated balance sheet at December 31, 1993 (including the notes thereto), (iii) liens for current realty and personal property taxes and assessments not yet due and payable, or (iv) imperfections of title and encumbrances that are not substantial in character, amount or extent and that do not materially detract from the value or materially interfere with the present use of the properties subject thereto or affected thereby or otherwise materially impair ANGC's or any of its Subsidiaries' business operations in any material respect. Neither ANGC nor any of its Subsidiaries has received any notice from any Governmental Entity or official of any eminent domain proceeding or any violation (which has not been complied with, satisfied or withdrawn) of any applicable zoning regulation, ordinance or other law, order or regulation relating to its operations or its owned or leased properties, and, to the knowledge of ANGC, no such violation exists, except for such notices or violations that would not materially interfere with the present use of the properties or otherwise materially impair ANGC's or its Subsidiaries' business operations in any material respect. The maps attached to the ANGC Disclosure Schedule depicting ANGC's Pipeline Properties are true and accurate in all material respects and ANGC or a Subsidiary has sufficient title to or interest in the applicable asset or right to enable ANGC or any Subsidiary to conduct its business with respect thereto as it currently is being conducted. Except as contemplated in this Agreement or as set forth in the ANGC Disclosure Schedule, (a) no person (other than ANGC or any of its Subsidiaries) has any right, title or interest or any claim thereto in any of the ANGC Pipeline Properties, the existence of which, either individually or in the aggregate, would prevent or impede the consummation of the transactions contemplated hereby or to the knowledge of ANGC have a material adverse effect on ANGC and its Subsidiaries, taken as a whole; and
  (b) ANGC or a Subsidiary or a predecessor has made all filings and received all approvals, certificates or other authorizations necessary under applicable state and federal law to construct and operate all ANGC Pipeline Properties, to engage in the gathering of gas and to abandon the ANGC Pipeline Properties or to terminate any such transportation, except for such filings, approvals, certificate and authorizations, the absence of which would not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    4.7 Authority. ANGC and ANGI have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ANGC and ANGI, and no stockholders' vote or other corporate proceedings on the part of ANGC or ANGI are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by ANGC and ANGI and, assuming this Agreement constitutes a valid and binding obligation of GVGC, constitutes a valid and binding obligation of ANGC and ANGI enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws for the protection of creditors or debtors or generally affecting creditors' rights.

    4.8 Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to ANGC or any of its Subsidiaries in connection with the execution and delivery of this Agreement by ANGC and ANGI or the consummation by ANGC and ANGI of the transactions contemplated hereby, the failure to obtain which would have a material adverse effect on ANGC and its Subsidiaries, taken as a whole, except for (i) the filing of a premerger notification report by GVGC and ANGC under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the meeting of GVGC's stockholders to be held in connection with the Merger (the "Proxy Statement"), (B) the S-4 and (C) such reports under Sections 13(a) and 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required, (iii) the filing of such documents with, and the obtaining of such orders from, the various state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement, (iv) the filing of articles of merger with the Secretary of State of the State of Colorado and the Division and appropriate documents with the relevant authorities of other states in which ANGI is qualified to do business, and (v) the qualification of ANGI as a foreign corporation qualified to do business in Utah and other such filings, authorizations, orders and approvals of tribal, state, county, and local governmental authorities, including state takeover approvals.

    4.9 No Violation. Except as set forth in the ANGC Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets pursuant to (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "ANGC Violation"), (A) any provision of the Certificate of Incorporation or By-laws of ANGC or any Subsidiary of ANGC, (B) any provision of any loan or credit agreement, note, mortgage, indenture, lease, Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise or license, or (C) any judgement, order, decree, statute, law, ordinance, rule or regulation applicable to ANGC or any Subsidiary of ANGC or their respective properties or assets, which ANGC Violation, in the case of each of clauses (B) and (C), would have a material adverse effect on ANGC or its Subsidiaries, taken as a whole.

    4.10 SEC Documents and Financial Reports. ANGC has made available to GVGC a true and complete copy of each Form 10-K filed by ANGC since September 30, 1989 and each other report, schedule, registration statement and definitive proxy statement filed by ANGC with the SEC since September 30, 1991 (as such documents have since the time of their filing been amended, the "ANGC SEC Documents") which are all the documents (other than preliminary material) that ANGC was required to file with the SEC since such date. As of their respective dates, the ANGC SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ANGC SEC Documents, and none of the ANGC SEC Documents contained, as of the respective dates thereof, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ANGC included in the ANGC SEC Documents complied, as of the respective dates thereof, as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, as of the respective dates thereof, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of ANGC and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    4.11 No Undisclosed Liabilities. Except as and to the extent set forth in the ANGC SEC Documents, as of December 31, 1993, neither ANGC nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have been required by GAAP to be reflected on the consolidated balance sheet of ANGC and its Subsidiaries (including the notes thereto) on such date. Except as set forth in the ANGC Disclosure Schedule, since December 31, 1993, to the knowledge of ANGC, neither ANGC nor any of its Subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which would have, individually or in the aggregate, a material adverse effect on ANGC and its Subsidiaries, taken as a whole, except for liabilities incurred in the ordinary course of business and the costs of the transactions contemplated by this Agreement.

    4.12 Permits; Compliance with Applicable Laws. ANGC and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities which are material to the operation of the businesses of ANGC and its Subsidiaries, taken as a whole (the "ANGC Permits"). ANGC and its Subsidiaries are in compliance with the terms of the ANGC Permits, except where the failure so to comply would not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole. Except as disclosed in the ANGC SEC Documents filed, the businesses of ANGC and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a material adverse effect on ANGC and its Subsidiaries, taken as a whole. Except as disclosed in the ANGC SEC Documents, as of the date of this Agreement, to the knowledge of ANGC, no investigation or review by any Governmental

  Entity with respect to ANGC or any of its Subsidiaries is pending or, to the knowledge of ANGC, threatened, nor has any Governmental Entity indicated to ANGC an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    4.13 [Intentionally omitted.]

    4.14 Taxes. ANGC and each of its Subsidiaries have filed all tax returns required to be filed by any of them except for tax returns the failure to file which would not cause a material adverse effect on the business of ANGC and its Subsidiaries, taken as a whole, and have paid, or have set up in accordance with GAAP a reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the ANGC SEC Documents reflect in accordance with GAAP a reserve for all taxes payable by ANGC and its Subsidiaries accrued through the date of such financial statements. No material deficiencies for any taxes have been proposed, asserted or assessed against ANGC or any of its Subsidiaries. None of the Federal income tax returns of ANGC or its Subsidiaries have been audited by the IRS.

    4.15 Employees. The employees of ANGC and its Subsidiaries are not represented for purposes of collective bargaining nor have any employee representation proceedings been initiated since September 30, 1993.

    4.16 Employee Benefit Plans. (a) With respect to each Benefit Plan maintained or contributed to by ANGC or any of its Subsidiaries, ANGC has made available to GVGC a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan and any related agreement, and (iii) each trust agreement, group annuity contract agreement or other funding agreement, if any, relating to such Benefit Plan.

    (b) With respect to the Benefit Plans, individually and in the aggregate, to the knowledge of ANGC or any of its Subsidiaries, no event has occurred and there exists no condition or set of circumstances in connection with which ANGC or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect upon ANGC and its Subsidiaries, taken as a whole, under ERISA, the Code, or any other applicable law. Neither ANGC nor any of its Subsidiaries have any liability, nor has any event occurred nor does there exist any condition or set of circumstances in connection with which ANGC or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a material adverse effect upon ANGC and its Subsidiaries, taken as a whole, with respect to any "employee benefit plan" as defined in Section 3(3) of ERISA, maintained by any other trade or business which is under common control with ANGC or any of its Subsidiaries (as determined in accordance with Section 4001 of ERISA) or as a member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) with ANGC or any of its Subsidiaries.

    (c) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of ANGC or any of its Subsidiaries, which obligations are reasonably likely to have a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    (d) Neither ANGC nor any of its Subsidiaries, nor any other trade or business which is under common control with ANGC and its Subsidiaries (as determined in accordance with Section 4001 of ERISA) or is a member of a "controlled group" (as defined in Section 4971(e)(2)(B) of the Code) with ANGC and its Subsidiaries contributes to, or maintains or has any liability with respect to (or has contributed to or maintained) any multiemployer pension benefit plan (within the meaning of Section 3(37) of ERISA); any defined benefit plan; or any employee welfare plan (within the meaning of Section 3(1) of ERISA) or any other arrangement, understanding or agreement that provides or may be construed to provide retiree health or medical benefits (other than benefits required to be provided pursuant to Section 4980B of the Code) for or in respect of any current, retired or former employees.

    4.17 Environmental Matters (a) Except as disclosed in the ANGC Disclosure Schedule, the operations and activities of ANGC and each Subsidiary comply in all respects with all applicable federal, tribal, state, county, local and foreign laws, including, without limitation, health and safety statutes and regulations and all Environmental Laws, including, without limitation, all restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, notice or demand letter issued, entered, promulgated or approved thereunder, except for any failures to comply that, singly or in the aggregate, would not have a material adverse effect on the businesses of ANGC and its Subsidiaries, taken as a whole.

    (b) Except as disclosed in the ANGC Disclosure Schedule, ANGC has obtained all Environmental Permits that are (i) required for the ownership, use and operation of each location owned, operated or leased by ANGC and each Subsidiary (the "ANGC Property") which are material to the operation of the businesses of ANGC and its Subsidiaries, taken as a whole or (ii) otherwise necessary in the conduct of the business of ANGC and each Subsidiary, which are material to the operation of ANGC and its Subsidiaries, taken as a whole. Except as disclosed in the ANGC Disclosure Schedule, all such Environmental Permits are in effect, no appeal nor any other action is pending to revoke any such Environmental Permit, and ANGC and each Subsidiary is in full compliance with all terms and conditions of all such Environmental Permits, except where the failure so to comply would not have a material adverse effect on the operation of the businesses of the ANGC and its Subsidiaries, taken as a whole.

    (c) Except as disclosed in the ANGC Disclosure Schedule, there are no physical or environmental conditions existing on any ANGC Property or resulting from any ANGC operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any existing Environmental Laws, except for remedial obligations that would not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    (d) ANGC shall and shall cause its Subsidiaries to make available to GVGC all internal and external environmental audits and studies and correspondence on substantial environmental matters in the possession of ANGC or its Subsidiaries, made in the last ten years relating to the ANGC Property or any other property or facility previously owned, operated or leased by ANGC or any Subsidiary.

    (e) Except as disclosed in the ANGC Disclosure Schedule, there is no Environmental Proceeding known to ANGC relating to ANGC or any Subsidiary or the ANGC Property pending or, to ANGC's knowledge, threatened against ANGC or any Subsidiary or the ANGC Property relating in any way to the Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, which Environmental Proceeding, if adversely determined, could have a material adverse effect on the operation of the businesses of ANGC and its Subsidiaries, taken as a whole.

    4.18 Absence of Certain Changes or Events. Except as disclosed in the ANGC SEC Documents filed prior to the date of this Agreement or in the consolidated balance sheet of ANGC and its Subsidiaries at December 31, 1993, and the related statements of income, cash flows and changes in stockholders' equity, true and correct copies of which have been delivered to GVGC, or except as contemplated by this Agreement, since December 31, 1993, ANGC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has, or insofar as reasonably can be foreseen in the future is reasonably likely to have, a material adverse effect on ANGC and its Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any ANGC Common Stock; or (iii) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on ANGC and its Subsidiaries, taken as a whole.

    4.19 Number of Stockholders. ANGC has more than 2,000 stockholders or the ANGC Common Stock is listed on the New York Stock Exchange.

    4.20 Accounting Matters. Neither ANGC nor, to its knowledge, any of its affiliates, has through the date of this Agreement taken or agreed to take any action that would prevent ANGC from accounting for the business combination to be effected by the Merger as a pooling of interests, except for actions that will be rescinded as of the Effective Time.

    4.21 Contracts and Customers. Except as disclosed in the ANGC Disclosure Schedule, neither ANGC nor, to ANGC's knowledge, the other parties to any of ANGC's significant contracts or agency agreements for the purchase, sale, exchange, storage or transportation of natural gas is in default thereunder and ANGC has received no notice of any such default and no event has occurred, to the knowledge of ANGC, that with notice or the passage of time would result in an event of default thereunder. All of such contracts are in full force and effect.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  5.1 Covenants of GVGC, ANGC and ANGI. During the period from the date of this Agreement and continuing until the Effective Time, except as contemplated by this Agreement, GVGC on the one hand, and ANGC and ANGI on the other, each agree as to itself and its Subsidiaries that:

    (a) Ordinary Course. They shall use all reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

    (b) Dividends; Changes in Stock. They shall not, nor shall they permit any of their Subsidiaries to, nor shall they propose to (i) declare or pay any dividends on or make any distributions in respect of any of their capital stock (other than regular quarterly cash dividends declared by ANGC), or (ii) split, combine or reclassify any of their capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock or (iii) repurchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any shares of their capital stock.

    (c) Issuance of Securities. GVGC shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than (i) the issuance of up to 963,856 shares of GVGC Common Stock upon the conversion of the Convertible Notes, (ii) the issuance of up to 18,000 shares of GVGC Common Stock pursuant to the Incentive Stock Award Agreements, (iii) the issuance of up to 181,825 shares of GVGC Common Stock pursuant to outstanding options under the GVGC 1992 Option Plan, (iv) the issuance of up to 33,000 shares of GVGC Common Stock pursuant to the Centennial Option Agreements, (v) the issuance of up to 5,000 shares of GVGC Common Stock pursuant to the Boone Options and (vi) the grant of an option to purchase up to 3,000 shares of GVGC Common Stock to a new employee under the GVGC 1992 Option Plan and the issuance of GVGC Common Stock upon the exercise thereof.

    (d) Governing Documents. They shall not amend or propose to amend their Articles of Incorporation or By-laws.

    (e) No Solicitations. Neither GVGC nor its Subsidiaries shall, directly or indirectly, through any officer, director, employee, representative or agent of GVGC or any of its Subsidiaries, solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, tender offer, sale of shares of capital stock or similar business combination transactions involving GVGC or its Subsidiaries (any of the foregoing transactions being referred to herein as an "acquisition transaction"); provided, however, nothing in this Section 5.1(e) or elsewhere in this Agreement shall prevent the Board of Directors of GVGC in the exercise of their fiduciary duties and after consulting with independent counsel, from considering, negotiating and approving another unsolicited bona fide proposal that the Board of Directors of GVGC determines in good faith, after consultation with its financial advisors, may result in a transaction more favorable to GVGC's shareholders from a financial point of view than the transactions contemplated by this Agreement. If the Board of Directors of GVGC receives a request for confidential information by a potential bidder for GVGC and the Board of Directors of GVGC determines, after consultation with independent counsel, that the Board of Directors has a fiduciary obligation to provide such information to a potential bidder, then GVGC may, subject to confidentiality agreements substantially similar to those previously executed by ANGC, provide such potential bidder with access to information regarding GVGC. GVGC shall promptly notify ANGC, orally and in writing, if any such proposal or offer is made and shall, in any such notice, indicate the identity and terms and conditions of any proposal or offer, or any such inquiry or contact. GVGC shall keep ANGC advised of the progress and status of any such inquiries or proposals. The obligation of the Board of Directors of GVGC to recommend the adoption and approval of this Agreement and the Merger to the stockholders of GVGC pursuant to Section 6.5 of this Agreement shall be subject to the fiduciary duties of the directors, as determined by the directors after consultation with their independent counsel, and nothing contained in this Section 5.1(e) or elsewhere in this Agreement will prevent the Board of Directors of GVGC from approving or recommending to the stockholders of GVGC any unsolicited tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act if required in the exercise of their fiduciary duties, as determined by the directors after consultation with independent counsel.

    (f) No Acquisitions. GVGC shall not, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets not in the ordinary course of business.

    (g) No Dispositions. GVGC shall not, nor shall it permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, other than (i) as may be required by law to consummate the transactions contemplated hereby, (ii) in the ordinary course of business consistent with prior practice, or (iii) in connection with an acquisition transaction contemplated by Section 5.1(e).

    (h) Indebtedness. GVGC shall not, nor shall it permit any of its Subsidiaries to, incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of GVGC or any of its Subsidiaries or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

    (i) Other Actions. Except as may be required by law, each party shall use reasonable efforts to cause the conditions to the Merger set forth in
  Article VII to be satisfied.

    (j) Advice of Changes; Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party and its Subsidiaries (and, in the case of GVGC, its interests in the Partnerships), taken as a whole. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any state or Federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

    (k) Additional Employee Covenants. During the period from the date of this Agreement and continuing until the Effective Time, GVGC agrees as to itself and its Subsidiaries that it will not, without the prior written consent of ANGC, (i) (except as may be provided in this Agreement or required by law) enter into, adopt, amend or terminate any employee benefit plan or other agreement, arrangement, plan or policy between GVGC and one or more of its directors or officers or (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer or employee or (iii) pay any benefit not required by any plan and arrangement in effect as of the date hereof or
  (iv) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (l) Additional Tax Covenants. During the period from the date of this Agreement and continuing until the Effective Time, GVGC agrees to file with respect to itself, its Subsidiaries and Partnerships, all returns required to be filed by any of them and will pay (or GVGC will pay on their behalf) all taxes required to be paid as shown on such returns.

                                   ARTICLE VI

                             Additional Agreements

  6.1 Preparation of S-4 and the Proxy Statement. ANGC and GVGC shall promptly prepare and file with the SEC the Proxy Statement and S-4. Each of GVGC and ANGC shall use reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. ANGC shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of ANGC Common Stock in the Merger and GVGC shall furnish all information concerning GVGC and the holders of GVGC Common Stock as may be reasonably requested in connection with any such action. None of the information supplied or to be supplied in writing by GVGC for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by ANGC in connection with the issuance of shares of ANGC Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to GVGC stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied in writing by ANGC for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by ANGC in connection with the issuance of shares of ANGC Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to GVGC stockholders and at the time of the meeting of stockholders of GVGC to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. ANGC agrees that the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  6.2 Comfort Letters of Accountants. Each of ANGC and GVGC shall use reasonable efforts to cause to be delivered to the other a letter of such party's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  6.3 Access to Information. Upon reasonable notice, GVGC and ANGC shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of GVGC and ANGC shall (and shall cause each of their respective Subsidiaries (and, in the case of GVGC, its Partnerships) to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties hereby agree that the Confidentiality Agreements between the parties dated January 28, 1994 (the "Confidentiality Agreements") shall be incorporated into this Agreement and made a part hereof for all purposes.

  6.4 Access to Financial Institutional Relationships. GVGC agrees that ANGC may contact, upon reasonable notice to GVGC, all financial institutions that are currently providing financing to GVGC or its Subsidiaries or the Partnerships and may inquire of such Financial Institutions whether they are generally willing to continue to provide financing to GVGC and its Subsidiaries and the Partnerships.

  6.5 Stockholder Approvals. GVGC shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the adoption and approval of the Merger and this Agreement and related matters. Subject to the conditions of Section 5.1(e), GVGC's Board of Directors will recommend to the stockholders approval of such matters.

  6.6 Legal Conditions to Merger. Each of GVGC, ANGC and ANGI will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (including furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of GVGC, ANGC and ANGI will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by GVGC, ANGC, ANGI or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. ANGC will reserve sufficient shares of its Common Stock for issuance in the Merger.

  6.7 Affiliates. Prior to the Closing Date, each party shall deliver to the other party a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of GVGC, "affiliates" of the party delivering the letter for purposes of Rule 145 under the Securities Act and the SEC's Accounting Series Release 135. Each party shall use reasonable efforts to cause each such person to deliver to the other party on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 6.7(i) in the case of ANGC or Exhibit 6.7(ii) in the case of GVGC.

  6.8 Stock Exchange Listing. ANGC shall use reasonable efforts to cause the shares of ANGC Common Stock to be issued in the Merger and the Convertible Notes after the Merger, to be approved for listing on the NYSE and any other national securities exchange on which shares of ANGC Common Stock may at such time be listed, subject to official notice of issuance.

  6.9 Employee Benefit Plans. After the Effective Time, ANGC shall provide those employees of GVGC covered by the benefit plans of GVGC and its subsidiaries with the same benefits that accrue to the employees of ANGC. ANGC and GVGC further agree that any present employees of GVGC shall be credited for their service with GVGC for purposes of eligibility and vesting in the plans provided by ANGC. Those employees' benefits under ANGC's medical benefit plan shall not be subject to any exclusions for any pre-existing conditions, and credit shall be received for any deductibles or out-or-pocket amounts previously paid. The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each employee of GVGC covered by GVGC's benefit plans.

  6.10 Expenses. (a) Except as set forth in Section 6.10(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, and, in connection therewith, each of ANGC and GVGC shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party resulting from the Merger, except that expenses incurred in connection with printing and mailing the Proxy Statement and the S-4 shall be shared equally by ANGC and GVGC.

  (b) In the event that (i) either ANGC or GVGC shall terminate this Agreement pursuant to Section 8.1(e) following a failure of the stockholders of GVGC to approve this Agreement, (ii) prior to the time of the meeting of GVGC's stockholders there shall be an acquisition transaction with respect to GVGC that has not been withdrawn and (iii) at the time of the meeting of GVGC's stockholders, GVGC's Board of Directors shall have withdrawn its recommendation to the GVGC stockholders to approve the Merger (a "Section 6.10(b) Event"), then GVGC shall promptly pay to ANGC the sum of $3,000,000, as compensation for lost opportunities, reimbursement for out-of-pocket expenses and for liquidated damages and not as a penalty.

  6.11 Brokers or Finders. Each of ANGC, ANGI and GVGC represents, as to itself, its Subsidiaries (and, in the case of GVGC, the Partnerships) and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Rauscher Pierce Refsnes, Inc. whose fees and expenses will be paid by GVGC in accordance with GVGC's agreement with such firm (copies of which have been delivered by GVGC to ANGC prior to the date of this Agreement and which shall not be amended without the consent of ANGC); and each of ANGC and GVGC respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

  6.12 Indemnification. (a) From and after the Effective Time, the Surviving Corporation and ANGC shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of either Constituent Corporation or any of their respective Subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of either Constituent Corporation or any Subsidiary of a Constituent Corporation, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether reasserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including without limitation all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent such corporations are permitted under the law of their respective states of incorporation to indemnify their own directors, officers and employees, as the case may be (and the Surviving Corporation or ANGC will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law). The defense of any such claim, action, suit, proceeding or investigation shall be conducted by the Indemnifying Party. If the Indemnifying Party has failed to conduct such defense, the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this
Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify ANGC (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Section
6.12 except to the extent such failure materially prejudices such party). If the Indemnifying Party is responsible for the attorneys' fees of the Indemnified Parties, then the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

  (b) The Surviving Corporation shall purchase and maintain for a period of five years after the Effective Time continuation coverage for GVGC's directors' and officers' liability insurance policy as in effect on the date hereof or obtain a directors' and officers' insurance policy with comparable coverage.

  (c) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives.

  6.13 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of stockholders of GVGC described in Sections 6.5 and 7.1(a), including cooperating fully with the other party in providing all information and making all necessary filings in connection with, among other things, the approvals under the HSR Act and other state and local approvals. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

  6.14 Tax and Accounting Treatment. The parties agree to treat the Merger as a reorganization within Section 368(a) of the Code. Neither ANGC nor ANGI nor GVGC nor any of their Subsidiaries shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368 of the Code.

  6.15 GVGC Options and Incentive Stock Awards; Employment Agreements. (a) GVGC shall take such action as is necessary to accelerate the vesting of the options outstanding under the GVGC 1992 Option Plan, to provide for the exercise of such options (conditioned upon consummation of the Merger) at the Effective Time and to terminate any such options that remain outstanding after the Effective Time. GVGC shall use reasonable efforts to obtain all necessary consents of the other parties thereto (i) to amend the Centennial Options and the Boone Options to provide that they shall terminate unless they are exercised before the Effective Time, (ii) to rescind all options granted under the 1993 Option Plan and (iii) to amend the Incentive Stock Award Agreements to provide that no more than 18,000 shares of GVGC Common Stock may be awarded thereunder, that all of such shares shall be issued before the Effective Time, and that the Incentive Stock Award Agreements shall be terminated at the Effective Time. At the Effective Time, ANGC shall grant options to purchase ANGC Common Stock under the Associated Natural Gas Corporation Equity Incentive Plan of 1991, adopted February 14, 1992, to each holder of options under the GVGC 1992 Option Plan so that such holders shall receive options to purchase such number of shares of ANGC Common Stock as is at least equal to the number of shares of GVGC Common Stock that they held options to purchase on the date hereof multiplied by the Conversion Number. Such options shall have an exercise price equal to the closing price for the ANGC Common Stock on the New York Stock Exchange on the date on which the Effective Time occurs. GVGC shall use reasonable efforts to cause the termination of the Employment Agreements described in Section 7.2(i).

  (b) The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each holder of GVGC 1992 Options and Centennial Options and the other parties to the Incentive Stock Award Agreements.

  6.16 Takeover Statutes. GVGC shall take all reasonable steps (i) to exempt GVGC and the Merger from the requirements of any state takeover laws by action of its Board of Directors or otherwise and (ii), upon the request of ANGC, to assist in any challenge by ANGC to the applicability to the Merger of any state takeover law.

                                  ARTICLE VII

                              Conditions Precedent

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of GVGC Common Stock.

    (b) NYSE Listing. The shares of ANGC Common Stock issuable to GVGC stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

    (c) Other Approvals. Other than the filings provided for by Section 1.1, and State Takeover Approvals, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, shall have been filed, occurred or been obtained. ANGC shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the ANGC Common Stock in exchange for the GVGC Common Stock and to consummate the Merger.

    (d) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect.

    (f) Pooling and Comfort Letters. ANGC shall have received a letter from KPMG Peat Marwick and GVGC shall have received a letter from Arthur Andersen & Co., dated the date of the Proxy Statement and confirmed in writing at the Effective Time and addressed to ANGC, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board; and the letters described in Section
  6.2 shall have been received by the parties.

    (g) Letters from Affiliates. The parties shall have received from each person named in the letters referred to in Section 6.7 an executed copy of letters substantially in the form of Exhibit 6.7(i) in the case of ANGC and
  Exhibit 6.7(ii) in the case of GVGC.

    (h) Legal Opinion. Holme Roberts & Owen, counsel to ANGC, shall have delivered to ANGC and GVGC its legal opinion in the form attached as
  Exhibit 7.1(h).

  7.2 Conditions of Obligations of ANGC and ANGI. The obligation of ANGC and ANGI to effect the Merger is subject to the satisfaction of the following conditions unless waived by ANGC:

    (a) Representations and Warranties. The representations and warranties of GVGC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that would not have a material adverse effect on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole, and except as otherwise contemplated by this Agreement; and ANGC shall have received a certificate signed on behalf of GVGC by the President and the Vice President/Treasurer of GVGC to such effect. If any of the representations and warranties of GVGC set forth in this Agreement are inaccurate, but such inaccuracies are not material, then ANGC may not bring an action for damages for the breach of such representations and warranties.

    (b) Performance of Obligations of GVGC. GVGC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ANGC shall have received a certificate signed on behalf of GVGC by the President and by the Vice President/Treasurer of GVGC to such effect.

    (c) Tax Opinion. Holme Roberts & Owen LLC, counsel to ANGC, shall have delivered to ANGC its tax opinion substantially to the effect that (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) GVGC, ANGC and ANGI will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) the stockholders of GVGC will not recognize any gain or loss as a result of the Merger, other than to the extent that such stockholders receive cash in lieu of fractional shares, and (iv) none of GVGC, ANGC or ANGI will recognize any gain or loss as a result of the Merger.

    (d) Consents under Agreements. GVGC shall have obtained the consent or approval of each person (other than the Governmental Entities referred to in Section 7.1(c)), whose consent or approval shall be required in order to permit GVGC to consummate the transactions contemplated hereby, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect (x) on GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole or (y) upon the consummation of the transactions contemplated hereby.

    (e) No Amendments to Resolutions. Neither the Board of Directors of GVGC nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by its Board of Directors approving this Agreement (accurate and complete copies of which have been provided to ANGC) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

    (f) GVGC Options and Incentive Stock Awards. GVGC shall have delivered to ANGC evidence that all of the Centennial Options, the Boone Options and the GVGC 1992 Options have been exercised or terminated, that the Incentive Stock Award Agreements have been terminated as of the Effective Time, that all options granted under the 1993 Option Plan have been rescinded, that no more than 18,000 shares of GVGC Common Stock were awarded under the Incentive Stock Award Agreements after the date hereof, that no more than 184,825 shares of GVGC Common Stock were issued after the date hereof upon exercise of options awarded under the GVGC 1992 Option Plan and that no more than 38,000 shares of GVGC Common Stock were issued after the date hereof upon exercise of options awarded under the Centennial Option Agreements and the Boone Options.

    (g) Material Adverse Change. Since November 30, 1993, there shall not have been any material adverse change or changes which in the aggregate are materially adverse, in the financial condition, results of operations, business or prospects of GVGC, its Subsidiaries and its interests in the Partnerships, taken as a whole.

    (h) Due Diligence. GVGC shall have provided to ANGC the detailed GVGC Disclosure Schedule and other information required by this Agreement by March 8, 1994 and ANGC shall not have advised GVGC in writing on or before the earlier of (i) the date the S-4 is filed with the SEC or (ii) April 4, 1994 that it has concluded that, as a result of its due diligence with respect to GVGC, there exists material information that ANGC reasonably expects to have a material adverse effect on the future operating prospects of GVGC that, if known by ANGC as of the date of this Agreement, would have caused ANGC reasonably to refuse to enter into this Agreement.

    (i) Employment Agreements. GVGC shall have delivered to ANGC evidence of the termination of all employment agreements between GVGC and Jeff J. Fishman, Michael D. Fowler, Steven D. Bench and David Presley.

  7.3 Conditions of Obligations of GVGC. The obligation of GVGC to effect the Merger is subject to the satisfaction of the following conditions unless waived by GVGC:

    (a) Representations and Warranties. The representations and warranties of ANGC set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies that would not have a material adverse effect on ANGC and its Subsidiaries, taken as a whole, and except as otherwise contemplated by this Agreement, and GVGC shall have received a certificate signed on behalf of ANGC by the President and the Chief Financial Officer of ANGC to such effect. If any of the representations and warranties of ANGC set forth in this Agreement are inaccurate, but such inaccuracies are not material, then GVGC may not bring an action for damages for the breach of such representations and warranties.

    (b) Performance of Obligations of ANGC. ANGC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and GVGC shall have received a certificate signed on behalf of ANGC by the President and the Chief Financial Officer of ANGC to such effect.

    (c) Acquisition of ANGC. ANGC's Board of Directors shall not have recommended acceptance of a tender offer for the ANGC Common Stock or approved of any plan to transfer more than 50% of the ANGC Common Stock or to sell all or substantially all of ANGC's assets.

    (d) Tax Opinion. Vinson & Elkins LLP, counsel to GVGC, shall have delivered to GVGC its tax opinion substantially to the effect that (i) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) GVGC, ANGC and ANGI will each be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) the stockholders of GVGC will not recognize any gain or loss as a result of the Merger, other than to the extent that such stockholders receive cash in lieu of fractional shares, and (iv) none of GVGC, ANGC or ANGI will recognize any gain or loss as a result of the Merger.

    (e) No Amendments to Resolutions. Neither the Board of Directors of ANGC or ANGI nor any committee thereof shall have amended, modified, rescinded or repealed the resolutions adopted by its Board of Directors approving this Agreement (accurate and complete copies of which have been provided to GVGC) and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions.

    (f) Material Adverse Change. Since December 31, 1993, there shall not have been any material adverse change, or changes which in the aggregate are materially adverse, in the financial condition, results of operations, business or business prospects of ANGC and its Subsidiaries, taken as a whole.

    (g) Due Diligence. ANGC shall have provided to GVGC the detailed ANGC Disclosure Schedule and other information required by this Agreement by March 8, 1994 and GVGC shall not have advised ANGC in writing on or before the earlier of (i) the date the S-4 is filed with the SEC or (ii) April 4, 1994 that it has concluded that, as a result of its due diligence with respect to ANGC, there exists material information that GVGC reasonably expects to have a material adverse effect on the future operating prospects of ANGC that, if known by GVGC as of the date of this Agreement, would have caused GVGC reasonably to refuse to enter into this Agreement.

    (h) Fairness Opinion. GVGC shall have received an opinion from Rauscher Pierce Refsnes, Inc. dated the same date as the Proxy Statement (which opinion shall not have been withdrawn) to the effect that the terms of the Merger are fair to GVGC's stockholders from a financial point of view.

                                  ARTICLE VIII

                           Termination and Amendment

  8.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of GVGC, this Agreement may be terminated:

    (a) by mutual consent of ANGC and GVGC;

    (b) by either ANGC or GVGC (i) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement, which breach has not been cured within 10 business days following receipt by the breaching party of notice of such breach or adequate assurance of such cure shall not have been given by or on behalf of the breaching party within such 10 business day period, or
  (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable;

    (c) by ANGC or GVGC if either shall not have been provided with the Disclosure Schedule of the other within the time required by this Agreement;

    (d) by either ANGC or GVGC if the Merger shall not have been consummated before July 31, 1994; or

    (e) by either party if any required approval of the stockholders of GVGC shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof.

  8.2 Effect of Termination. In the event of termination of this Agreement by either GVGC or ANGC as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of ANGC, ANGI or GVGC or their respective officers or directors except (a) with respect to the last sentence of Section 6.3, and Sections 6.10 and 6.11 and (b) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement except as provided in Section 9.7.

  8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of GVGC, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  8.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action duly taken, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                               General Provisions

  9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 6.9, 6.12 and
6.15 and Article IX, and the agreements of the "affiliates" of the Company delivered pursuant to Section 6.7.

  9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or telecopied (which is confirmed) or upon deposit in the United States mail by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to ANGC, to

       370 17th Street, Suite 900
       Denver, CO 80202

       Telecopy: (303) 595-0480
       Telephone: (303) 595-3331

       Attention: Donald H. Anderson

       with a copy to

         Thomas A. Richardson, Esq.
         Holme Robert & Owen LLC
         1700 Lincoln
         Suite 4100
         Denver, Colorado 80203

         Telecopy: (303) 866-0200
         Telephone: (303) 861-7000

                   and

  (b) if to GVGC, to

       50 West Broadway, 10th Floor
       Salt Lake City, UT 84101

       Telecopy: (801) 364-7340
       Telephone: (801) 531-4400

       Attention: Jeff J. Fishman

       with a copy to

         Vinson & Elkins L.L.P.
         1001 Fannin Street, Suite 2500
         Houston, TX 77002-6760

         Telecopy: (713) 758-2346
         Telephone: (713) 758-2222

         Attention: T. Mark Kelly, Esq.

                   and

  (c) if to ANGI, to

       c/o Donald H. Anderson at the
       address set forth above

       with a copy to

       Thomas A. Richardson, Esq. at the
       address set forth above

  9.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth on the cover page of this Agreement.

  9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreements, and (b) except as otherwise contemplated by Sections 2.1, 2.2, 6.9, 6.12 and 6.15 (which covenants shall be enforceable by the persons affected thereby following the Effective Time), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado.

  9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

  9.8 Publicity. Except as otherwise required by law or the rules of the NYSE or NASDAQ, so long as this Agreement is in effect, neither GVGC nor ANGC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

  9.9 Knowledge of Parties. Any matter stated herein to be "known to GVGC," or similar language, shall mean the actual knowledge of the President, Vice President/Treasurer or Executive Vice President of GVGC. Any matter stated herein to be "known to ANGC," or similar language, shall mean the actual knowledge of the President, Executive Vice President, Chief Financial Officer or General Counsel of ANGC.

  IN WITNESS WHEREOF, ANGC, GVGC and ANGI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

                                          Associated Natural Gas Corporation

                                                  /s/ Donald H. Anderson
                                          By __________________________________
                                                 Name: Donald H. Anderson
                                                     Title: President

                                          Grand Valley Gas Company

                                                    /s/ Jeff J. Fishman
                                          By __________________________________
                                                   Name: Jeff J. Fishman
                                                     Title: President

                                          Associated Natural Gas, Inc.

                                                  /s/ Donald H. Anderson
                                          By __________________________________
                                                 Name: Donald H. Anderson
                                                     Title: President

                                                                         ANNEX B

                                                               May 27, 1994

Board of Directors
Grand Valley Gas Company
50 West Broadway, Tenth Floor
Salt Lake City, Utah 84101

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the shareholders of Grand Valley Gas Company, a Utah corporation ("Grand Valley") of the terms of the proposed merger as set forth in the Agreement and Plan of Merger, dated February 21, 1994 (the "Agreement") by and among Grand Valley, Associated Natural Gas Corporation, a Delaware corporation ("ANGC"), and Associated Natural Gas, Inc., a Colorado corporation and wholly-owned subsidiary of ANGC ("ANGI"). Pursuant to the Agreement, the separate existence of Grand Valley will cease and Grand Valley will be merged with and into ANGI (the "Merger"), and each outstanding share of Grand Valley common stock $.0125 par value ("Grand Valley Common") shall be converted into the right to receive 0.25 shares of ANGC common stock, $.05 par value ("ANGC Common"). We understand that the Merger will be accounted for as a pooling of interests transaction in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

  In arriving at our opinion, we have reviewed the Agreement, the Proxy Statement/Prospectus of Grand Valley and ANGC dated May 20, 1994, filed as a part of the Registration Statement on Form S-4 of ANGC, and certain publicly available business and financial information concerning Grand Valley and ANGC. We have also met with the managements of Grand Valley and ANGC to discuss the businesses and prospects of Grand Valley and ANGC. In addition we have considered certain long-term strategic benefits, both operational and financial, that were described to us by the senior managements of Grand Valley and ANGC.

  We have reviewed the terms of the Merger in relation to, among other things: current and historical market prices and trading volume of the Grand Valley Common and the ANGC Common; the respective companies' cash flow, net income and book value per share; the capitalization and financial condition of Grand Valley and ANGC; the pro forma financial impact of the Merger on Grand Valley and ANGC, including the relative ownership of the ANGC Common after the Merger by the current shareholders of Grand Valley and ANGC; and, to the extent publicly available, the terms of recent merger and acquisition transactions involving comparable companies. In addition, we have reviewed the merger premiums paid in recent stock-for-stock acquisitions of public companies generally, and energy industry companies in particular. We have also analyzed certain financial, stock market and other publicly available information relating to the business of other public companies whose operations we consider comparable to the operations of Grand Valley and ANGC. In addition to the foregoing, we have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant in arriving at our opinion.

  In connection with our review, we have not independently verified any of the foregoing information, and we have relied upon it being complete and accurate in all material respects. In addition, we have not made an independent evaluation or appraisal of the assets of Grand Valley or ANGC, nor have we been furnished with such appraisals. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed Merger, no restriction will be imposed that will have a material adverse effect on the contemplated benefits of the proposed Merger. Our opinion is based upon circumstances existing and disclosed to us as of the date hereof.

  We have acted as financial advisor to Grand Valley in connection with the Merger, have received a fee for such advisory services and will receive an additional fee if the Merger is consummated. In the ordinary course of our business, we may actively trade the securities of Grand Valley and ANGC for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion hereby confirms our earlier opinion dated February 18, 1994, delivered to the Board of Directors of the Company as to the fairness of the Merger.

  It is understood that this letter is intended solely for the benefit and use of the Board of Directors and is not to be used for any other purpose, or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Rauscher Pierce Refsnes, Inc. be made, without our prior written consent.

  Based upon and subject to the foregoing, our experience as investment bankers, our work described above and other factors we deemed relevant, we are of the opinion that the terms of the Merger are fair to the shareholders of Grand Valley from a financial point of view.

                                          Very truly yours,

                                          /s/ Rauscher Pierce Refsnes, Inc.

                                          Rauscher Pierce Refsnes, Inc.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article XII of ANGC's Bylaws requires ANGC to indemnify, to the full extent authorized by applicable law, any person who is or is threatened to be made a party to any civil, criminal, administrative, investigative, or other action or proceeding instituted or threatened by reason of the fact that he is or was a director or officer of ANGC or is or was serving at the request of ANGC as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

  Article IX of ANGC's Restated Certificate of Incorporation, as amended, provides that directors of ANGC shall not be liable to ANGC or any of its stockholders for damages caused by a breach of a fiduciary duty by such director, except for liability in respect of (i) a breach of the director's duty of loyalty to ANGC or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) any transaction from which the director derived an improper personal benefit.

  Section 145 of the Delaware General Corporation Law authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

  The above discussion of ANGC's Bylaws, Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   2.1       Agreement and Plan of Merger dated as of February 21, 1994, by and among the Registrant, Associated Natural Gas, Inc. and Grand Val-
             ley Gas Company (attached as Annex A to the Proxy
             Statement/Prospectus included in this Registration Statement).
   3.1       Restated Certificate of Incorporation of ANGC, as amended (Incor-
             porated herein by reference to Exhibit 3.1 to ANGC's Registration
             Statement on Form S-1, Registration No. 33-23330).
   3.2       Certificate of Amendment of Restated Certificate of Incorporation,
             dated August 26, 1988 (Incorporated herein by reference to Exhibit
             3.3 to ANGC's Registration Statement on Form S-1, Registration No.
             33-23330).
   3.3       Certificate of Amendment of Certificate of Incorporation, February
             14, 1994.**
   3.4       Bylaws of ANGC, as amended (Incorporated herein by reference to
             Exhibit 3.2 to ANGC's Registration Statement on Form S-1, Regis-
             tration No. 33-23330).
   3.5       Amendment to the Bylaws of ANGC dated September 16, 1988 (Incorpo-
             rated herein by reference to Exhibit 3.4 to ANGC's Registration
             Statement on Form S-1, Registration No. 33-23330).
   3.6       Amendment to the Bylaws of ANGC dated May 2, 1989 (Incorporated herein by reference to Exhibit 3.5 to ANGC's Registration State-
             ment on Form S-1, Registration No. 33-31187).
   3.7       Certificate of Designation of Series A 9.25% Convertible Preferred
             Stock (Incorporated herein by reference to Exhibit 4.4 to ANGC's
             Registration Statement on Form S-1, Registration No. 33-23330).

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   4.1       Specimen of common stock certificate of ANGC (Incorporated herein by reference to Exhibit 4.1 to ANGC's Registration Statement on
             Form S-1, Registration No. 33-23330).
   4.2       Specimen of preferred stock certificate of ANGC (Incorporated herein by reference to Exhibit 4.1 to ANGC's Registration State-
             ment on Form S-1, Registration No. 33-23330).
   5         Opinion of Holme Roberts & Owen LLC regarding the legality of the securities being registered.*
   8.1       Opinion of Vinson & Elkins L.L.P. regarding tax consequences to investors.*
   8.2       Opinion of Holme Roberts & Owen LLC regarding tax consequences to investors.*
  10.1       Gas Sales and Purchase Contract dated as of November 17, 1986, among ANGC, Thermo Power & Electric, Inc. and Ladd Petroleum Cor-
             poration (Incorporated herein by reference to Exhibit 10.3 to
             ANGC's Registration Statement on Form S-1, Registration No. 33-
             23330).
  10.2       Firm Gas Supply Agreement dated January 29, 1986, between ANGC and
             Public Service Company of Colorado ("PSC") (Incorporated herein by reference to Exhibit 10.4 to ANGC's Registration Statement on Form
             S-1, Registration No. 33-21330).
  10.3       Residue Gas Sales and Purchase Contract dated December 17, 1982, between ANGI and Western Slope Gas Company ("WSG") (as assigned to
             ANGC by the Assignment of Residue Gas Sales and Purchase Contracts
             dated April 21, 1983, between ANGI and ANGC, and as assigned to
             PSC by Assignment of Residue Gas Sales and Purchase Contract,
             dated January 1, 1986, between PSC and WSG) and as subsequently amended (Incorporated herein by reference to Exhibit 10.5 to
             ANGC's Registration Statement on Form S-1, Registration No. 33-
             23330).
  10.4       Residue Gas Sales and Purchase Contract dated February 17, 1983, between WSG and ANGI (as assigned to ANGC by Assignment of Residue
             Gas Sales and Purchase Contracts dated April 21, 1983, between
             ANGI and ANGC), as amended (Incorporated herein by reference to
             Exhibit 10.6 to ANGC's Registration Statement on Form S-1, Regis-
             tration No. 33-23330).
  10.5       Gas Purchase Agreement dated September 23, 1987, between ANGI and
             WSG (Incorporated herein by reference to Exhibit 10.7 to ANGC's
             Registration Statement on Form S-1, Registration No. 33-23330).
  10.6       Letter Agreement dated June 21, 1988, between WS and Em, Inc. and
             ANGC (Incorporated herein by reference to Exhibit 10.8 to ANGC's
             Registration Statement on Form S-1, Registration No. 33-23330).
  10.7       Eaton Lease Agreement dated April 8, 1983, between Don Anderson
             (an unaffiliated individual) and NGA (Incorporated herein by ref-
             erence to Exhibit 10.9 to ANGC's Registration Statement on Form S-
             1, Registration No. 33-23330).
  10.8       Asset Purchase and Sale Agreement dated October 30, 1987, between
             Pantera Energy Corporation and ANGI (Incorporated herein by refer-
             ence to Exhibit 10.10 to ANGC's Registration Statement on Form S-
             1, Registration No. 33-23330).
  10.9       Note Agreement dated April 30, 1991 between ANGC and the investors named therein (Incorporated herein by reference to ANGC's Quar-
             terly Report on Form 10-Q for the quarter ended March 31, 1991,
             Commission File No. 1-10008).

  10.10 Revolving Credit Agreement dated June 1, 1992 among ANGC and cer-tain commercial lending institutions, and Continental Bank N.A., as Agent (Incorporated herein by reference to Exhibit 10.15 to ANGC's Form 8-K dated June 11, 1992).
  21.1       Subsidiaries of ANGC (Incorporated herein by reference to Exhibit
             22.1 to ANGC's Registration Statement on Form S-1, Registration
             No. 33-23330).

  23.1       Consent of KPMG Peat Marwick.*

  23.2       Consent of Arthur Andersen & Co.*
  23.3       Consent of Holme Roberts & Owen LLC (included in Exhibits 5 and
             8.1).
  23.4       Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.2).

  23.5       Consent of Rauscher Pierce Refsnes, Inc.*

  24 Powers of Attorney. Contained on signature page of original Regis-tration Statement on Form S-4, Registration No. 33-53121, filed
             April 13, 1994.

  99.1 Form of Proxy to be used by Grand Valley Gas Company sharehold-ers.*

- --------

 * Filed herewith.

** Filed with original Registration Statement on Form S-4, Registration No. 33-53121, filed April 13, 1994.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 20TH DAY OF MAY, 1994.

                                          Associated Natural Gas Corporation

                                               /s/ Harold R. Logan, Jr.
                                          By:
                                             --------------------------------

                                                 HAROLD R. LOGAN, JR.

                                            SENIOR VICE PRESIDENT/FINANCE

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


                                            POSITION HELD
              SIGNATURE                  WITH THE REGISTRANT         DATE

   /s/ Cortlandt S. Dietler*
- -------------------------------------   Chairman and Chief       May 20, 1994
        CORTLANDT S. DIETLER             Executive Officer;
                                         Director (principal
                                         executive officer)
    /s/ Donald H. Anderson*
- -------------------------------------   President and Chief      May 20, 1994
         DONALD H. ANDERSON              Operating Officer;
                                         Director

    /s/ Michael J. Quigley*
- -------------------------------------   Executive Vice           May 20, 1994
         MICHAEL J. QUIGLEY              President; Director


    /s/ Frederick R. Mayer*
- -------------------------------------   Director                 May 20, 1994
         FREDERICK R. MAYER

    /s/ Harold R. Logan, Jr.
- -------------------------------------   Senior Vice              May 20, 1994
                                         President/Finance;
      HAROLD R. LOGAN, JR.               Director (principal
                                         financial officer)




                                            POSITION HELD
              SIGNATURE                  WITH THE REGISTRANT         DATE


      /s/ Wayne T. Biddle*
- -------------------------------------   Director                 May 20, 1994
           WAYNE T. BIDDLE


      /s/ John A. Redding*
- -------------------------------------   Director                 May 20, 1994
           JOHN A. REDDING


      /s/ J. Roger Grace*
- -------------------------------------   Treasurer and Vice       May 20, 1994
           J. ROGER GRACE                President
                                         (principal
                                         accounting officer)
      /s/ Harold R. Logan, Jr.
*-------------------------------------
      HAROLD R. LOGAN, JR.
        ATTORNEY-IN-FACT

